Filed Pursuant to Rule 424(b)(3)
Registration No. 333-263449

PROSPECTUS

(Proposed Holding Company for Everett Co-operative Bank)

Up to 10,637,500 shares of Common Stock

(Subject to increase to up to 12,233,125 shares)

ECB Bancorp, Inc., a Maryland corporation, and the proposed holding company for Everett Co-operative Bank, is offering shares of common stock for sale in connection with the conversion of Everett Co-operative Bank from the mutual to stock form of organization. All shares of common stock are being offered for sale at a price of $10.00 per share. Purchasers will not pay a commission to purchase shares of common stock in the offering. There is currently no public market for the shares of our common stock. We expect that upon conclusion of the offering our common stock will be listed on the Nasdaq Capital Market under the symbol “ECBK.” We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

We are offering up to 10,637,500 shares of common stock for sale on a best efforts basis. We may sell up to 12,233,125 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. We must sell a minimum of 7,862,500 shares in order to complete the offering.

We are offering the shares of common stock in a subscription offering to eligible depositors. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering with a preference given to residents of the following Massachusetts towns and cities: Everett, Malden, Medford, Melrose, North Reading, Somerville, Stoneham, Wakefield, Danvers, Middleton, Lynn, Lynnfield, Peabody, Saugus, Chelsea, East Boston, Revere and Winthrop. Any shares of common stock not purchased in the subscription offering or community offering may be offered for sale in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc. In addition to the shares that we will sell in the offering, we will also contribute cash and stock to a charitable foundation that we are establishing in connection with the conversion, such contribution to consist of $600,000 in cash and 260,000 shares of our common stock, for a total contribution of $3,200,000 based on the $10.00 per share purchase price.

The minimum purchase order is 25 shares. Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than 35,000 shares ($350,000) of common stock, and no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 50,000 shares ($500,000) of common stock in all categories of the offering combined.

Stock orders must be received by us before 2:00 p.m., Eastern Time, on June 15, 2022. Orders received after 2:00 p.m., Eastern Time, on June 15, 2022 will be rejected unless we extend this expiration date. We may extend this expiration date without notice to you until August 1, 2022, or such later date as the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Massachusetts Commissioner of Banks may approve, to the extent such approval is required, which may not be beyond March 9, 2024. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond August 1, 2022, or the number of shares of common stock to be sold is increased to more than 12,233,125 shares or decreased to less than 7,862,500 shares. If the offering is extended past August 1, 2022, you will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.05% per annum. If the number of shares to be sold is increased to more than 12,233,125 shares or decreased to less than 7,862,500 shares, all funds submitted for the purchase of shares of common stock in the offering will be returned promptly with interest at 0.05% per annum. In this case, all subscribers will be given an opportunity to place a new order within a specified period of time. Funds received in the subscription and the community offerings will be held in a segregated account at Everett Co-operative Bank and will earn interest at 0.05% per annum until completion or termination of the offering.

Keefe, Bruyette & Woods, Inc. will assist us in selling the shares on a best efforts basis in the subscription and community offerings, and will serve as sole manager for any syndicated community offering. Keefe, Bruyette & Woods, Inc. is not required to purchase any shares of common stock that are sold in the offering.

This investment involves a degree of risk, including the possible loss of your investment.

Please read “Risk Factors” beginning on page 17.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	7,862,500	9,250,000	10,637,500	12,233,125
Gross offering proceeds	$78,625,000	$92,500,000	$106,375,000	$122,331,250
Estimated offering expenses, excluding selling agent fees and expenses (1)(2)	$1,166,250	$1,166,250	$1,166,250	$1,166,250
Selling agent fees and expenses (1)	$1,077,250	$1,216,000	$1,354,750	$1,514,313
Estimated net proceeds	$76,381,500	$90,117,750	$103,854,000	$119,650,687
Estimated net proceeds per share (1)	$9.71	$9.74	$9.76	$9.78

(1)

See “The Conversion and Plan of Distribution; Marketing and Distribution; Compensation” for a discussion of Keefe, Bruyette & Woods, Inc.’s compensation for this offering and the compensation to be received by Keefe, Bruyette & Woods, Inc. and the other broker-dealers that may participate in the syndicated community offering.

(2)

Excludes records agent fees and expenses payable to Keefe, Bruyette & Woods, Inc., which are included in estimated offering expenses. See “The Conversion and Plan of Distribution; Marketing and Distribution; Compensation.”

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency, or the Massachusetts Depositors Insurance Fund.

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Massachusetts Commissioner of Banks, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please call the Stock Information Center, toll free, at (877) 821-5783.

The date of this prospectus is May 13, 2022.

VT
NH
NY
MA
Boston
CT
RI

EverettBank
A CO-OPERATIVE BANK

Everett Branch
419 Broadway
Everett

Lynnfield Branch
771 Salem St.
Lynnfield

93
95
Lynnfield
95
93
Everett
1
90
95
Boston
93
MASSACHUSETTS
93
95

SUMMARY

The following summary explains the significant aspects of Everett Co-operative Bank’s mutual-to-stock conversion and the related offering of ECB Bancorp, Inc. common stock. It may not contain all of the information that is important to you. For additional information before making an investment decision, you should read this entire document carefully, including the consolidated financial statements and the notes to the financial statements, and the section entitled “Risk Factors.”

In this prospectus, the terms “we,” “our,” and “us” refer to ECB Bancorp, Inc. and Everett Co-operative Bank, unless the context indicates another meaning. In addition, we sometimes refer to ECB Bancorp, Inc. as “ECB Bancorp,” and to Everett Co-operative Bank as the “Bank.”

ECB Bancorp, Inc.

ECB Bancorp is a newly formed Maryland corporation that will own all of the outstanding shares of common stock of Everett Co-operative Bank upon completion of the conversion and the offering. ECB Bancorp has not engaged in any business to date. Our executive offices are located at 419 Broadway, Everett, Massachusetts 02149. Our telephone number at this address is (617) 387-1110.

Everett Co-operative Bank

Everett Co-operative Bank is a Massachusetts-chartered mutual cooperative bank headquartered in Everett, Massachusetts. Everett Co-operative Bank was organized in 1890 and has operated continuously in Everett, Massachusetts since this time. We conduct business from our two full-service banking offices located in Everett, Massachusetts and Lynnfield, Massachusetts which are located in the greater Boston metropolitan area in Middlesex and Essex Counties, respectively. Everett is adjacent to Boston and is approximately three miles from Boston’s downtown financial district, and Lynnfield is located approximately 10 miles to the north in Essex County. We consider our deposit market area to be Middlesex, Essex and Suffolk Counties, Massachusetts and our primary lending area to be these Counties as well as Norfolk County, Massachusetts, which are located primarily within the Route 128 corridor outside of Boston.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate loans, commercial real estate and multifamily real estate loans, construction and land loans and home equity lines of credit. At December 31, 2021, $259.7 million, or 49.8%, of our total loan portfolio was comprised of one- to four-family residential real estate loans, $100.0 million, or 19.2%, of our total loan portfolio was comprised of commercial real estate loans, $70.7 million, or 13.5%, of our total loan portfolio was comprised of construction loans, $59.5 million, or 11.4%, of our total loan portfolio was comprised of multifamily real estate loans and $26.1 million, or 5.0%, of our total loan portfolio was comprised of home equity lines of credit. We also invest in securities, consisting primarily of U.S. government and federal agency obligations, mortgage-backed securities and corporate bonds. We offer a variety of deposit accounts, including certificate of deposit accounts, IRAs, money market accounts, savings accounts, demand deposit accounts and interest-bearing and noninterest-bearing checking accounts. We historically have utilized advances from the Federal Home Loan Bank of Boston (the “FHLB”) to fund our operations and we had $9.0 million of FHLB advances outstanding at December 31, 2021. Additionally, in recent years, we have also accepted brokered deposits as a non-retail funding source to fund our operations.

For the years ended December 31, 2021 and 2020, we had net income of $4.0 million and $4.9 million, respectively. Our 2021 net income was affected by an after-tax charge of $1.4 million related to our freezing of and withdrawal from a defined benefit plan. Our current business strategy includes continuing to focus on growing our commercial real estate and multifamily lending portfolios as well as our one- to four-family residential real estate loan portfolio. By growing our commercial real estate and multifamily loans, we also will continue to focus on growing commercial deposit relationships to grow our core source of funds. Additionally, we intend to continue to focus on expanding our online banking products and services to ensure that our customers continue to enjoy the local bank experience with optimal convenience and efficiencies necessary to compete with larger financial institutions.

Everett Co-operative Bank is subject to comprehensive regulation and examination by the Massachusetts Commissioner of Banks (the “Commissioner”), as its chartering agency, and the Federal Deposit Insurance Corporation (“FDIC”) as its primary federal regulator and primary insurer of its deposits. Our executive offices are located at 419 Broadway, Everett, Massachusetts 02149. Our telephone number at this address is (617) 387-1110. Our website address is www.everettbank.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus. See “Business of Everett Co-operative Bank.”

The following diagram shows our organizational structure as of December 31, 2021 as a mutual co-operative bank with no shareholders:

EVERETT CO-OPERATIVE BANK (a Massachusetts-chartered mutual cooperative bank)

After the conversion and offering are completed, we will be organized as a fully public stock holding company, as follows:

PUBLIC STOCKHOLDERS (including charitable foundation)

100%

ECB BANCORP, INC. (a Maryland corporation)

100%

EVERETT CO-OPERATIVE BANK (a Massachusetts-chartered stock cooperative bank)

Business Strategy

We intend to operate as a well-capitalized and profitable community bank dedicated to providing exceptional personal service to our individual and business customers.

Enhanced Management Team and Modified Business Strategy

In recent years, we have focused on building an experienced management team and revising our operating and business strategy. In 2016, we hired our Chief Executive Officer, Richard O’Neil, who, prior to his hiring, had served as outside general counsel and has been a board member of Everett Co-operative Bank since 1997. In 2019, we hired John Citrano, our Executive Vice President, Chief Operating Officer and Chief Financial Officer. Mr. Citrano has 33 years of experience in the financial services industry including his role as Chief Financial Officer of a publicly traded community bank in the greater Boston area.

Under Messrs. O’Neil’s and Citrano’s leadership, we conducted an extensive review of our loan operations, retail and branch marketing and information technology strategies, and, with the recent hiring of several seasoned bankers and operations staff, we have enhanced and expanded our operations and increased our focus on our commercial real estate lending and our commercial banking relationships. We have also focused on improving our services and delivery channels, including our digital delivery channels and services for our commercial customers.

One of the key features of our recently modified business strategy is to grow our loan portfolio, primarily through an increased focus on growing our commercial real estate and multifamily lending operations. In order to further enhance our commercial real estate and multifamily lending infrastructure and continue to grow our portfolio, in January 2022, we hired a new Chief Lending Officer, John Migliozzi, who has over 35 years of lending experience in the greater Boston metropolitan area, and we expect to hire additional lending and credit analyst personnel after completion of the conversion, including additional experienced commercial lenders. Consistent with our strategy to grow our commercial loan operations and the consequent commercial relationship opportunities that may be presented by our increased activity in the commercial real estate market, we are in the process of upgrading our suite of deposit products and related services and are upgrading our digital and mobile applications in order to accommodate business customers and thereby accelerate the growth in our core deposits.

Historically, given our size, capital position and lending team experience and capacity, we have originated for participation to other local banking institutions our larger commercial real estate and commercial loans. Despite these loans being originated under prudent standards and our desire to retain and portfolio these larger loans, we generally have not held any loan or portion of a loan we originated in excess of $8.4 million. As we continue to enhance our commercial real estate team and infrastructure and with the increase in capital resulting from the conversion, we will be able to selectively retain larger loans that we historically would have originated for participation with other local institutions. In this regard, we will be revising our lending policies and loans to one borrower limitations to increase our lending limits and the type and size of loans we choose to portfolio.

We are similarly focused on enhancing our retail operations. In November 2021, we hired Cary Lynch as our new Senior Vice President of Retail Operations. Mr. Lynch has 35 years of community banking experience, including 30 years in the greater Boston metropolitan area, and he is overseeing our efforts to ensure that our products, services and accessibility will continue to make Everett Co-operative Bank a competitive community bank, and will continue to attract and retain retail customers by emphasizing personal service, accessibility and flexibility in the face of mass market-oriented large, national and super-regional banks which maintain local branch networks in our market. Some of the programs and efforts we are pursuing in these areas include: introducing a new mobile and on-line bank interface; offering branded consumer credit and business credit cards; offering merchant services programs to enhance the small business customer experience at Everett Co-operative Bank; and providing new on-line account operations to enhance and facilitate new customer acquisitions.

Finally, in recognition of our expected growth through the above-mentioned efforts and in anticipation of becoming a public company with the attendant accounting and financial reporting obligations, in 2021 we hired a Senior Vice President and Chief Accounting Officer who has 17 years of public company accounting and community banking experience, including having served in a chief accounting role at a publicly traded community bank in the greater Boston metropolitan area.

These efforts, and especially the hirings of the executive officers, have and will continue to increase non-interest expense, including our compensation and benefits expense and technology and operational expenses, which will affect our net income in 2022 and thereafter, but we believe our recent hires and operational measures will create the framework for us to execute on our strategy to grow the Bank through orderly and diligent loan growth, including competing for and underwriting larger individual loans and maintaining larger lending relationships. Similarly, we believe that we are well-positioned to execute on our retail growth strategy including our increased emphasis on retail sales marketing efforts by Bank personnel, the implementation of opening accounts online and enhanced mobile and electronic banking products and services. We have and expect to continue to invest in our personnel and information technology and as needed, we will add additional business development personnel, all of which will increase our overall expenses.

We believe we have been effective in competing against both larger regional banks and local community banks operating in our market. We compete against the larger banks through our responsive and personalized service, providing our customers with quicker decision making, customized products where appropriate and access to our senior managers. We believe our highly experienced commercial and residential bankers and a sophisticated product and service mix, including a suite of technology solutions and support, enable us to compete effectively against local community banks. We believe that recent consolidation of financial institutions in and around our market continues to create further opportunity for expansion in our market and hiring available personnel. We will continue to emphasize these core business principles as we focus on growing our balance sheet and will implement them with the larger banking relationships that we seek to originate and maintain.

We believe that we have a competitive advantage in the market we serve because of our knowledge of the local marketplace and our long-standing history of providing superior, relationship-based customer service. Highlights of our current business strategy include:

•

continuing to focus on orderly and diligent growth of our commercial real estate and multifamily loan portfolios, including competing for and underwriting larger loans and maintaining larger lending relationships;

•	continuing to focus on one- to four-family residential real estate lending;

•	maintaining our strong asset quality through prudent loan underwriting;

•	continuing to attract and retain customers in our market area and build our “core” deposits consisting of interest-bearing and noninterest-bearing checking, savings and money market accounts;

•	remaining a community-oriented institution and relying on high quality service to maintain and build a loyal local customer base; and

•

expanding our banking franchise as opportunities arise through one or more de novo branches and/or branch acquisitions, although we do not currently have any understandings or arrangements to establish or acquire any new branch offices.

These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions and other factors. See “Business of Everett Co-operative Bank” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Business Strategy” for a further discussion of our business strategy.

Reasons for the Conversion

We believe the stock form of organization will provide us with access to additional resources to expand the products and services we offer our customers. Management believes that the additional capital raised in the offering will enable us to take advantage of business opportunities that may not otherwise be available to us, while allowing us to retain our commitment to remaining an independent community bank. Our primary reasons for converting and raising additional capital through the offering are to:

•	increase our capital to enhance our financial strength;

•	support future lending in an orderly and diligent manner, including, in particular, our commercial real estate and multifamily lending and our one- to four-family residential real estate lending;

•

enable us to compete for, originate and retain larger loans and maintain larger lending relationships, particularly loans and relationships in our local community, thereby allowing us to maintain a reputation as a locally managed community lender;

•	increase deposits;

•	invest in new technologies and personnel that will enable us to expand and enhance our products and services;

•	support our banking franchise as opportunities arise through de novo branching and/or branch acquisitions;

•	attract and retain qualified personnel by enabling us to establish stock-based benefit plans for management and employees that will give them an opportunity to share in our long-term success;

•	enhance our community ties by providing customers and members of our community with the opportunity to acquire an ownership interest in ECB Bancorp and Everett Co-operative Bank; and

•	establish a foundation to support charitable organizations operating in our local communities now and in the future and fund the foundation with shares of our common stock and cash.

As of December 31, 2021, Everett Co-operative Bank was considered “well capitalized” for regulatory purposes and was not subject to a directive or a recommendation from the Division or the FDIC to raise capital. The proceeds from the offering will further improve our capital position.

Terms of the Offering

We are offering between 7,862,500 shares and 10,637,500 shares of common stock to eligible depositors of Everett Co-operative Bank and our tax qualified employee benefit plans, and, to the extent shares remain available, to members of our local community and the general public. The number of shares of common stock to be sold may be increased to up to 12,233,125 shares as a result of demand for the shares or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to greater than 12,233,125 shares or decreased to fewer than 7,862,500 shares, or the offering is extended beyond August 1, 2022, subscribers will not have the opportunity to change or cancel their stock orders once submitted.

The purchase price of each share of common stock to be issued in the offering (other than shares we are contributing to our charitable foundation) is $10.00. Investors will not be charged a commission to purchase shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

•	First, to depositors of Everett Co-operative Bank with aggregate account balances of at least $50 as of the close of business on December 31, 2020.

•	Second, to depositors of Everett Co-operative Bank with aggregate account balances of at least $50 as of the close of business on March 10, 2022.

•

Third, to Everett Co-operative Bank’s tax-qualified employee benefit plans (including the employee stock ownership plan we are establishing in connection with the conversion), which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock issued in the offering (including shares contributed to our charitable foundation). We expect our employee stock ownership plan to purchase 8% of the shares of common stock issued in the offering (including shares contributed to our charitable foundation).

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to natural persons (including trusts of natural persons) residing in the following Massachusetts towns and cities: Everett, Malden, Medford, Melrose, North Reading, Somerville, Stoneham, Wakefield, Danvers, Middleton, Lynn, Lynnfield, Peabody, Saugus, Chelsea, East Boston, Revere and Winthrop. We also may offer for sale shares of common stock not purchased in the subscription offering or the community offering to the general public through a syndicated community offering, which will be managed by Keefe, Bruyette & Woods, Inc. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering. Any determination to accept or reject stock orders in the community offering or the syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to categories in the subscription offering. A detailed description of the subscription offering, the community offering and the syndicated community offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Plan of Distribution.”

How We Determined the Offering Range

The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of ECB Bancorp, assuming the offering is completed. RP Financial, LC., our independent appraiser, has estimated that, as of February 18, 2022, this market value (including cash and shares to be contributed to the charitable foundation) was $92.5 million. Based on applicable state and federal regulations, this market value forms the midpoint of a valuation range with a minimum of $78.6 million and a maximum of $106.4 million. Based on this valuation range and the $10.00 per share price, the number of shares of common stock being offered for sale by ECB Bancorp ranges from 7,862,500 shares to 10,637,500 shares. The purchase price of $10.00 per share was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. RP Financial, LC. will update its appraisal before we complete the conversion and offering. If, as a result of demand for the shares or changes in market conditions, RP Financial, LC. determines that our estimated pro forma market value has increased, we may sell up to 12,233,125 shares without further notice to you. If our pro forma market value at the time we complete the conversion and offering is either below $78.6 million or above $122.3 million, then, after consulting with the FDIC, the Division and the Federal Reserve Board, we may: terminate the offering and promptly return all funds with interest; set a new offering range and give all subscribers the opportunity to place a new order; or take such other actions as may be permitted by the Division, the FDIC and the Federal Reserve Board and the Securities and Exchange Commission.

The appraisal is based in part on our financial condition and results of operations, the pro forma effect of the capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 12 publicly traded savings and loan and bank holding companies that RP Financial, LC. considered comparable to us. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market.

Company Name and Ticker Symbol	Exchange	Headquarters	Total assets as of December 31, 2021
			(in millions)
ESSA Bancorp, Inc (ESSA)	Nasdaq	Stroudsburg, PA	$1,868
Generations Bancorp NY, Inc. (GBNY)	Nasdaq	Seneca Falls, NY	$377	(1)
HV Bancorp, Inc. (HVBC)	Nasdaq	Doylestown, PA	$560
Magyar Bancorp, INC. (MGYR)	Nasdaq	New Brunswick, NJ	$781
Northeast Community Bancorp, Inc. (NECB)	Nasdaq	White Plains, NY	$1,225
PCSB Financial Corporation (PCSB)	Nasdaq	Yorktown Heights, NY	$1,888
Provident Bancorp, Inc. (PVBC)	Nasdaq	Amesbury, MA	$1,729
Prudential Bancorp, Inc. (PBIP)	Nasdaq	Philadelphia, PA	$1,084
Randolph Bancorp, Inc. (RNDB)	Nasdaq	Quincy, MA	$803
Western New England Bancorp, Inc. (WNEB)	Nasdaq	Westfield, MA	$2,538
William Penn Bancorporation (WMPN)	Nasdaq	Bristol, PA	$834
WVS Financial Corp. (WVFC)	Nasdaq	Pittsburgh, PA	$356

(1)	Assets as of September 30, 2021

The following table presents a summary of our selected pricing ratios (on a pro forma basis) as of and for the twelve months ended December 31, 2021, and for the peer group companies based on earnings and other information as of and for the twelve months ended December 31, 2021, with stock prices as of February 18, 2022, as reflected in the appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a premium of 26.6% on a price-to-earnings basis, a discount of 35.6% on a price-to-book value basis and a discount of 37.0% on a price-to-tangible book value basis.

	Price-to-earnings multiple (1)	Price-to-book value ratio	Price-to-tangible book value ratio
ECB Bancorp (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	28.28x	68.59%	68.59%
Maximum	23.94x	64.77%	64.77%
Midpoint	20.36x	60.90%	60.90%
Minimum	16.96x	56.37%	56.37%

Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	16.08x	94.49%	96.63%
Medians	16.61x	89.96%	94.54%

(1)

Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different than those presented in “Pro Forma Data.”

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, the pricing ratios presented in the appraisal were used by RP Financial, LC. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Plan of Distribution – Determination of Share Price and Number of Shares to be Issued.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25. Generally, no individual, or individuals exercising subscription rights through a single qualifying account held jointly, may purchase more than 35,000 shares ($350,000) of common stock. Additionally, if any of the following persons purchase shares of common stock, their purchases, in all categories of the offering, will be combined with your purchases and may not exceed 50,000 shares ($500,000):

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion and Plan of Distribution – Limitations on Common Stock Purchases.”

Subject to regulatory approval, we may increase or decrease the purchase limitations at any time. Please see “The Conversion and Plan of Distribution – Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering

In the subscription offering and community offering, you may pay for your shares only by:

•	personal check, bank check or money order made payable directly to ECB Bancorp; or

•	authorizing us to withdraw available funds from the types of Everett Co-operative Bank deposit accounts identified on the stock order form.

Please do not submit cash or wire transfers. Everett Co-operative Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use an Everett Co-operative Bank line of credit check or any type of third-party check to pay for shares of common stock. On the stock order form, you may not designate withdrawal from Everett Co-operative Bank accounts with check-writing privileges; instead, please submit a check. If you request that we directly withdraw the funds from an account with check writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Funds received in the subscription and community offerings and, if applicable, the syndicated community offering will be held in a segregated account at Everett Co-operative Bank and will earn interest at 0.05% per annum until completion or termination of the offering. You may not authorize direct withdrawal from an Everett Co-operative Bank retirement account. See “– Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings.”

In order to purchase shares of common stock in the subscription offering and community offering, you must submit a signed and completed original stock order form, together with full payment payable to ECB Bancorp or authorization to withdraw funds from one or more of your Everett Co-operative Bank deposit accounts. We will not be required to accept incomplete order forms, unsigned order forms, or orders submitted on photocopied or facsimiled order forms. We must receive all order forms before 2:00 p.m., Eastern Time, on June 15, 2022. Orders received after 2:00 p.m., Eastern Time, on June 15, 2022 will be rejected unless we extend this expiration date. You may submit your stock order form and payment by mail using the stock order reply envelope provided, by paying for overnight delivery to our Stock Information Center at the address noted on the stock order form or by hand-delivery to Everett Co-operative Bank’s office, located at 419 Broadway, Everett, Massachusetts. We will accept order forms only at this location. Please do not mail stock order forms to Everett Co-operative Bank. Once submitted, your order will be irrevocable unless the offering is terminated or is extended beyond August 1, 2022, or the number of shares of common stock to be sold is increased to greater than 12,233,125 shares or decreased to fewer than 7,862,500 shares.

For a complete description of how to purchase shares in the offering, see “The Conversion and Plan of Distribution – Procedure for Purchasing Shares.”

Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings

You may be able to subscribe for shares of common stock using funds in your IRA or other retirement account. If you wish to use some or all of the funds in your Everett Co-operative Bank IRA or other retirement account, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the June 15, 2022 offering deadline, for assistance with purchases using funds in your IRA or other retirement account you may have at Everett Co-operative Bank or elsewhere. Whether you may use such funds to purchase shares in the offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

See “The Conversion and Plan of Distribution – Procedure for Purchasing Shares – Payment for Shares” and “– Using Retirement Account Funds” for a complete description of how to use IRA funds to purchase shares of common stock in the offering.

Purchases by Executive Officers and Directors and Ownership by Benefit Plans

We expect our directors and executive officers, together with their associates, to subscribe for 350,000 shares of common stock in the offering, or 4.5% of the shares to be sold at the minimum of the offering range (excluding shares issued to our charitable foundation). Our directors and executive officers will pay the same $10.00 per share price for the common stock as all other subscribers in the offering. Purchases of the common stock by our directors and executive officers are for investment purposes for these individuals and not with a view towards resale, and pursuant to applicable conversion regulations, our directors and executive officers generally will not be permitted to sell any shares of the common stock that they purchase in the offering for a period of at least one year from the closing of the conversion and offering. See “Subscriptions by Directors and Executive Officers.”

Additionally, we expect our tax-qualified employee stock ownership plan (“ESOP”) to purchase 8% of the total number of shares of common stock that we issue in the offering (including shares contributed to our charitable foundation), and also expect, following completion of the conversion, and subject to shareholder approval, to adopt and implement one or more stock-based benefit plans. The shares owned by these plans will increase the ownership of our officers and directors. See “– Benefits to Management and Potential Dilution to Stockholders Following the Conversion.”

How We Intend to Use the Proceeds From the Offering

Assuming we sell 12,233,125 shares of common stock in the offering (the adjusted maximum of the offering range), and we have net proceeds of $119.7 million, we intend to distribute the net proceeds as follows:

•	$59.8 million (50.0% of the net proceeds) will be invested in Everett Co-operative Bank;

•	$10.0 million (8.4% of the net proceeds) will be loaned to our employee stock ownership plan to fund its purchase of our shares of common stock;

•	$600,000 (0.5% of the net proceeds) will be contributed to our charitable foundation; and

•

$49.2 million (41.1% of the net proceeds) will be retained by ECB Bancorp. We may use the funds we receive for investments, to pay cash dividends, to repurchase shares of common stock and for other general corporate purposes, subject to regulatory approval as applicable. Everett Co-operative Bank may use the proceeds from the offering it receives from ECB Bancorp to support increased lending and to increase its capital position. The net proceeds retained by ECB Bancorp and Everett Co-operative Bank also may be used for future business expansion through de novo branching and/or branch acquisitions. We have no current arrangements or agreements with respect to any such branching. Initially, a substantial portion of the net proceeds will be invested in short-term investments consistent with our investment policy.

We do not anticipate the number of shares we sell in the offering will result in significant changes in the respective uses of proceeds by Everett Co-operative Bank and ECB Bancorp. Please see the section of this prospectus entitled “How We Intend to Use the Proceeds From the Offering” for more information on the proposed use of the proceeds from the offering, including a table showing the distribution of net proceeds at different points in the offering range.

Our Contribution of Cash and Shares of Our Common Stock to Everett Co-operative Bank Foundation

To further our commitment to our local community, we have established a charitable foundation as part of the conversion and offering and have received approval from our depositors to fund the charitable foundation with shares of our common stock and cash. Such contribution will consist of $600,000 in cash and 260,000 shares of our common stock, for a total contribution of $3,200,000 based on the $10.00 per share purchase price. As a result of the issuance of shares of common stock and the contribution of cash to the charitable foundation, we will record an after-tax expense of approximately $2.4 million during the quarter in which the offering is completed.

The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate now and in the future. The charitable foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets, and is expected to make contributions totaling approximately $160,000 in its first year of operation.

Issuing shares of common stock and contributing cash to the charitable foundation will:

•	dilute the voting interests of purchasers of shares of our common stock in the offering; and

•

result in an expense, and a reduction in earnings, during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit.

The amount of common stock that we would offer for sale would be greater if the offering were to be completed without the formation and funding of Everett Co-operative Bank Foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering, see “Risk Factors – Risks Related to the Charitable Foundation – The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2022,” “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation” and “Everett Co-operative Bank Foundation.”

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights.

On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all qualifying accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation if there is an oversubscription.

Deadline for Orders of Shares of Common Stock in the Subscription and Community Offerings

If you wish to purchase shares of common stock in the offering, we must receive a properly signed and completed original stock order form, together with full payment for the shares of common stock, no later than 2:00 p.m., Eastern Time, on June 15, 2022, unless we extend the subscription offering and/or the community offering. Orders received after 2:00 p.m., Eastern Time, on June 15, 2022 will be rejected unless we extend the offering. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 2:00 p.m., Eastern Time, on June 15, 2022, whether or not we have been able to locate each person entitled to subscription rights.

For a complete description of the deadline for purchasing shares in the offering, see “The Conversion and Plan of Distribution – Procedure for Purchasing Shares – Expiration Date.”

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 7,862,500 shares of common stock (not counting shares to be contributed to our charitable foundation), we may take additional steps to complete the offering. Specifically, we may:

•	increase the purchase limitations; and/or

•	seek regulatory approval, to the extent required, to extend the offering beyond August 1, 2022, so long as we resolicit persons that have previously subscribed in the offering.

If we extend the offering past August 1, 2022, we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.05% per annum from the date the stock order was processed. If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount and who indicated a desire to be resolicited on the stock order form will be given the opportunity to increase their subscriptions up to the newly applicable limit.

Possible Change in the Offering Range

RP Financial, LC. will update its appraisal before we complete the offering. If, as a result of demand for the shares, changes in market conditions or changes to our financial condition, operating results or other aspects of our business, RP Financial, LC. determines that our pro forma market value has increased, we may sell up to 12,233,125 shares in the offering without further notice to you. If our pro forma market value at that time is either below $78.6 million or above $122.3 million, then, after consulting with the Federal Reserve Board, the FDIC and the Commissioner, we may:

•	terminate the offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the offering with interest at 0.05% per annum;

•	set a new offering range; or

•

take such other actions as may be permitted, to the extent such permission is required, by the Commissioner, the FDIC, the Federal Reserve Board, the Securities and Exchange Commission and the Financial Industry Regulatory Authority (“FINRA”).

If we set a new offering range, we will promptly return funds, with interest at 0.05% per annum for funds received in the offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In connection with the resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

Possible Termination of the Offering

We may terminate the offering at any time with the approval, to the extent such approval is required, of the Commissioner, the FDIC and the Federal Reserve Board.

We must sell a minimum of 7,862,500 shares to complete the offering (not including the shares that we will contribute to the charitable foundation). If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at 0.05% per annum, and we will cancel deposit account withdrawal authorizations.

Conditions to Completion of the Conversion and the Offering

We cannot complete the conversion and the offering unless:

•

the plan of conversion is approved by more than two-thirds of the votes cast by depositors of Everett Co-operative Bank at a special meeting of depositors. Upon completion of the conversion, depositors of Everett Co-operative Bank will no longer have voting rights with respect to Everett Co-operative Bank. A special meeting of depositors was held on May 5, 2022 at which meeting the depositors approved the plan of conversion and the establishment and funding of the charitable foundation by the required votes;

•	we have received and accepted orders to purchase at least the minimum number of shares of common stock offered; and

•	we receive all required final approvals of the Commissioner, the FDIC and the Federal Reserve Board to complete the conversion and the offering.

Benefits to Management and Potential Dilution to Stockholders Following the Conversion

We expect our tax-qualified employee stock ownership plan to purchase 8% of the total number of shares of common stock that we issue in the offering (including shares contributed to our charitable foundation), or 871,800 shares of common stock, assuming we sell the maximum of the shares proposed to be sold.

We also intend to implement one or more stock-based benefit plans after completion of the conversion and offering. Stockholder approval of these plans will be required, and the stock-based benefit plans cannot be implemented until at least six months after the completion of the conversion pursuant to applicable regulations. We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion or more than 12 months after the completion of the conversion. If presented more than 12 months after the completion of the conversion, these plans would require the approval of our stockholders by a majority of votes cast; otherwise, they would require the approval of our stockholders by a majority of votes eligible to be cast. Further, there are a number of restrictions that would apply to these plans if adopted within one year of the conversion (and with regard to vesting, within three years), including limits on awards to non-employee directors and officers and vesting. See “Management of ECB Bancorp – Benefits to be Considered Following Completion of the Offering.” For example, if adopted within 12 months following the completion of the conversion, the stock-based benefit plans will reserve a number of shares of common stock equal to not more than 4% of the shares issued in the conversion (including shares contributed to our charitable foundation) for restricted stock awards to key employees and directors, at no cost to the recipients, and will also reserve a number of stock options equal to not more than 10% of the shares of common stock issued in the conversion (including shares contributed to our charitable foundation ) for key employees and directors.

If 4% of the shares of common stock issued in the conversion (including shares contributed to our charitable foundation) are awarded under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders would experience dilution of up to 3.85% in their ownership interest in ECB Bancorp. If 10% of the shares of common stock issued in the conversion (including shares contributed to our charitable foundation) are issued upon the exercise of options granted under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders would experience dilution of 9.09% in their ownership interest in ECB Bancorp.

In connection with the conversion, we expect to establish an employment agreement with our President and Chief Executive Officer and change in control agreements with certain of our other executive officers. See “Management of ECB Bancorp – Executive Compensation” for a further discussion of these agreements, including their terms and potential costs, as well as a description of other benefits arrangements.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that will be available under our employee stock ownership plan and one or more stock-based benefit plans if such plans are adopted within one year following the completion of the conversion and the offering. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the stock awards and stock option grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased (3)			Dilution Resulting From Issuance of Shares for Stock Benefit Plans	Value of Grants (1)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Issued (2)		At Minimum Offering Range	At Adjusted Maximum Offering Range
					(Dollars in thousands)
Employee stock ownership plan	649,800	999,450	8.00%	—	$6,498	$9,995
Stock awards	324,900	499,725	4.00	3.85%	3,249	4,997
Stock options	812,250	1,249,313	10.00	9.09%	3,346	5,147

Total	1,786,950	2,748,488	22.00%	12.28%	$13,093	$20,139

(1)

The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $4.12 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of 10 years; a risk-free interest rate of 1.52%; and a volatility rate of 29.81% based on an index of publicly traded thrift institutions. The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.

(2)	The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.
(3)

For plans adopted within 12 months of the completion of the conversion, applicable regulations permit stock awards to encompass up to 4.0% and the ESOP and stock awards to encompass in the aggregate up to 12.0% of the shares issued, provided Everett Co-operative Bank has tangible capital of 10.0% or more following the conversion.

Market for Common Stock

We anticipate that the common stock sold in the offering will be listed on the Nasdaq Capital Market under the symbol “ECBK” following the completion of the offering. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the conversion and offering, but it is under no obligation to do so. See “Market for the Common Stock.”

Our Policy Regarding Dividends

Following completion of the offering, our board of directors will have the authority to declare dividends on our shares of common stock. The board’s determination of whether to declare a dividend and the amount of any such dividend is subject to our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No decision has been made with respect to the amount, if any, and timing of any dividend payments. We cannot assure you that we will pay dividends in the future, or that any such dividends will not be reduced or eliminated in the future. For information regarding our proposed dividend policy, see “Our Policy regarding Dividends.”

Material Income Tax Consequences

The conversion qualifies as a tax-free reorganization. Neither ECB Bancorp, Everett Co-operative Bank, nor persons eligible to subscribe in the subscription offering will recognize any gain or loss as a result of the conversion. See “The Conversion and Plan of Distribution – Material Income Tax Consequences” for a complete discussion of the income tax consequences of the transaction.

Delivery of Shares of Common Stock

All shares of common stock of ECB Bancorp sold in the subscription offering and community offering will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock sold in the offering will be mailed by our transfer agent to the persons entitled thereto at the address noted by them on their stock order form as soon as practicable following consummation of the conversion. Shares of common stock sold in the syndicated community offering may be delivered electronically through the services of The Depository Trust Company. We expect trading in the stock to begin on the business day of or on the business day immediately following the completion of the conversion and offering. It is possible that until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

How You Can Obtain Additional Information – Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have questions regarding the conversion or offering, please call our Stock Information Center. The toll-free telephone number is (877) 821-5783. The Stock Information Center is open Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF JUNE 15, 2022 AND IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED OR HAND-DELIVERED ANY LATER THAN FIVE DAYS OR TWO DAYS, RESPECTIVELY, PRIOR TO JUNE 15, 2022.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our shares of common stock.

Risks Relating to Our Strategy

We may not be able to successfully execute our recently adopted strategic plan.

An important goal of our recently adopted strategic plan is increasing, in an orderly and diligent manner, our commercial real estate and multifamily lending as a percentage of our loan portfolio. (For a more complete discussion of our strategic plan, see “Business of Everett Co-Operative Bank – Enhanced Management Team and Modified Business Strategy.”) The key assumptions underlying our strategic plan include:

•

that we will be able to attract and retain qualified personnel, including seasoned commercial loan officers, credit analysts and other commercial loan professionals, required to increase our volume of commercial real estate and multifamily loan originations;

•	that we will be able to fund our loan growth by growing deposits with our overall cost of funds at a rate consistent with our expectations;

•	that we will be able to successfully originate high-quality commercial real estate and multifamily loans that perform over time in accordance with our expectations; and

•	that there will be no material change in the competitive dynamics in our market, including as a result of us seeking to increase our market share.

It is possible that one or more factors, including factors outside of our control, may hinder or prevent us from achieving our strategic objectives. For example, hiring, training and retaining seasoned commercial lending personnel in the greater Boston area is costly and challenging, and we may not be able to timely increase the number of commercial loan officers and other commercial loan professionals sufficiently to achieve the growth in commercial real estate and multifamily lending that we seek.

Similarly, we operate in a highly competitive banking market in which it can be expensive to attract and retain deposits. Our ability to compete successfully depends on a number of factors, including customer convenience, quality of service, personal contacts, pricing and range of products. In addition, we may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers. If we are unsuccessful in competing for new depositors or retaining our current depositors, we may be forced to rely more heavily on borrowings and other sources of funding to operate our business and meet withdrawal demands, thereby adversely affecting our net interest margin and financial performance.

If one or more of the key assumptions underlying our strategic plan prove incorrect, we may not be able to successfully execute our strategic plan and any shortfall may be material.

Risks Related to Our Lending Activities

Our commercial real estate loans and multifamily loans and nonowner-occupied one- to four-family residential real estate loans involve credit risks that could adversely affect our financial condition and results of operations.

At December 31, 2021, commercial real estate loans totaled $100.0 million, or 19.2%, of our loan portfolio and multifamily loans totaled $59.5 million, or 11.4%, of our total loan portfolio at this date. Additionally, at this date, $68.7 million, or 13.2%, of our loan portfolio consisted of nonowner-occupied one-to four-family residential real estate loans. Given their larger balances and the complexity of the underlying collateral, commercial real estate and multifamily loans generally have more risk than the one- to four-family residential real estate loans we originate. Moreover, because the repayment of commercial real estate and multifamily loans and nonowner-occupied one-to four-family residential real estate loans depends on the successful management and operation of the borrower’s properties or related businesses, their repayment can be affected by adverse conditions in the local real estate market or economy. A downturn in the real estate market or the local economy could adversely impact the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of non-performing loans. In addition, the physical condition of nonowner-occupied properties may be below that of owner-occupied properties due to lax property maintenance standards, which have a negative impact on the value of the collateral properties. As our commercial real estate commercial loan portfolio increases, the corresponding risks and potential for losses from these loans may also increase.

If we foreclose on a commercial real estate loan, the marketing and liquidation period to convert the real estate asset to cash can be lengthy with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial real estate loans can be unpredictable and substantial.

Our construction and land loans involve credit risks that could adversely affect our financial condition and results of operations.

At December 31, 2021, construction loans and loans to finance the acquisition of developable land which we refer to as “land loans” totaled $70.7 million, or 13.5% of our loan portfolio. Construction lending involves additional risks when compared with permanent finance lending because funds are advanced upon the security of the project, which is of uncertain value before its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to accurately evaluate the total funds required to complete a project and the related loan-to-value ratio. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss. In addition, speculative construction loans, which are loans made to home builders who, at the time of loan origination, have not yet secured an end buyer for the home under construction, typically carry higher risks than those associated with traditional construction loans. These increased risks arise because of the risk that there will be inadequate demand to ensure the sale of the property within an acceptable time. As a result, in addition to the risks associated with traditional construction loans, speculative construction loans carry the added risk that the builder will have to pay the property taxes and other carrying costs of the property until an end buyer is found. Land loans have substantially similar risks to speculative construction loans. As our construction and land loan portfolio increases, the corresponding risks and potential for losses from these loans may also increase.

If our allowance for loan and lease losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan and lease losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions or the results of our analyses are incorrect, our allowance for loan and lease losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. In addition, our emphasis on loan growth as well as any future credit deterioration, including as a result of the COVID-19 pandemic, could require us to increase our allowance for loan and lease losses in the future. Material additions to our allowance would materially decrease our net income.

In addition, bank regulators periodically review our allowance for loan and lease losses and, as a result of such reviews, we may determine to increase our provision for loan and lease losses or recognize further loan charge-offs. Any increase in our allowance for loan and lease losses or loan charge-offs as a result of such review or otherwise may have a material adverse effect on our financial condition and results of operations.

Effective January 1, 2023, we will adopt the CECL standard for determining the amount of our allowance for credit losses, which we expect will increase our allowance for loan and lease losses upon adoption and cause our historic allowance for loan and lease losses not to be indicative of how we will maintain our allowance for credit losses beginning January 1, 2023.

The Financial Accounting Standards Board has delayed the effective date of the implementation of the Current Expected Credit Loss, or CECL, standard. CECL will be effective for ECB Bancorp and Everett Co-operative Bank on January 1, 2023. Under CECL, the allowance for credit loss is an estimate of the expected credit losses on financial assets measured at amortized cost, which is measured using relevant information about past events, including historical credit loss experience on financial assets with similar risk characteristics, current conditions, and reasonable and supportable forecasts that affect the collectability of the remaining cash flows over the contractual term of the financial assets. Changes in economic forecasts, loan portfolio composition and credit quality, changes in model assumptions and other factors will influence the CECL outcomes and the resulting calculation of our allowance for loan losses. This will change the current method of providing allowances for loan and lease losses that are incurred or probable, which would likely require us to increase our allowance for credit losses, and to greatly increase the types of data we will need to collect and review to determine the appropriate level of the allowance for credit losses. We anticipate that if, after CECL becomes effective for ECB Bancorp, there is onset of economic distress that management believes is likely to materially increase our non-performing loans, CECL will likely have the effect of causing management to accelerate the increase in our allowance for loan and lease losses, as compared to our current loan loss methodology.

As ECB Bancorp will be adopting CECL as of January 1, 2023, which is later than some of our peers that are publicly traded, our allowance for loan and lease losses at December 31, 2021 may be difficult to evaluate in comparison to some of those peers.

We are subject to the risk that the Small Business Administration (“SBA”) may not fund some or all PPP loan guarantees.

We are subject to credit risk on PPP loans if the SBA determines that there is a deficiency in the manner in which we originated, funded or serviced our PPP loans, including any issue with the eligibility of a borrower to receive a PPP loan. If a loss results from a default on a PPP loan and a determination is made by the SBA that there was a deficiency in the manner in which we originated, funded or serviced a PPP loan, the SBA may deny its liability under the guaranty, reduce the amount of the guaranty or, if the SBA has already paid under the guaranty, seek recovery of any loss related to the deficiency from us.

Risks Related to Market Interest Rates

Future changes in interest rates could reduce our profits and asset values.

Our most significant form of market risk is interest rate risk because, as a financial institution, most of our assets and liabilities are sensitive to changes in interest rates. Net income is the amount by which net interest income and non-interest income exceed non-interest expense and the provision for loan and lease losses. Net interest income makes up a majority of our income and is based on the difference between:

•	the interest income we earn on interest-earning assets, such as loans and securities; and

•	the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

Furthermore, the rates we earn on our other interest-earning assets and the rates we pay on our interest-bearing liabilities are generally fixed for a contractual period of time. Like many community banks, our interest-bearing liabilities generally have shorter contractual maturities than our interest-earning assets. This imbalance can create significant earnings volatility because market interest rates change over time. In a period of rising interest rates, the interest income we earn on our assets may not increase as rapidly as the interest we pay on our liabilities. In a period of declining interest rates, the interest income we earn on our assets may decrease more rapidly than the interest we pay on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called, requiring us to reinvest those cash flows at lower, current interest rates.

Furthermore, the historically low interest rate environment in recent periods has contributed significantly to our loan growth, particularly in one- to four-family residential mortgage loans where refinance volume has been relatively high. An increase in market interest rates may reduce our loan origination volume, particularly refinance volume, and/or reduce our interest rate spread, which would have a material adverse effect on our profitability and results of operations.

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A decline in interest rates results in increased prepayments of loans and mortgage-backed and related securities as borrowers refinance their debt to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Furthermore, an inverted interest rate yield curve, where short-term interest rates (which are usually the rates at which financial institutions borrow funds) are higher than long-term interest rates (which are usually the rates at which financial institutions lend funds for fixed-rate loans) can reduce a financial institution’s net interest margin and create financial risk for financial institutions that originate longer-term, fixed rate mortgage loans.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Changes in the level of interest rates also may negatively affect the value of our assets and ultimately affect our earnings.

We monitor interest rate risk through the use of simulation models, including estimates of the amounts by which the fair value of our assets and liabilities (our economic value of equity or “EVE”) and our net interest income would change in the event of a range of assumed changes in market interest rates. As of December 31, 2021, in the event of an instantaneous 200 basis point increase in interest rates, we estimate that we would experience a 2.1% decrease in EVE and a 1.4% increase in net interest income. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Management of Market Risk.”

A continuation of the historically low interest rate environment and a possible related decision to access higher-cost funds to support our loan growth and operations, may adversely affect our net interest income and profitability.

In recent years, the Federal Reserve Board’s policy has been to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. Our ability to reduce our interest expense may be limited at current interest rate levels while the average yield on our interest-earning assets may continue to decrease, and our interest expense may increase as we access non-core funding sources or increase deposit rates to fund our operations. A continuation of or return to a low interest rate environment or an increase in our cost of funds may adversely affect our net interest income, which would have an adverse effect on our profitability.

Risks Related to Laws and Regulations

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

Everett Co-operative Bank is subject to extensive regulation, supervision and examination by the Commissioner and the FDIC. ECB Bancorp will be subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation and supervision govern the activities in which an institution and its holding company may engage and are intended primarily for the protection of the federal deposit insurance fund and the depositors of Everett Co-operative Bank, rather than for our stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the adequacy of the level of our allowance for loan and lease losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firm. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are suspected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations. Furthermore, these rules and regulations continue to evolve and expand.

We are subject to stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or limit our ability to pay dividends or repurchase shares.

Federal regulations establish minimum capital requirements for insured depository institutions, including minimum risk-based capital and leverage ratios, and defines “capital” for calculating these ratios. The minimum capital requirements are: (i) a common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6%; (iii) a total capital ratio of 8%; and (iv) a Tier 1 leverage ratio of 4%. The regulations also establish a “capital conservation buffer” of 2.5%, and the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%; (ii) a Tier 1 to risk-based assets capital ratio of 8.5%; and (iii) a total capital ratio of 10.5%. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital level falls below the capital conservation buffer amount.

The application of these capital requirements could, among other things, result in lower returns on equity, and result in regulatory actions if we are unable to comply with such requirements. Specifically, following the completion of the offering, Everett Co-operative Bank’s ability to pay dividends to ECB Bancorp will be limited if it does not have the capital conservation buffer required by the capital rules, which may further limit the ability of ECB Bancorp to pay dividends to its stockholders. See “Supervision and Regulation – Federal Regulation – Capital Requirements.”

Monetary policies and regulations of the Federal Reserve Board could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve Board to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of financial institutions in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

ECB Bancorp will be an emerging growth company. For as long as it continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to public companies that are not emerging growth companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, ECB Bancorp also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors audit our internal control over financial reporting. Investors may find our common stock less attractive since we have chosen to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Risks Related to Economic Conditions

A worsening of economic conditions in our market area could reduce demand for our products and services and/or result in increases in our level of non-performing loans, which could adversely affect our operations, financial condition and earnings.

Local economic conditions have a significant impact on the ability of our borrowers to repay loans and the value of the collateral securing loans. A deterioration in economic conditions, especially local conditions, as a result of the COVID-19 pandemic or otherwise, could have the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations, and could more negatively affect us compared to a financial institution that operates with more geographic diversity:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•

collateral for loans, especially real estate, may decline in value, thereby reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions caused by inflation, recession, acts of terrorism, civil unrest, an outbreak of hostilities or other international or domestic calamities, an epidemic or pandemic, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Risks Related to Competitive Matters

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and unregulated or less regulated non-banking entities. Many of these competitors are substantially larger than us and have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates and/or more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to successfully compete for business and qualified employees in our market areas. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest-earning assets. For additional information see “Business of Everett Co-operative Bank – Competition.”

Our small size makes it more difficult for us to compete.

Our small asset size makes it more difficult to compete with other financial institutions that are larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings may also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base may make it difficult to generate meaningful non-interest income from such activities as securities and insurance brokerage. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

Risks Related to Operational Matters

We face significant operational risks because of our reliance on technology. Our information technology systems may be subject to failure, interruption or security breaches.

Information technology systems are critical to our business. Our business requires us to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and our own business, operations, plans and business strategies. We use various technology systems to manage our customer relationships, general ledger, investment securities, deposits, and loans. Our computer systems, data management and internal processes, as well as those of third parties, are integral to our performance. Our operational risks include the risk of malfeasance by employees or persons outside our company, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. There have been increasing efforts by third parties to breach data security at financial institutions. Such attacks include computer viruses, ransomware, malicious or destructive code, phishing attacks, denial of service or information or other security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information, damages to systems, or other material disruptions to network access or business operations. The security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security. Because the techniques used to cause security breaches change frequently, we may be unable to proactively address these techniques or to implement adequate preventative measures.

If there is a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, loss of customers and damage to our reputation, and face regulatory action or civil litigation. Any of these events could have a material adverse effect on our financial condition and results of operations. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits.

In addition, we outsource a majority of our data processing requirements to third-party providers. Accordingly, our operations are exposed to risk that these vendors will not perform in accordance with our contractual agreements with them, or we also could be adversely affected if such an agreement is not renewed by the third-party vendor or is renewed on terms less favorable to us. If our third-party providers encounter difficulties, or if we have difficulty communicating with those service providers, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected, which could have a material adverse effect on our financial condition, results of operations and reputation. Threats to information security also exist in the processing of customer information through various other vendors and their personnel. To our knowledge, the services and programs provided to us by third parties have not experienced any material security breaches. However, the existence of cyber-attacks or security breaches at third parties with access to our data, such as vendors, may not be disclosed to us in a timely manner.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We depend on the services of the members of our senior management team who direct our strategy and operations. Our executive officers and lending personnel possess substantial expertise, extensive knowledge of our markets and key business relationships, and have been integral in the restructuring of our operations, including the implementation of a more proactive sales culture within our institution. Any one of them could be difficult to replace. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management of ECB Bancorp.”

Our funding sources may prove insufficient to replace deposits at maturity and support our future growth.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to core deposit growth and repayments and maturities of loans and investments. To the extent we successfully increase our loan portfolio, we are likely to become more dependent on these sources, which may include Federal Home Loan Bank advances, proceeds from the sale of loans, federal funds purchased and brokered certificates of deposit. Adverse operating results or changes in industry conditions could lead to difficulty or an inability to access these additional funding sources. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. If we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability would be adversely affected.

Risks Related to Accounting Matters

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus, as well as periodic reports we will be required to file under the Securities Exchange Act of 1934 upon the completion of the offering, including our consolidated financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include the evaluation of the adequacy of our allowance for loan and lease losses, the valuation of other real estate acquired in connection with foreclosure or in satisfaction of loans, valuation allowances associated with the realization of deferred tax assets and our determinations with respect to amounts owed for income taxes.

Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our consolidated financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Other Risks Related to Our Business

We are a community bank and our ability to maintain our reputation is critical to the success of our business. The failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, cybersecurity incidents and questionable or fraudulent activities of our customers. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers and employees, costly litigation and increased governmental regulation, all of which could adversely affect our business and operating results.

Legal and regulatory proceedings and related matters could adversely affect us.

We have been and may in the future become involved in legal and regulatory proceedings. Among other things, the activities of Everett Co-operative Bank, including with respect to disclosures about and implementation of numerous consumer products, are subject to various laws and numerous regulations, including those related to unfair or deceptive acts or practices. If Everett Co-operative Bank is found to have violated one or more consumer protection laws, it may be required to pay restitution to certain affected customers in connection with certain of these practices. In addition, as a result of the extensive regulation, supervision and examination of our business described elsewhere in this prospectus, we can be subject to reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding our business, certain of which may result in adverse judgments, settlements, fines, penalties, public or private censure, increased costs, required remediation, restriction on business activities or other impacts on us. We consider most of the proceedings to be in the normal course of our business or typical for the industry; however, it is inherently difficult to assess the outcome of these matters, and we may not prevail in any proceedings or litigation. There could be substantial costs and management diversion in such litigation and proceedings, and any adverse determination could have a materially adverse effect on our business, reputation, or our financial condition and results of our operations. Where available information indicates that it is probable a liability has been incurred at the date of the Consolidated Financial Statements and we can reasonably estimate the amount of that loss, we accrue the estimated loss as a charge to income. In many proceedings, however, it is inherently difficult to determine whether any loss is probable or even possible or to estimate the amount of any loss.

Risks Related to the Offering

The future price of our shares of common stock may be less than the $10.00 purchase price per share in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price. In many cases, shares of common stock issued by newly converted savings institutions have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of ECB Bancorp and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

We intend to contribute between $38.2 million and $51.9 million of the net proceeds of the offering (or $59.8 million at the adjusted maximum of the offering range) to Everett Co-operative Bank. We may use the remaining net proceeds to invest in short-term investments and for general corporate purposes, including repurchasing shares of our common stock and paying dividends subject to regulatory approval or non-objection and to the extent required. We also will use a portion of the net proceeds we retain to fund a loan to our employee stock ownership plan to purchase shares of common stock in the offering. Everett Co-operative Bank may use the net proceeds it receives to fund new loans, expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies, or for other general corporate purposes. However, except for our commitment to contribute 50% of the net proceeds of the offering to Everett Co-operative Bank and for funding the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have broad discretion in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. Also, certain of these uses, such as opening new branches or acquiring other financial institutions, may require the approval of our bank regulators. We have not established a timetable for investing the net proceeds, and we cannot predict how long we will require to invest the net proceeds. Our failure to reinvest these funds effectively would reduce our profitability and may adversely affect the value of our common stock.

The cost of additional finance and accounting systems, procedures, compliance and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of the conversion and offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. The Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Our return on equity may be low following the offering. This could negatively affect the trading price of our shares of common stock.

Net income divided by average stockholders’ equity, known as “return on equity,” is a ratio many investors use to compare the performance of financial institutions. Our return on equity may be lower than our peers until we are able to leverage the additional capital we receive from the offering. Our return on equity also will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt. Our return on average equity was 5.34% for the year ended December 31, 2021, with equity of $77.3 million at December 31, 2021. Our pro forma consolidated stockholders’ equity as of December 31, 2021, assuming completion of the offering, is estimated to be between $144.1 million at the minimum of the offering range and $182.2 million at the adjusted maximum of the offering range. Until we can increase our net interest income and non-interest income and leverage the capital raised in the offering, our return on equity may be low, which may reduce the market price of our shares of common stock.

Our stock-based benefit plans will increase our expenses and reduce our income.

We intend to adopt one or more stock-based benefit plans after the conversion, subject to stockholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under the new stock-based benefit plans. The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards granted under the plans, the fair market value of our stock or options on the date of grant, the vesting period, and other factors which we cannot predict at this time. If we adopt stock-based benefit plans within 12 months following the conversion, the shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plans would be limited to 4% and 10%, respectively, of the sum of shares of our common stock sold in the offering and contributed to the charitable foundation. If we adopt stock-based benefit plans more than 12 months after the completion of the conversion, we may adopt plans that allow for greater amounts of awards and options and, therefore, we could award restricted shares of common stock or grant options in excess of these amounts, which would further increase costs.

In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. Our compensation expense for the employee stock ownership plan during any year will be an amount equal to the number of shares committed to be allocated to participants’ accounts multiplied by the average fair market value of the shares during that year. Our compensation expense for restricted stock will be based upon the closing market price of our common stock on the date of grant. For stock options, we expect to use one or more option pricing models, such as the Black-Scholes option pricing model, which will take into account, among other factors, the price of our common stock on the date of the option grant. The expense in the first year following the offering for our employee stock ownership plan and for our new stock-based benefit plans, assuming such plans had been implemented at the beginning of the year, is estimated to be approximately $500,000 ($374,000 after tax) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based plans, see “Management of ECB Bancorp – Benefits to be Considered Following Completion of the Stock Offering.”

The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.

We intend to adopt one or more new stock-based benefit plans following the offering. These plans may be funded either through open market purchases of our common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of our common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of our stock, our capital levels, alternative uses for our capital and our financial performance. While our intention is to fund the new stock-based benefit plans through open market purchases, stockholders would experience a 9.09% dilution in ownership interest if newly issued shares of our common stock are used to fund stock options in an amount equal to 10% of the sum of shares sold in the offering and contributed to the charitable foundation, and all such stock options are exercised, and a 3.85% dilution in ownership interest if newly issued shares of our common stock are used to fund grants of restricted common stock in an amount equal to 4% of the sum of shares sold in the offering and contributed to the charitable foundation. Such dilution would also reduce earnings per share. If we adopt the plans more than 12 months following the conversion, new stock-based benefit plans would not be subject to these size limitations and stockholders could experience even greater dilution.

Although the implementation of new stock-based benefit plans would be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

If we adopt stock-based benefit plans more than 12 months following the completion of the conversion, then grants of shares of common stock or stock options under our proposed stock-based benefit plans may exceed 4% and 10%, respectively, of the sum of shares of common stock sold in the offering and contributed to the charitable foundation. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “– Our stock-based benefit plans will increase our expenses and reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “– The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.” Although the implementation of stock-based benefit plans would be subject to stockholder approval, the timing of the implementation of such plans will be at the discretion of our board of directors.

Our stock value may be negatively affected by applicable regulations that restrict stock repurchases.

Applicable regulations generally restrict us from repurchasing our shares of common stock during the first year following the offering. Stock repurchases are a capital management tool that can enhance the value of a company’s stock, and our inability to repurchase our shares of common stock during the first year following the offering may negatively affect our stock price.

Various factors may make takeover attempts more difficult to achieve.

Certain provisions of our articles of incorporation and bylaws and federal and state banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of ECB Bancorp without our board of directors’ approval. Massachusetts and federal regulations applicable to the conversion state that for a period of three years following completion of the conversion, no person may offer to acquire or acquire beneficial ownership of more than 10% of our common stock without prior approval of the Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board and receive the Federal Reserve Board’s non-objection before acquiring control of a bank holding company. There also are provisions in our articles of incorporation and bylaws that we may use to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10% of our outstanding shares of common stock. Furthermore, shares of restricted stock and stock options that we may grant to employees and directors, stock ownership by our management and directors and other factors may make it more difficult for companies or persons to acquire control of ECB Bancorp without the consent of our board of directors, and may increase the cost of an acquisition. Taken as a whole, these statutory or regulatory provisions and provisions in our articles of incorporation and bylaws could result in ECB Bancorp being less attractive to a potential acquirer and therefore could adversely affect the market price of our common stock. For additional information, see “Restrictions on Acquisition of ECB Bancorp” and “Management of ECB Bancorp – Benefits to be Considered Following Completion of the Conversion.”

Our articles of incorporation provide that, subject to limited exception, state and federal courts in the State of Maryland are the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.

The articles of incorporation of ECB Bancorp provide that, unless ECB Bancorp consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of ECB Bancorp, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of ECB Bancorp to ECB Bancorp or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine will be conducted in a state or federal court located within the State of Maryland, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with ECB Bancorp and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both. In addition, if a court were to find this exclusive forum provision to be inapplicable or unenforceable in a particular action, we may incur additional costs associated with resolving the action in another jurisdiction, which could have a material adverse effect on our financial condition and results of operations.

There may be a limited trading market in our shares of common stock, which would hinder your ability to sell our common stock and may lower the market price of our common stock.

We have received conditional approval to list our common stock on the Nasdaq Capital Market under the symbol “ECBK” upon conclusion of the conversion and offering, subject to completion of the offering and compliance with certain conditions, including having 300 unrestricted “round lot” stockholders (stockholders owning at least 100 shares that are not subject to resale restrictions) and at least three companies making a market for our common stock. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Purchasers of common stock in this offering should recognize that the trading market in the common stock will be materially less robust than for many other publicly traded banking companies. This may make it difficult to sell the common stock after the offering and may have an adverse impact on the price at which the common stock can be sold.

You may not revoke your decision to purchase ECB Bancorp common stock in the subscription or community offerings after you send us your order.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the conversion and offering, including any extension of the expiration date and consummation of a syndicated community offering. Because completion of the conversion and offering will be subject to regulatory approvals and an update of the independent appraisal prepared by RP Financial, among other factors, there may be one or more delays in completing the conversion and offering. Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond August 1, 2022, or the number of shares to be sold in the offering is increased to more than 12,233,125 shares or decreased to fewer than 7,862,500 shares.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted in connection with the offering are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of counsel, Luse Gorman, PC, that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

Risks Related to the Charitable Foundation

The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2022.

We intend to establish and fund a new charitable foundation in connection with the conversion and offering. We intend to contribute $600,000 in cash and 260,000 shares, for an aggregate contribution of $3,200,000 based on the $10.00 per share offering price, to the charitable foundation. The contribution will have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to the charitable foundation. The after-tax expense of the contribution is expected to reduce net income in the year of the contribution by approximately $2.4 million.

Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.

We may not have sufficient profits to be able to fully use the tax deduction from our contribution to the charitable foundation. Under the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (generally income before federal income taxes and charitable contributions expense) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over each of the five years following the year in which the charitable contribution is made. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period and expires thereafter. Our contribution to the charitable foundation will result in the creation of a deferred tax asset. We will assess at least annually whether it is more likely than not that all or a portion of the deferred tax assets will be realized, taking into account projections of future taxable income during the relevant periods. If we conclude that it is more likely than not that a portion of the deferred tax asset will not be realized, we would establish a valuation allowance, which would be a charge against earnings in the year in which the allowance is established.

Risks Related to the COVID-19 Pandemic

The economic impact of the COVID-19 pandemic could adversely affect our financial condition and results of operations.

The COVID-19 pandemic has caused significant economic dislocation in the United States. Although the domestic and global economies have begun to recover from the COVID-19 pandemic as many health and safety restrictions have been lifted and vaccine distribution has increased, certain adverse consequences of the pandemic continue to impact the macroeconomic environment and may persist for some time, including labor shortages and disruptions of global supply chains. The growth in economic activity and in the demand for goods and services, coupled with labor shortages and supply chain disruptions, has also contributed to rising inflationary pressures. As the result of the COVID-19 pandemic and the related adverse economic consequences, we are subject to the following risks, any of which individually or in combination with others could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;

•	if high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially commercial real estate, may decline in value, which could cause loan losses to increase;

•	limitations may be placed on our ability to foreclose on properties we hold as collateral;

•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;

•	our cybersecurity risks are increased as the result of an increase in the number of employees working remotely;

•	we rely on third-party vendors for certain services and the unavailability of a critical service due to the COVID-19 pandemic could have an adverse effect on us; and

•	Federal Deposit Insurance Corporation premiums may increase if the agency experiences additional resolution costs.

Moreover, our future success and profitability substantially depends on the management skills of our executive officers and directors. The unanticipated loss or unavailability of key employees, or one or more non-employee directors, due to the pandemic could harm our ability to operate our business or execute our business strategy. We may not be successful in finding and integrating suitable successors in the event of key employee loss or unavailability.

Any one or a combination of the factors identified above could negatively impact our business, financial condition and results of operations and prospects.

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated historical financial and other data of Everett Co-operative Bank for the years and at the dates indicated. This information is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto of Everett Co-operative Bank beginning at page F-1 of this prospectus. The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes beginning on page F-1 of this prospectus.

	At December 31,
	2021	2020	2019

	(In thousands)
Selected Financial Condition Data:
Total assets	$666,489	$587,625	$518,375
Cash and cash equivalents	52,975	43,411	30,424
Securities available for sale, at fair value	5,010	5,037	—
Securities held to maturity	65,571	52,969	41,997
Loans receivable, net	517,131	467,159	426,770
Premises and equipment, net	3,784	3,980	4,222
Accrued interest receivable	1,481	1,820	1,450
FHLB Stock carried at cost	1,087	1,418	1,668
Bank owned life insurance	14,135	8,780	8,925
Deferred tax asset, net	2,971	1,931	1,496
Total deposits	571,731	491,398	423,813
Advances from the FHLB	9,000	18,000	22,000
Total equity	77,273	73,034	68,179

	For the Years Ended December 31,
	2021	2020	2019

	(In thousands)
Selected Operating Data:
Interest and dividend income	$22,375	$21,487	$21,817
Interest expense	3,681	5,637	7,183

Net interest income	18,694	15,850	14,634
Provision for loan losses	360	293	200

Net interest and dividend income after provision for loan losses	18,334	15,557	14,434
Noninterest income	1,222	1,282	1,272
Noninterest expense	14,085	10,306	9,840

Income before income taxes	5,471	6,533	5,866
Income tax expense	1,429	1,673	1,523

Net income	$4,042	$4,860	$4,343

	At or For the Years Ended December 31,
	2021	2020	2019
Performance Ratios:
Return on average assets	0.64%	0.89%	0.85%
Return on average equity	5.34%	6.88%	6.57%
Interest rate spread (1)	2.91%	2.68%	2.65%
Net interest margin (2)	3.08%	2.96%	2.97%
Noninterest expense to average assets	2.24%	1.89%	1.93%
Efficiency ratio (3)	70.72%	60.16%	61.86%
Average interest-earning assets to average interest-bearing liabilities	128.39%	125.90%	122.03%

Capital Ratios:
Average equity to average assets	12.02%	12.97%	12.98%
Total capital to risk-weighted assets	17.77%	18.13%	19.24%
Tier 1 capital to risk-weighted assets	16.80%	17.18%	18.24%
Common equity tier 1 capital to risk-weighted assets	16.80%	17.18%	18.24%
Tier 1 capital to average assets	11.83%	12.78%	13.29%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	0.81%	0.82%	0.83%
Allowance for loan losses as a percentage of non-performing loans	431.46%	231.98%	346.64%
Allowance for loan losses as a percentage of non-accrual loans	431.46%	231.98%	346.64%
Non-accrual loans as a percentage of total loans	0.19%	0.35%	0.24%
Net (charge-offs) recoveries to average outstanding loans during the year	0.00%	0.00%	(0.02)%
Non-performing loans as a percentage of total loans	0.19%	0.35%	0.24%
Non-performing loans as a percentage of total assets	0.15%	0.28%	0.20%
Total non-performing assets as a percentage of total assets	0.15%	0.28%	0.20%

Other Data:
Number of offices	2	2	2
Number of full-time equivalent employees	54	49	46

(1)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents noninterest expenses divided by the sum of net interest income and noninterest income.

RECENT DEVELOPMENTS

The following tables set forth selected historical consolidated financial and other data for Everett Co-operative Bank for the periods and at the dates indicated. The following is only a summary and you should read it in conjunction with the business and financial information regarding Everett Co-operative Bank contained elsewhere in this prospectus, including the financial statements beginning on page F-1 of this prospectus. The information at December 31, 2021 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at March 31, 2022 and for the three months ended March 31, 2022 and 2021 is unaudited and reflects all adjustments, which include only normal recurring adjustments, that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three months ended March 31, 2022 are not necessarily indicative of the results for all of the year ending December 31, 2022 or any other period.

	At March 31, 2022	At December 31, 2021

	(In thousands)
Selected Financial Condition Data:
Total assets	$688,639	$666,489
Cash and cash equivalents	51,786	52,975
Securities available for sale, at fair value	5,029	5,010
Securities held to maturity	70,560	65,571
Loans receivable, net	534,771	517,131
Premises and equipment, net	3,762	3,784
Accrued interest receivable	1,537	1,481
FHLB Stock carried at cost	1,087	1,087
Bank owned life insurance	14,236	14,135
Deferred tax asset, net	2,877	2,971
Total deposits	591,286	571,731
Advances from the FHLB	10,475	9,000
Total equity	78,671	77,273

	For the Three Months Ended March 31,
	2022	2021

	(In thousands)
Selected Operating Data:
Interest and dividend income	$5,610	$5,419
Interest expense	690	1,073

Net interest and dividend income	4,920	4,346
Provision for loan losses	121	90

Net interest and dividend income after provision for loan losses	4,799	4,256
Noninterest income	251	289
Noninterest expense	3,172	2,785

Income before income tax expense	1,878	1,760
Income tax expense	495	471

Net income	$1,383	$1,289

	At or For the Three Months Ended March 31, (1)
	2022	2021
Performance Ratios:
Return on average assets	0.84%	0.86%
Return on average equity	7.19%	7.10%
Interest rate spread (2)	2.96%	2.81%
Net interest margin (3)	3.08%	3.00%
Noninterest expenses to average assets	1.92%	1.86%
Efficiency ratio (4)	61.34%	60.09%
Average interest-earning assets to average interest-bearing liabilities	128.04%	126.42%
Average equity to average assets	11.67%	12.15%

Capital Ratios
Average equity to average assets	11.67%	12.15%
Total capital to risk-weighted assets	18.05%	18.73%
Tier 1 capital to risk-weighted assets	17.05%	17.74%
Common equity tier 1 capital to risk-weighted assets	17.05%	17.74%
Tier 1 capital to average assets	11.78%	12.64%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	0.81%	0.83%
Allowance for loan losses as a percentage of non-performing loans	588.53%	174.08%
Allowance for loan losses as a percentage of non-accrual loans	588.53%	174.08%
Non-accrual loans as a percentage of total loans	0.14%	0.47%
Net (charge-offs) recoveries to average outstanding loans during the period	0.00%	0.00%
Non-performing loans as a percentage of total loans	0.14%	0.47%
Non-performing loans as a percentage of total assets	0.11%	0.36%
Total non-performing assets as a percentage of total assets	0.11%	0.36%

Other:
Number of offices	2	2
Number of full-time equivalent employees	57	48

(1)	Annualized for the three-month periods ended March 31, 2022 and 2021, where applicable.
(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the period.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.

Comparison of Financial Condition at March 31, 2022 and December 31, 2021

Total Assets. Total assets increased $22.2 million, or 3.3%, to $688.6 million at March 31, 2022 from $666.5 million at December 31, 2021. The increase was primarily the result of increases in loans and held-to-maturity securities.

Cash and Cash Equivalents. Cash and cash equivalents decreased $1.2 million, or 2.2%, to $51.8 million at March 31, 2022 from $53.0 million at December 31, 2021.

Securities Held-To-Maturity. Securities held-to-maturity increased $5.0 million, or 7.6%, to $70.6 million at March 31, 2022 from $65.6 million at December 31, 2021, primarily due to purchases of securities of $8.8 million partially offset by principal repayments of $3.7 million.

Loans. Net loans increased $17.6 million, or 3.4%, to $534.8 million at March 31, 2022 from $517.1 million at December 31, 2021. The largest increases in our loan portfolio were in one- to four-family residential, multi-family and commercial real estate loans. One- to four-family residential real estate loans increased $8.5 million, or 3.3%, from December 31, 2021 to March 31, 2022. Multi-family real estate loans increased $5.7 million, or 9.6%, from December 31, 2021 to March 31, 2022 and commercial real estate loans increased $3.6 million, or 3.6%, from December 31, 2021 to March 31, 2022. In addition, to help manage interest rate risk and generate non-interest income, we sell certain one- to four-family residential mortgage loans into the secondary market on a servicing-released basis. During the three months ended March 31, 2022, we sold $2.8 million in loans and recognized gains of $45,000.

Bank-owned Life Insurance. We invest in bank-owned life insurance to help offset the costs of our employee benefit plan obligations. Bank-owned life insurance also generally provides noninterest income that is nontaxable. Bank-owned life insurance increased $101,000, or 0.7%, to $14.2 million at March 31, 2022 from $14.1 million at December 31, 2021. The increase was due to income from bank-owned life insurance of $101,000 during the three months ended March 31, 2022.

Deposits. Deposits increased $19.6 million, or 3.4%, to $591.3 million at March 31, 2022 from $571.7 million at December 31, 2021. Core deposits (defined as all deposits other than certificates of deposit) increased $21.9 million, or 6.4%, to $366.9 million at March 31, 2022 from $344.9 million at December 31, 2021. This increase was primarily a result of a $16.4 million, or 9.0%, increase in money market accounts to $199.7 million at March 31, 2022 from $183.2 million at December 31, 2021. At March 31, 2022 and December 31, 2021, we had $19.9 million of brokered deposits.

Federal Home Loan Bank Advances. Advances from the Federal Home Loan Bank increased $1.5 million, or 16.4%, to $10.5 million at March 31, 2022 from $9.0 million at December 31, 2021, due to a new New England Fund advance of $1.5 million with a cost of 1.35%. The advance is being used to fund an affordable housing initiative.

Equity. Total equity increased $1.4 million, or 1.8%, to $78.7 million at March 31, 2022 from $77.3 million at December 31, 2021, primarily due to net income of $1.4 million for the three months ended March 31, 2022.

Comparison of Operating Results for the Three Months Ended March 31, 2022 and March 31, 2021

Net Income. Net income was $1.4 million for the three months ended March 31, 2022, compared to net income of $1.3 million for the three months ended March 31, 2021, an increase of $94,000, or

7.3%. The increase was primarily due to a $574,000 increase in net interest and dividend income, offset in part by a $387,000 increase in non-interest expense.

Interest and Dividend Income. Interest and dividend income increased $191,000, or 3.5%, to $5.6 million for the three months ended March 31, 2022 from $5.4 million for the three months ended March 31, 2021, primarily due to a $99,000 increase in interest and fees on loans and an $85,000 increase in interest and dividends on securities. The increase in interest and fees on loans was primarily due to an increase of $46.9 million in the average balance of the loan portfolio to $527.1 million for the three months ended March 31, 2022 from $480.3 million for the three months ended March 31, 2021. The increase in interest and dividends on securities was driven primarily by an increase of $10.6 million in the average balance of the investment security portfolio to $72.0 million for the three months ended March 31, 2022 from $61.4 million for the three months ended March 31, 2021 as well as $37,000 in income recognized on cost method investments. The weighted average yield for the loan portfolio decreased 31 basis points to 4.05% for the three months ended March 31, 2022 from 4.36% for the three months ended March 31, 2021, primarily due to lower market interest rates. PPP loans contributed an additional $74,000 and $206,000 in net fees for the three months ended March 31, 2022 and 2021, respectively. PPP loans at March 31, 2022 totaled $1.8 million compared to $3.4 million at December 31, 2021 and $9.8 million at March 31, 2021.

Average interest-earning assets increased $56.2 million, to $642.3 million for the three months ended March 31, 2022 from $586.1 million for the three months ended March 31, 2021. The yield on interest earning-assets decreased 23 basis points to 3.52% for the three months ended March 31, 2022 from 3.75% for the three months ended March 31, 2021.

Interest Expense. Total interest expense decreased $383,000, or 35.7%, to $690,000 for the three months ended March 31, 2022 from $1.1 million for the three months ended March 31, 2021. Interest expense on deposit accounts decreased $371,000, or 36.0%, to $660,000 for the three months ended March 31, 2022 from $1.0 million for the three months ended March 31, 2021, due to a decrease in the weighted average rate on interest-bearing deposits to 0.54% for the 2022 quarter from 0.94% for the 2021 quarter, which more than offset an increase in the average balance of interest-bearing deposits of $47.5 million, or 10.7%, to $492.4 million for the three months ended March 31, 2022 from $444.9 million for the three months ended March 31, 2021.

Net Interest and Dividend Income. Net interest and dividend income increased $574,000, or 13.2%, to $4.9 million for the three months ended March 31, 2022 from $4.3 million for the three months ended March 31, 2021, primarily due to a $56.2 million increase in the average balance of interest-earning assets during the three months ended March 31, 2022, together with an increase in the interest rate spread to 2.96% for the 2022 quarter from 2.81% for the 2021 quarter and an increase in the net interest margin to 3.08% for the three months ended March 31, 2022 from 3.00% for the three months ended March 31, 2021. The increase in the interest rate spread and the net interest margin was primarily due to a decrease in the weighted average rate paid on interest-bearing liabilities to 0.56% for the three months ended March 31, 2022 from 0.94% for the three months ended March 31, 2021, partially offset by an increase in the average balances on interest-bearing liabilities and a decrease in yields on interest-earning assets.

Provision for Loan and Lease Losses. Based on management’s analysis of the adequacy of the allowance for loan and lease losses, a provision of $121,000 was recorded for the three months ended March 31, 2022, compared to a provision of $90,000 for the three months ended March 31, 2021. The $31,000, or 34.4%, increase in the provision was primarily due to loan portfolio growth.

Noninterest Income. Noninterest income decreased $38,000, or 13.1%, to $251,000 for the three months ended March 31, 2022 from $289,000 for the three months ended March 31, 2021. A $75,000 decrease in net gains on sales of loans was partially offset by a $38,000 increase in income from bank-owned life insurance. The table below sets forth our noninterest income for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,		Change
	2022	2021	Amount	Percent

	(Dollars in thousands)
Customer service fees	$100	$100	$—	—%
Income from bank-owned life insurance	101	63	38	60.3%
Net gain on sales of loans	45	120	(75)	(62.5)%
Other	5	6	(1)	(16.7)%

Total noninterest income	$251	$289	$(38)	(13.1)%

Noninterest Expense. Noninterest expense increased $387,000, or 13.9%, to $3.2 million for the three months ended March 31, 2022 from $2.8 million for the three months ended March 31, 2021, driven by increases in salary and employee benefits. Salary and employee benefit expenses increased $310,000, or 18.5%, resulting primarily from additional employees and normal salary increases. Included within salaries and employee benefits is a benefit of $341,000 recorded to reflect a reduction in the liability related to our pending withdrawal from our defined benefit plan. The reduction was primarily driven by increases in interest rates since December 31, 2021, which caused defined benefit plan discount rates to rise. As described elsewhere in this prospectus, the recent hires of several executive officers and other seasoned bankers to allow us to implement our growth strategy will continue to increase our compensation and benefits expense in 2022 and thereafter, which will increase our noninterest expense. The table below sets forth our noninterest expense for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,		Change
	2022	2021	Amount	Percent

	(Dollars in thousands)
Salaries and employee benefits	$1,987	$1,677	$310	18.5%
Director Compensation	106	91	15	16.6%
Occupancy and equipment	183	187	(4)	(2.1)%
Data processing	170	168	2	1.2%
Computer software and licensing fees	46	92	(46)	(50.0)%
Advertising and promotions	138	181	(43)	(23.8)%
Professional fees	165	110	55	50.0%
FDIC Assessment	45	39	6	15.4%
Other	332	240	92	38.3%

Total noninterest expense	$3,172	$2,785	$387	13.9%

Income Tax Expense. Income tax expense increased $24,000, or 5.1%, to $495,000 for the three months ended March 31, 2022 from $471,000 for the three months ended March 31, 2021. The effective tax rate was 26.4% and 26.8% for the three months ended March 31, 2022 and 2021, respectively.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “intend,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan portfolio; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not undertake any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	conditions relating to the COVID-19 pandemic, including the severity and duration of the associated economic slowdown either nationally or in our market areas, that are worse than expected;

•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan and lease losses;

•	our ability to access cost-effective funding;

•	fluctuations in real estate values and both residential and commercial real estate market conditions;

•	demand for loans and deposits in our market area;

•	our ability to implement and change our business strategies;

•	competition among depository and other financial institutions;

•

inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments, including our mortgage servicing rights asset, or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make;

•	adverse changes in the securities or secondary mortgage markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees, capital requirements and insurance premiums;

•	changes in the quality or composition of our loan or investment portfolios;

•	technological changes that may be more difficult or expensive than expected;

•	the inability of third-party providers to perform as expected;

•	a failure or breach of our operational or security systems or infrastructure, including cyberattacks;

•	our ability to manage market risk, credit risk and operational risk;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to attract and retain key employees; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 17.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $76.4 million and $103.9 million, or $119.7 million if the offering range is increased to the adjusted maximum. Please see “Pro Forma Data” for additional information.

We intend to distribute the net proceeds from the offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	7,862,500 shares		9,250,000 shares		10,637,500 shares		12,233,125 shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds

	(Dollars in thousands)
Offering proceeds	$78,625		$92,500		$106,375		$122,331
Less offering expenses and fees	(2,244)		(2,382)		(2,521)		(2,681)

Net offering proceeds	$76,381	100.0%	$90,118	100.0%	$103,854	100.0%	$119,650	100.0%

Use of net proceeds:
To Everett Co-operative Bank	$38,191	50.0%	$45,059	50.0%	$51,927	50.0%	$59,825	50.0%
To fund loan to employee stock ownership plan	6,498	8.5%	7,608	8.4%	8,718	8.4%	9,995	8.4%
Cash contribution to charitable foundation	600	0.8%	600	0.7%	600	0.6%	600	0.5%

Retained by ECB Bancorp.	$31,093	40.7%	$36,851	40.9%	$42,609	41.0%	$49,230	41.1%

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Everett Co-operative Bank’s deposits. The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

ECB Bancorp intends to fund a loan to the employee stock ownership plan to purchase shares of common stock in the stock offering and contribute cash and shares of common stock to our charitable foundation. ECB Bancorp may also use the proceeds it retains from the offering:

•	to invest in investment securities consistent with our investment policy;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock; and

•	for other general corporate purposes.

With the exception of the funding of the loan to the employee stock ownership plan and the contribution to our charitable foundation, ECB Bancorp has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in shorter term investment securities prior to deploying the proceeds into new loans.

Under currently applicable regulations, we may not repurchase shares of our common stock during the first year following the conversion, except to fund equity benefit plans other than stock options or except when extraordinary circumstances exist and with prior regulatory approval.

Everett Co-operative Bank will receive a capital contribution equal to at least 50% of the net proceeds of the offering. Everett Co-operative Bank may use the net proceeds it receives from the offering:

•	to fund new loans;

•	to invest in investment securities consistent with our investment policy;

•	to expand its banking franchise by establishing de novo branches or acquiring branches from another financial institution, although no such acquisition transactions are contemplated at this time; and

•	for other general corporate purposes.

Everett Co-operative Bank has not quantified its plans for use of the offering proceeds for any of the foregoing purposes. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of opportunities to expand our operations through establishing or acquiring new branches, our ability to receive regulatory approval for any such expansion activities, and overall market conditions.

OUR POLICY REGARDING DIVIDENDS

Following completion of the offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the board of directors is expected to take into account a number of factors, including capital requirements, our consolidated financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, they will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by applicable law, regulations and policy, may be paid in addition to, or in lieu of, regular cash dividends. We will file a consolidated tax return with Everett Co-operative Bank. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to bank conversion regulations, during the three-year period following the offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

The dividends we can declare and pay will depend, in part, upon receipt of dividends from Everett Co-operative Bank, because initially we will have no source of income other than dividends from Everett Co-operative Bank, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments received in connection with the loan to the employee stock ownership plan. Applicable regulations impose significant limitations on “capital distributions” by depository institutions. See “Supervision and Regulation – Massachusetts Banking Laws and Supervision – Dividends” and “Supervision and Regulation – Federal Regulation – Capital Requirements.”

MARKET FOR THE COMMON STOCK

ECB Bancorp is a newly formed company and has never issued capital stock. Everett Co-operative Bank, as a mutual institution, has never issued capital stock. ECB Bancorp anticipates that its common stock will be traded on the Nasdaq Capital Market under the symbol “ECBK.” Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the conversion and offering, but it is under no obligation to do so.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan, our directors and executive officers and the charitable foundation, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in this offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the offering and may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2021, Everett Co-operative Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of Everett Co-operative Bank at December 31, 2021, and the pro forma equity capital and regulatory capital of Everett Co-operative Bank, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The table assumes the receipt by Everett Co-operative Bank of 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	Everett Co-operative Bank Historical at December 31, 2021		Everett Co-operative Bank Pro Forma at December 31, 2021 Based Upon the Sale in the Offering of:
			7,862,500 Shares		9,250,000 Shares		10,637,500 Shares		12,233,125 Shares (1)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets

	(Dollars in thousands)
Equity	$77,273	11.59%	$105,717	15.00%	$110,920	15.59%	$116,123	16.16%	$122,107	16.81%

Tier 1 leverage capital (2)(3)	$77,356	11.83%	$105,800	15.28%	$111,003	15.88%	$116,206	16.46%	$122,190	17.12%
Tier 1 leverage requirement	32,705	5.00	34,615	5.00	34,958	5.00	35,302	5.00	35,697	5.00

Excess	$44,651	6.83%	$71,185	10.28%	$76,045	10.88%	$80,904	11.46%	$86,493	12.12%

Tier 1 risk-based capital (2)(3)	$77,356	16.80%	$105,800	22.60%	$111,003	23.64%	$116,206	24.68%	$122,190	25.86%
Tier 1 risk-based requirement	36,842	8.00	37,453	8.00	37,563	8.00	37,673	8.00	37,799	8.00

Excess	$40,514	8.80%	$68,347	14.60%	$73,440	15.64%	$78,533	16.68%	$84,391	17.86

Total risk-based capital (2)(3)	$81,827	17.77%	$110,271	23.55%	$115,474	24.59%	$120,677	25.63%	$126,661	26.81%
Total risk-based requirement	46,052	10.00	46,816	10.00	46,953	10.00	47,091	10.00	47,249	10.00

Excess	$35,775	7.77%	$63,455	13.55%	$68,521	14.59%	$73,586	15.63%	$79,412	16.81%

Common equity tier 1 risk-based capital (2)(3)	$77,356	16.80%	$105,800	22.60%	$111,003	23.64%	$116,206	24.68%	$122,190	25.86%
Common equity tier 1 risk-based requirement	29,934	6.50	30,430	6.50	30,520	6.50	30,609	6.50	30,712	6.50

Excess	$47,422	10.30%	$75,370	16.10%	$80,483	17.14%	$85,597	18.18%	$91,478	19.36%

Reconciliation of capital infused into Everett Co-operative Bank:
Net proceeds			$38,191		$45,059		$51,927		$59,825
Less: Common stock acquired by employee stock ownership plan			(6,498)		(7,608)		(8,718)		(9,995)
Less: Common stock acquired by stock-based incentive plans			(3,249)		(3,804)		(4,359)		(4,997)

Pro forma increase			$28,444		$33,647		$38,850		$44,833

(1)

As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Leverage capital ratios are shown as a percentage of total adjusted assets. Risk-based capital ratios are shown as a percentage of risk-weighted assets.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Everett Co-operative Bank at December 31, 2021 and the pro forma consolidated capitalization of ECB Bancorp, after giving effect to the conversion and the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	Everett Co-operative Bank Historical at December 31, 2021	ECB Bancorp Pro Forma, Based Upon the Sale in the Offering at $10.00 per Share of
		7,862,500 shares	9,250,000 shares	10,637,500 shares	12,233,125 shares (1)

	(Dollars in thousands)
Deposits (2)	$571,731	$571,731	$571,731	$571,731	$571,731
Borrowings	9,000	9,000	9,000	9,000	9,000

Total deposits and borrowings	$580,731	$580,731	$580,731	$580,731	$580,731

Stockholders’ equity:
Preferred stock $0.01 par value, 1,000,000 shares authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock $0.01 par value, 30,000,000 shares authorized; assuming shares outstanding as shown (3)	—	81	95	109	125
Additional paid-in capital (4)	—	78,900	92,623	106,345	122,126
Retained earnings (5)	77,356	77,356	77,356	77,356	77,356
Accumulated other comprehensive income	(83)	(83)	(83)	(83)	(83)

Less:
Common stock to be acquired by employee stock ownership plan (6)	—	(6,498)	(7,608)	(8,718)	(9,995)
Common stock to be acquired by stock-based benefit plans (7)	—	(3,249)	(3,804)	(4,359)	(4,997)
After-tax expense of contribution to charitable foundation	—	(2,397)	(2,397)	(2,397)	(2,397)

Total stockholders’ equity	$77,273	$144,110	$156,182	$168,253	$182,135

Total stockholders’ equity as a percentage of total assets (2)	11.59%	19.65%	20.96%	22.22%	23.62%
Pro forma shares outstanding:
Shares offered for sale in offering	—	7,862,500	9,250,000	10,637,500	12,233,125
Shares issued to charitable foundation	—	260,000	260,000	260,000	260,000

Total shares outstanding	—	8,122,500	9,510,000	10,897,500	12,493,125

(1)

As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.

(2)

Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(3)

No effect has been given to the issuance of additional shares of ECB Bancorp common stock pursuant to one or more stock-based benefit plans. If these plans are implemented within 12 months following the completion of the offering, an amount up to 10% and 4% of the shares of ECB Bancorp common stock sold in the offering, including shares issued to our charitable foundation, will be reserved for issuance upon the exercise of stock options and for issuance as restricted stock awards, respectively. See “Management of ECB Bancorp – Benefits to be Considered Following Completion of the Stock Offering.”

(4)

The sum of the par value of the total shares outstanding and additional paid-in capital equals the net offering proceeds at the offering price of $10.00 per share before deducting shares issued to the charitable foundation.

(5)

The retained earnings of Everett Co-operative Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion and Plan of Distribution – Liquidation Rights” and “Supervision and Regulation.”

(footnotes continue on following page)

(continued from previous page)

(6)

Assumes that 8% of the shares issued in the conversion (including shares to be contributed to the charitable foundation) will be acquired by the employee stock ownership plan financed by a loan from ECB Bancorp. The loan will be repaid principally from Everett Co-operative Bank’s contributions to the employee stock ownership plan. Since ECB Bancorp will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no asset or liability will be reflected on ECB Bancorp’s consolidated financial statements. Under generally accepted accounting principles, the amount of common stock to be acquired by the employee stock ownership plan represents unearned compensation. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(7)

Assumes a number of shares of common stock equal to 4% of the shares of common stock to be issued in the conversion (including shares to be contributed to the charitable foundation) will be purchased for grant by one or more stock-based benefit plans in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation, which is presented as a reduction of stockholders’ equity. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As ECB Bancorp accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plans, the credit to equity will be offset by a charge to non-interest expense. Implementation of the stock-based benefit plans will require stockholder approval. Any funds to be used by the stock-based benefit plans to conduct open market purchases will be provided by ECB Bancorp.

PRO FORMA DATA

The following table summarizes historical data of Everett Co-operative Bank and pro forma data of ECB Bancorp at and for the year ended December 31, 2021. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription or community offerings;

•

our employee stock ownership plan will purchase 8% of the shares of common stock issued in the conversion (including shares contributed to the charitable foundation) with a loan from ECB Bancorp. The loan will be repaid in substantially equal payments of principal and interest over a period of 20 years;

•

Keefe, Bruyette & Woods, Inc. will receive a selling agent fee equal to 1.00% of the dollar amount of the shares of common stock sold in the offering, assuming all shares are sold in the subscription and/or community offering; and

•	expenses of the offering, other than selling agent fees and expenses to be paid to Keefe, Bruyette & Woods, Inc., will be approximately $1.2 million.

We calculated pro forma consolidated net income for the year ended December 31, 2021 as if the estimated net proceeds we received had been invested at the beginning of the period at an assumed interest rate of 1.26% (0.94% on an after-tax basis). This represents the yield on the five-year U.S. Treasury Note as of December 31, 2021, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate federal regulations provide that we assume in presenting pro forma data.

We further believe that the reinvestment rate is factually supportable because:

•	the yield on the U.S Treasury Note can be determined and/or estimated from third-party sources; and

•	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of stock-based benefit plans. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of our outstanding shares of common stock at the same price for which they were sold in the offering. We assume that shares of common stock are granted under the plans in awards that vest over a five-year period.

We have also assumed that options will be granted under the stock-based benefit plans to acquire shares of common stock equal to 10% of our outstanding shares of common stock. In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of 10 years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $4.12 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 29.81% for the shares of common stock, a dividend yield of 0%, an expected option life of 10 years and a risk-free interest rate of 1.52%.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the offering. In addition, we may grant options and award shares that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute at least 50% of the net proceeds to Everett Co-operative Bank. We will retain the remainder of the net proceeds from the offering and use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma tables do not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

•	our results of operations after the offering, including the impact of additional expenses we expect to incur as a result of operating as a public company; or

•	changes in the market price of the shares of common stock after the offering.

The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets, the liquidation account we will establish in the conversion or tax bad debt reserves in the unlikely event we are liquidated.

At or For the Year Ended December 31, 2021 Based Upon the Sale at $10.00 Per Share of
7,862,500 shares	9,250,000 shares	10,637,500 shares	12,233,125 shares (1)

(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$78,625	$92,500	$106,375	$122,331
Plus: Market value of shares issued to charitable foundation	2,600	2,600	2,600	2,600

Pro forma market capitalization	$81,225	$95,100	$108,975	$124,931

Gross proceeds of offering	$78,625	$92,500	$106,375	$122,331
Less: Expenses	(2,244)	(2,382)	(2,521)	(2,681)

Estimated net proceeds	76,381	90,118	103,854	119,650
Less: Common stock purchased by ESOP (2)	(6,498)	(7,608)	(8,718)	(9,995)
Less: Cash contribution to charitable foundation	(600)	(600)	(600)	(600)
Less: Common stock awarded under stock-based benefit plans (3)	(3,249)	(3,804)	(4,359)	(4,997)

Estimated net cash proceeds	$66,034	$78,106	$90,177	$104,058

For the Year Ended December 31, 2021
Net income:
Historical	$4,042	$4,042	$4,042	$4,042
Pro forma income on net proceeds	623	737	851	982
Pro forma ESOP adjustment (2)	(243)	(285)	(327)	(374)
Pro forma stock award adjustment (3)	(487)	(570)	(653)	(749)
Pro forma stock option adjustment (4)	(627)	(734)	(842)	(965)

Pro forma net income (6)	$3,308	$3,190	$3,071	$2,936

Per share net income:
Historical	$0.54	$0.46	$0.40	$0.35
Pro forma income on net proceeds	0.08	0.08	0.08	0.09
Pro forma ESOP adjustment (2)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock award adjustment (3)	(0.06)	(0.06)	(0.06)	(0.06)
Pro forma stock option adjustment (4)	(0.08)	(0.08)	(0.08)	(0.08)

Pro forma net income per share (5)(6)	$0.45	$0.37	$0.31	$0.27

Offering price as a multiple of pro forma net income per share	22.22	x	27.03	x	32.26	x	37.04	x
Number of shares outstanding for pro forma net income per share calculations (5)	7,505,190	8,787,240	10,069,290	11,543,648

At December 31, 2021
Stockholders’ equity:
Historical	$77,273	$77,273	$77,273	$77,273
Estimated net proceeds	76,381	90,118	103,854	119,651
Plus: Market value of shares issued to charitable foundation	2,600	2,600	2,600	2,600
Plus: Tax benefit of contribution to charitable foundation	803	803	803	803
Less: Common stock acquired by ESOP (2)	(6,498)	(7,608)	(8,718)	(9,995)
Less: Common stock awarded under stock-based benefit plans (3)	(3,249)	(3,804)	(4,359)	(4,997)
Less: Expense of contribution to charitable foundation	(3,200)	(3,200)	(3,200)	(3,200)

Pro forma stockholders’ equity (7)	$144,110	$156,182	$168,253	$182,135

Stockholders’ equity per share:
Historical	$9.51	$8.13	$7.09	$6.19
Estimated net proceeds	9.40	9.48	9.53	9.58
Plus: Market value of shares issued to charitable foundation	0.32	0.27	0.24	0.21
Plus: Tax benefit of contribution to charitable foundation	0.10	0.08	0.07	0.06
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock awarded under stock-based benefit plans (3)	(0.40)	(0.40)	(0.40)	(0.40)
Less: Expense of contribution to charitable foundation	(0.39)	(0.34)	(0.29)	(0.26)

Pro forma stockholders’ equity per share (7)	$17.74	$16.42	$15.44	$14.58

Offering price as percentage of pro forma stockholders’ equity per share	56.37%	60.90%	64.77%	68.59%
Number of shares outstanding for pro forma book value per share calculations (7)	8,122,500	9,510,000	10,897,500	12,493,125

(footnotes begin on following page)

(Footnotes from previous pages)

(1)

As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

Assumes that 8% of shares of common stock issued in the conversion (including shares to be contributed to the charitable foundation) will be purchased by the employee stock ownership plan. For purposes of the tables, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from ECB Bancorp at a rate per annum equal to the prime rate. Everett Co-operative Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Everett Co-operative Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. ASC 718-40 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Everett Co-operative Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 25.1%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 32,490, 38,040, 43,590 and 49,973 shares were committed during the year ended December 31, 2021 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.

(3)

If approved by ECB Bancorp’s stockholders, one or more stock-based benefit plans may grant an aggregate number of shares of common stock equal to 4% of the shares to be issued in the conversion, including shares contributed to the charitable foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion), as restricted stock awards to our officers, employees and directors. Stockholder approval of the stock-based benefit plans, and purchases by the plan, may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from ECB Bancorp or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by ECB Bancorp. The tables assume that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the fiscal year and (iii) the stock-based benefit plans expense reflects an effective combined federal and state tax rate of 25.1%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares issued in the conversion, including shares contributed to the charitable foundation) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.

(4)

If approved by ECB Bancorp’s stockholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be issued in the conversion, including shares contributed to the charitable foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $4.12 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 25.1%. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the grant of options under the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock used to fund stock options (equal to 10% of the shares issued in the conversion, including shares contributed to the charitable foundation) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.09%.

(5)

Income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with applicable accounting standards for employee stock ownership plans, subtracting the employee stock ownership plan shares that have not been committed for release during the period. See note 2, above.

(6)

Pro forma net income does not give effect to the nonrecurring expense that would be expected to be recognized in the year ended December 31, 2022 as a result of the contribution of cash and shares of common stock to the charitable foundation. The estimated before tax expense, estimated after-tax expense and pro forma tax benefit associated with the contribution to the charitable foundation is $3.2 million, $2.4 million and $800,000, respectively, at the midpoint of the offering. The table below presents before and after tax expense of the foundation contribution for the year ended December 31, 2021, along with pro forma net (loss) and per share net (loss) for the same period. The pro forma data assume that we will realize 100.0% of the income tax benefit as a result of the contribution to the charitable foundation based on a 25.1% income tax rate. The realization of the tax benefit is limited annually to 10.0% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	Maximum, as adjusted, of Offering Range

	(in thousands, except per share data)
Before tax expense of contribution:
Year ended December 31, 2021	$3,200	$3,200	$3,200	$3,200
Pro forma tax benefit:
Year ended December 31, 2021	803	803	803	803
After tax expense of contribution:
Year ended December 31, 2021	2,397	2,397	2,397	2,397
Pro forma net income:
Year ended December 31, 2021	911	793	674	539
Pro forma net income per share:
Year ended December 31, 2021	$0.12	$0.09	$0.07	$0.05

(7)

The retained earnings of Everett Co-operative Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion and Plan of Distribution – Liquidation Rights” and “Supervision and Regulation.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

COMPARISON OF VALUATION AND PRO FORMA INFORMATION

WITH AND WITHOUT THE CHARITABLE FOUNDATION

As reflected in the table below, if the charitable foundation is not established and funded in connection with the conversion and offering, RP Financial, LC. estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be issued in the offering. At the minimum, midpoint, maximum, and adjusted maximum of the valuation range, our pro forma valuation is $78.6 million, $92.5 million, $106.4 million and $122.3 million, respectively, with the charitable foundation, as compared to $82.0 million, $96.5 million, $111.0 million and $127.6 million, respectively, without the charitable foundation. There is no assurance that if the charitable foundation were not formed, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

For comparative purposes only, set forth below are certain pricing ratios, financial data and ratios at and for the year ended December 31, 2021 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the offering was completed at the beginning of the period, with and without the charitable foundation.

	Minimum of Offering Range				Midpoint of Offering Range				Maximum of Offering Range				Adjusted Maximum of Offering Range
	With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation

	(Dollars in thousands, except per share amounts)
Estimated offering amount	$78,625		$82,025		$92,500		$96,500		$106,375		$110,975		$122,331		$127,621
Pro forma market capitalization	81,225		82,025		95,100		96,500		108,975		110,975		124,931		127,621
Total assets	733,326		735,819		745,398		748,413		757,469		761,006		771,351		775,488
Total liabilities	589,216		589,216		589,216		589,216		589,216		589,216		589,216		589,216
Pro forma shareholders’ equity	144,110		146,603		156,182		159,197		168,253		171,790		182,135		186,272
Pro forma net income (1)	3,308		3,324		3,190		3,203		3,071		3,079		2,936		2,938
Pro forma shareholders’ equity per share	$17.74		$17.88		$16.42		$16.50		$15.44		$15.48		$14.58		$14.59
Pro forma net income per share	$0.45		$0.45		$0.37		$0.37		$0.31		$0.31		$0.27		$0.26

Pro forma pricing ratios:
Offering price as a percentage of pro forma shareholders’ equity per share	56.37%		55.93%		60.90%		60.61%		64.77%		64.60%		68.59%		68.54%
Offering price to pro forma net income per share	22.22	x	22.22	x	27.03	x	27.03	x	32.26	x	32.26	x	37.04	x	38.46	x

Pro forma financial ratios:
Return on assets	0.45%		0.45%		0.43%		0.43%		0.41%		0.40%		0.38%		0.38%
Return on equity	2.30%		2.27%		2.04%		2.01%		1.83%		1.79%		1.61%		1.58%
Equity to assets	19.65%		19.92%		20.96%		21.27%		22.22%		22.57%		23.62%		24.02%

Total shares issued	8,122,500		8,202,500		9,510,000		9,650,000		10,897,500		11,097,500		12,493,125		12,762,125

(1)

The following table shows the estimated after-tax expense associated with the contribution to the charitable foundation, as well as pro forma net income, pro forma net income per share, pro forma return on assets and pro forma return on shareholders’ equity assuming the contribution to the charitable foundation was expensed during the year ended December 31, 2021.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Adjusted Maximum of Offering Range

	(Dollars in thousands, except per share amounts)
Before-tax expense of stock and cash contribution to foundation	$(3,200)		$(3,200)		$(3,200)		$(3,200)
After-tax expense of stock and cash contribution to foundation	$(2,397)		$(2,397)		$(2,397)		$(2,397)
Pro forma net income	$911		$793		$674		$539
Pro forma net income per share	$0.12		$0.09		$0.07		$0.05
Pro forma tax benefit	$803		$803		$803		$803
Offering price to pro forma net income per share	82.42	x	110.87	x	149.49	x	214.34	x
Pro forma return on assets (annualized)	0.12%		0.11%		0.09%		0.07%
Pro forma return on equity (annualized)	0.63%		0.51%		0.40%		0.30%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited financial statements that appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Everett Co-operative Bank and the financial statements provided in this prospectus. ECB Bancorp had not engaged in any activities at December 31, 2021. Therefore, the information reflected in this section reflects the financial performance of Everett Co-operative Bank.

Overview

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate loans, commercial real estate and multifamily loans, construction and land loans and home equity lines of credit. At December 31, 2021, $259.7 million, or 49.8%, of our total loan portfolio was comprised of one- to four-family residential real estate loans, $99.9 million, or 19.2%, of our total loan portfolio was comprised of commercial real estate loans, and $59.5 million, or 11.4%, of our total loan portfolio was comprised of multifamily loans. We also invest in securities, consisting primarily of U.S. government and federal agency obligations, mortgage-backed securities and corporate bonds. We offer a variety of deposit accounts, including certificate of deposit accounts, IRAs, money market accounts, savings accounts and interest-bearing and noninterest-bearing checking accounts. We historically have utilized advances from the Federal Home Loan Bank of Boston (the “FHLB”) to fund our operations and we had $9.0 million of FHLB advances outstanding at December 31, 2021. Additionally, in recent years, we have also accepted brokered deposits as a non-retail funding source to fund our operations.

For the years ended December 31, 2021 and 2020, we had net income of $4.0 million and $4.9 million, respectively. Our 2021 net income was affected by an after-tax charge of $1.4 million related to our freezing of and withdrawal from a defined benefit plan. Our current business strategy includes continuing to focus on originating and growing our commercial real estate and multifamily loan portfolios and the origination of one- to four-family residential real estate loans.

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities. Our results of operations also are affected by our provision for loan losses, noninterest income and noninterest expense. Noninterest income currently consists primarily of fees and service charges, gains on sales of loans and income on bank-owned life insurance. Noninterest expense currently consists primarily of expenses related to salary and employee benefits and director fees, occupancy and equipment, data processing, advertising, professional fees, federal deposit insurance assessments and other general and administrative expenses.

Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Enhanced Management Team and Modified Business Strategy

In recent years, we have focused on building an experienced management team and revising our operating and business strategy. In 2016 we hired our Chief Executive Officer, Richard O’Neil, who,

prior to his hiring, had served as outside general counsel and has been a board member of Everett Co-operative Bank since 1997. In 2019, we hired John Citrano, our Executive Vice President, Chief Operating Officer and Chief Financial Officer. Mr. Citrano has 33 years of experience in the financial services industry including his role as Chief Financial Officer of a publicly traded community bank in the greater Boston area.

Under Messrs. O’Neil’s and Citrano’s leadership, we conducted an extensive review of our loan operations, retail and branch marketing and information technology strategies, and, with the recent hiring of several seasoned bankers and operations staff, we have enhanced and expanded our operations and increased our focus on our commercial real estate lending and our commercial banking relationships. We have also focused on improving our services and delivery channels, including our digital delivery channels and services for our commercial customers.

One of the key features of our recently modified business strategy is to grow our loan portfolio, primarily through an increased focus on growing our commercial real estate and multifamily lending operations. In order to further enhance our commercial real estate and multifamily lending infrastructure and continue to grow our portfolio, in January 2022, we hired a new Chief Lending Officer, John Migliozzi, who has over 35 years of lending experience in the greater Boston metropolitan area, and we expect to hire additional lending and credit analyst personnel after completion of the conversion, including additional experienced commercial lenders. Consistent with our strategy to grow our commercial loan operations and the consequent commercial relationship opportunities that may be presented by our increased activity in the commercial real estate market, we are in the process of upgrading our suite of deposit products and related services and are upgrading our digital and mobile applications in order to accommodate business customers and thereby accelerate the growth in our core deposits.

Historically, given our size, capital position and lending team experience and capacity, we have originated for participation to other local banking institutions our larger commercial real estate and commercial loans. Despite these loans being originated under prudent standards and our desire to retain and portfolio these larger loans, we generally have not held any loan or portion of a loan we originated in excess of $8.4 million. As we continue to enhance our commercial real estate team and infrastructure and with the increase in capital resulting from the conversion, we will be able to selectively retain larger loans that we historically would have originated for participation with other local institutions. In this regard, we will be revising our lending policies and loans to one borrower limitations to increase our lending limits and the type and size of loans we choose to portfolio.

We are similarly focused on enhancing our retail operations. In November 2021 we hired Cary Lynch as our new Senior Vice President of Retail Operations. Mr. Lynch has 35 years of community banking experience, including 30 years in the greater Boston metropolitan area, and he is overseeing our efforts to ensure that our products, services and accessibility will continue to make Everett Co-operative Bank a competitive community bank, and will continue to attract and retain retail customers by emphasizing personal service, accessibility and flexibility in the face of mass market-oriented large, national and super-regional banks which maintain local branch networks in our market. Some of the programs and efforts we are pursuing in these areas include: introducing a new mobile and on-line bank interface; offering branded consumer credit and business credit cards; offering merchant services programs to enhance the small business customer experience at Everett Co-operative Bank; and providing new on-line account operations to enhance and facilitate new customer acquisitions.

Finally, in recognition of our expected growth through the above-mentioned efforts and in anticipation of becoming a public company with the attendant accounting and financial reporting obligations, in 2021 we hired a Senior Vice President and Chief Accounting Officer who has 17 years of public company accounting and community banking experience, including having served in a chief accounting role at a publicly traded community bank in the greater Boston metropolitan area.

These efforts, and especially the hirings of the executive officers, have and will continue to increase non-interest expense, including our compensation and benefits expense and technology and operational expenses, which will affect our net income in 2022 and thereafter, but we believe our recent hires and operational measures will create the framework for us to execute on our strategy to grow the Bank through orderly and diligent loan growth, including competing for and underwriting larger individual loans and maintaining larger lending relationships. Similarly, we believe that we are well-positioned to execute on our retail growth strategy including our increased emphasis on retail sales marketing efforts by Bank personnel, the implementation of opening accounts online and enhanced mobile and electronic banking products and services. We have and expect to continue to invest in our personnel and information technology and as needed, we will add additional business development personnel, all of which will increase our overall expenses.

We believe we have been effective in competing against both larger regional banks and local community banks operating in our market. We compete against the larger banks through our responsive and personalized service, providing our customers with quicker decision making, customized products where appropriate and access to our senior managers. We believe our highly experienced commercial and residential bankers and a sophisticated product and service mix, including a suite of technology solutions and support, enable us to compete effectively against local community banks. We believe that recent consolidation of financial institutions in and around our market continues to create further opportunity for expansion in our market and hiring available personnel. We will continue to emphasize these core business principles as we focus on growing our balance sheet and will implement them with the larger banking relationships that we seek to originate and maintain.

Impact of the Coronavirus/COVID-19 Pandemic

During 2020, 2021 and continuing into 2022, the extraordinary impact of the COVID-19 pandemic has created an unprecedented environment for consumers and businesses alike. To protect our employees and customers from potential exposure to the virus, Everett Co-operative Bank adopted and observed protocols to limit exposure and/or spread of the virus.

To assist our loan customers, we have offered loan payment deferrals to borrowers unable to make their contractual payments due to COVID-19. Deferral requests were considered on a case-by-case basis and were generally approved for up to a six-month period for principal and interest payment deferrals.

Through December 31, 2021, we had modified 53 loans aggregating $47.9 million for the deferral of principal and/or interest payments. Of these loans, 23 loans totaling $17.2 million have paid off. The remaining borrowers have resumed making their contractual payments and none of the loans were past due as of December 31, 2021. A total of $92,000 in interest payments were deferred as of December 31, 2021.

We participated in the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) created by the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) that was signed into law during March 2020 to provide liquidity using the SBA platform to small businesses and self-employed individuals to maintain their staff and operations through the COVID-19 pandemic. This liquidity is in the form of a loan, 100% guaranteed by the SBA, that is forgivable provided the funds are used on qualifying payroll costs, and to a lesser extent, rent, utilities and interest on qualifying mortgage payments. The loans bear a fixed rate of 1.0% and loan payments are deferred for the first 10 months following the covered period, which is eight to twenty-four weeks following the date the loan is made. We originated 183 PPP loans totaling $15.2 million for which we received $755,000 in origination fees from the SBA. These fees are being amortized over the contractual term of the loan unless repaid or forgiven sooner. Through December 31, 2021, 135 PPP loans totaling $11.8 million had been repaid, leaving 48 loans totaling $3.4 million at December 31, 2021. We expect most of these loans to be approved for full forgiveness by the SBA.

The health of the banking industry is highly correlated with that of the economy. The temporary and/or partial closures of non-essential businesses in our local and national economies increases the likelihood of recession, which typically results in an increased level of credit losses. Accordingly, our provision for loan losses has increased and will be closely monitored throughout the pandemic. In addition to utilizing quantitative loss factors, we consider qualitative factors, such as changes in underwriting policies, current economic conditions, delinquency statistics, the adequacy of the underlying collateral, and the financial strength of the borrower. The impact of the COVID-19 pandemic on the performance of our loan portfolio in future quarters is unknown, however all of these factors are likely to be affected by the COVID-19 pandemic.

Business Strategy

Our principal objective is to build long-term value for our stockholders by operating a profitable community-oriented financial institution dedicated to meeting the banking needs of our customers. Highlights of our current business strategy include:

•

Continuing to focus on enhancing our commercial real estate and multifamily lending. In order to increase the yield on our loan portfolio and reduce the term to maturity of our loan portfolio, we intend to continue our focus on growing the originations of commercial real estate loans and multifamily loans while maintaining what we believe are prudent underwriting standards and we expect that these loan categories will comprise a greater percentage of our total loan portfolio. In order to execute on this strategy, in January 2022 we hired a new Chief Lending Officer and we intend to hire additional lending and credit analyst personnel, including additional experienced commercial lenders. The additional capital raised in the offering will allow us to increase our commercial lending capacity by enabling us to originate and retain all or a greater portion of loans that we historically participated out to other local institutions. Given that our regulatory loans to one borrower limits will increase with our increase in capital, we will be revising our lending policies and loans to one borrower limitations to increase our lending limits and the type and size of loans we choose to originate and portfolio.

•

Reduced focus on one- to four-family residential real estate lending. We have been, and will continue to be, a one- to four-family residential real estate lender for borrowers in our market area and such lending will remain a core focus, but we expect that our lending strategy will result in a decrease one-to-four family lending as a percentage of our total loan portfolio as we increase our focus on commercial real estate and multifamily lending. As of December 31, 2021, $259.7 million, or 49.8%, of our total loan portfolio, consisted of one- to four-family residential real estate loans and at that date an additional $26.1 million, or 5.0%, of our total loan portfolio, consisted of home equity lines of credit. We expect that one- to four-family residential real estate lending will remain one of our primary lending activities.

•	Maintaining our strong asset quality through prudent loan underwriting. As we seek to grow our loan portfolio, we intend to maintain prudent loan underwriting and credit monitoring processes. At December 31, 2021 and 2020, non-performing assets totaled $982,000 and $1.7 million, respectively, which represented 0.15% and 0.28% of total assets at those dates, respectively.

•

Continuing to attract and retain customers in our market area and build our “core” deposits consisting of interest-bearing and noninterest-bearing checking, savings and money market accounts. Our strategy to enhance and grow our commercial real estate lending in a diligent and orderly manner is also designed to encourage relationship banking and increase our core deposits, including noninterest-bearing transaction accounts, and decrease our dependence on certificates of deposit. We plan to leverage our increased focus on commercial real estate and commercial lending efforts to also increase our opportunities to develop commercial business deposit relationships. Additionally, we believe the recent hire of our Senior Vice President of Retail Operations, who brings 35 years of banking experience to our retail sales and administrative team, will be invaluable to the implementation of the added product delivery channels and technological services such as additional electronic and mobile banking applications, which we believe will increase our core deposits.

•

Remaining a community-oriented institution and relying on high quality service to maintain and build a loyal local customer base. We were established in 1890 and have been operating continuously in and around Everett, Massachusetts since that time. By using our recognized brand name and the goodwill developed over years of providing timely, efficient banking services, we believe we have been able to attract a solid base of local retail customers on which to continue to build our banking business. For example, during the years ended December 31, 2021 and 2020, we originated $6.0 million and $9.2 million, respectively, of small business loans under the PPP. During the year ended December 31, 2021, we also granted short-term payment deferrals on loans to assist customers during the COVID-19 pandemic. Additionally, we believe that the establishment and funding of the charitable foundation will further promote our relationships and exposure in our market area through our support of charitable organizations operating in our local community now and in the future.

•

Expanding our banking franchise as opportunities arise through de novo branching and/or branch acquisitions. We currently operate from our two full-service banking offices. We believe there are branch expansion opportunities that exist within our primary market area. We intend to evaluate branch expansion opportunities, including through establishing one or more de novo branches and/or branch acquisitions as such opportunities arise. However, we currently have no understandings or agreements with respect to establishing a new branch or acquiring a branch.

These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions, regulatory restrictions and other factors.

Summary of Significant Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our consolidated financial statements, which are prepared in conformity with U.S. GAAP. The preparation of these consolidated financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be significant accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our consolidated financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

The following represent our significant accounting policies:

Allowance for Loan and Lease Losses. The allowance for loan and lease losses is a reserve for estimated probable credit losses on individually evaluated loans determined to be impaired as well as estimated probable credit losses inherent in the loan portfolio. Actual credit losses, net of recoveries, are deducted from the allowance for loan and lease losses. Loans are charged off when management believes that the collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance for loan and lease losses. A provision for loan and lease losses, which is a charge against earnings, is recorded to bring the allowance for loan and lease losses to a level that, in management’s judgment, is adequate to absorb probable losses in the loan portfolio. Management’s evaluation process used to determine the appropriateness of the allowance for loan and lease losses is subject to the use of estimates, assumptions, and judgment. The evaluation process involves gathering and interpreting many qualitative and quantitative factors which could affect probable credit losses. Because interpretation and analysis involves judgment, current economic or business conditions can change, and future events are inherently difficult to predict, the anticipated amount of estimated loan losses and therefore the appropriateness of the allowance for loan and lease losses could change significantly.

The allocation methodology applied by Everett Co-operative Bank is designed to assess the appropriateness of the allowance for loan and lease losses and includes allocations for specifically identified impaired loans and loss factor allocations for all remaining loans, with a component primarily based on historical loss rates and a component primarily based on other qualitative factors. The methodology includes evaluation and consideration of several factors, such as, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions or circumstances underlying the collectability of loans. Because each of the criteria used is subject to change, the allocation of the allowance for loan and lease losses is made for analytical purposes and is not necessarily indicative of the trend of future loan losses in any particular loan category. The total allowance is available to absorb losses from any segment of the loan portfolio. Management believes the allowance for loan and lease losses was adequate at December 31, 2021. The allowance analysis is reviewed by the board of directors on a quarterly basis in compliance with regulatory requirements. In addition, various regulatory agencies periodically review the allowance for loan and lease losses. As a result of such reviews, we may choose to adjust our allowance for loan and lease losses. However, regulatory agencies are not directly involved in the process of establishing the allowance for loan and lease losses as the process is the responsibility of Everett Co-operative Bank and any increase or decrease in the allowance is the responsibility of management. Through December 31, 2021 we followed, and for the year ending December 31, 2022 we will follow, the incurred loss methodology for determining our allowance for loan loss. We intend to adopt CECL effective January 1, 2023. See “Risk Factors – Effective January 1, 2023, we will adopt the CECL standard for determining the amount of our allowance for credit losses, which we expect will increase our allowance for loan and lease losses upon adoption and cause our historic allowance for loan and lease losses not to be indicative of how we will maintain our allowance for credit losses beginning January 1, 2023.”

Income Taxes. We use the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred tax asset will not be realized. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments may require us to make projections of future taxable income and/or to carryback to taxable income in prior years. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets.

Securities Valuation and Impairment. We classify our investments in debt securities as either held-to-maturity or available-for-sale. Securities classified as held-to maturity are recorded at cost or amortized cost. Available-for-sale securities are carried at fair value. We obtain our fair values from one or more third-party services. This service’s fair value calculations are based on quoted market prices when such prices are available. If quoted market prices are not available, estimates of fair value are computed using a variety of techniques, including extrapolation from the quoted prices of similar instruments or recent trades for thinly traded securities, fundamental analysis, or through obtaining purchase quotes. Due to the subjective nature of the valuation process, it is possible that the actual fair values of these investments could differ from the estimated amounts, thereby affecting our financial position, results of operations and cash flows. For any debt security with a fair value less than its amortized cost basis, we will determine whether we have the intent to sell the debt security or whether it is more likely than not we will be required to sell the debt security before the recovery of its amortized cost basis. If either condition is met, the Bank will recognize a full impairment charge to earnings. For all other debt securities that are considered other-than-temporarily impaired and do not meet either condition, the credit loss portion of impairment will be recognized in earnings as realized losses. The other-than-temporary impairment related to all other factors will be recorded in other comprehensive income (loss). We also consider how long a security has been in a loss position in determining if it is other than temporarily impaired. Management also assesses the nature of the unrealized losses taking into consideration factors such as changes in risk-free interest rates, general credit spread widening, market supply and demand, creditworthiness of the issuer, and quality of the underlying collateral.

Comparison of Financial Condition at December 31, 2021 and December 31, 2020

Total Assets. Total assets increased $78.9 million, or 13.4%, to $666.5 million at December 31, 2021 from $587.6 million at December 31, 2020. The increase was primarily the result of increases in loans, held-to-maturity securities, cash and cash equivalents and bank-owned life insurance.

Cash and Cash Equivalents. Cash and cash equivalents increased $9.6 million, or 22.0%, to $53.0 million at December 31, 2021 from $43.4 million at December 31, 2020, primarily due to an increase in deposits, partially offset by funding loan growth, purchases of investment securities held-to-maturity, purchases of bank-owned life insurance and paying down Federal Home Loan Bank Advances.

Securities Held-To-Maturity. Securities held-to-maturity increased $12.6 million, or 23.8%, to $65.6 million at December 31, 2021 from $53.0 million at December 31, 2020, primarily due to purchases of securities of $26.9 million partially offset by principal repayments of $14.0 million.

Loans. Loans increased $50.0 million, or 10.7%, to $517.1 million at December 31, 2021 from $467.2 million at December 31, 2020. The largest increases in our loan portfolio were in the one- to four-family residential real estate loans and multi-family real estate loans. One- to four- family residential real estate loans increased $27.9 million, or 12.0%, from December 31, 2020 to December 31, 2021 and multi-family real estate loans increased $21.6 million, or 56.8%, from December 31, 2020 to December 31, 2021. Commercial real estate loans increased $4.4 million, or 4.6%, to $100.0 million at December 31, 2021from $95.5 million at December 31, 2020. Commercial real estate originations for the year ended December 31, 2021 were $39.5 million partially offset by regular payments as well as payoffs. The increase in these loan portfolios reflects our strategy to grow the balance sheet by continuing to diversify into higher-yielding commercial real estate and multi-family real estate loans to improve net margins and manage interest rate risk. In addition, to help manage interest rate risk and generate non-interest income, we sell one- to four-family residential mortgage loans into the secondary market on a servicing-released basis. During the year ended December 31, 2021, we sold $24.6 million in loans and recognized gains of $446,000.

Bank-owned Life Insurance. We invest in bank-owned life insurance to help offset the costs of our employee benefit plan obligations. Bank-owned life insurance also generally provides noninterest income that is nontaxable. Bank-owned life insurance increased $5.4 million, or 61.0%, to $14.1 million at December 31, 2021 from $8.8 million at December 31, 2020. The increase was driven by purchases of $5.0 million during the year ended December 31, 2021.

Deposits. Deposits increased $80.3 million, or 16.3%, to $571.7 million at December 31, 2021 from $491.4 million at December 31, 2020. Core deposits (defined as all deposits other than certificates of deposit) increased $70.7 million, or 25.8%, to $344.9 million at December 31, 2021 from $274.2 million at December 31, 2020. This increase was primarily a result of a $33.4 million, or 22.3%, increase in money market accounts to $183.2 million at December 31, 2021 from $149.9 million at December 31, 2020 as well as a $23.9 million, or 40.2%, increase in noninterest-bearing demand deposit accounts to $83.3 million at December 31, 2021 from $59.4 million at December 31, 2020. Certificates of deposit increased $9.6 million, or 4.4%, to $226.8 million at December 31, 2021 from $217.2 million at December 31, 2020. At December 31, 2021 and 2020, we had $19.9 million and $9.9 million of brokered deposits, respectively. The percentage increase in deposits during 2021 was larger than normal due to several factors, primarily as a result of excessive amounts of liquidity in the market provided through government stimulus in response to COVID-19. Furthermore, we believe that the volatility in the stock market and general economic uncertainty led consumers to deposit their funds in safer, insured deposit accounts.

Federal Home Loan Bank Advances. Advances from the Federal Home Loan Bank decreased $9.0 million, or 50.0%, to $9.0 million at December 31, 2021 from $18.0 million at December 31, 2020, primarily due to maturing advances of $13.0 million with a weighted average cost of 0.96%. These maturities were partially offset by the purchase of advances totaling $4.0 million at a weighted average cost of 0.82%.

Other Liabilities. Other liabilities increased $3.3 million, or 63.4%, to $8.5 million at December 31, 2021 from $5.2 million at December 31, 2020. In December 2021 we determined to freeze benefit accruals and withdraw from the CBERA Defined Benefit Pension Plan as of April 30, 2022. We recorded a liability as of December 31, 2021 and a related expense, each in the amount of $2.0 million related to this withdrawal.

Equity. Total equity increased $4.2 million, or 5.8%, to $77.3 million at December 31, 2021 from $73.0 million at December 31, 2020, due to net income of $4.0 million for the year ended December 31, 2021 and other comprehensive income of $197,000.

Comparison of Operating Results for the Years Ended December 31, 2021 and December 31, 2020

Net Income. Net income was $4.0 million for the year ended December 31, 2021, compared to net income of $4.9 million for the year ended December 31, 2020, a decrease of $818,000, or 16.8%. The decrease was primarily due to a $3.8 million increase in noninterest expense, offset in part by a $2.8 million increase in net interest and dividend income after provision for loan losses.

Interest and Dividend Income. Interest and dividend income increased $888,000, or 4.1%, to $22.4 million for the year ended December 31, 2021 from $21.5 million for the year ended December 31, 2020, primarily due to a $1.3 million increase in interest and fees on loans. The increase in interest and fees on loans was primarily due to an increase of $56.7 million in the average balance of the loan portfolio to $496.9 million for the year ended December 31, 2021 from $440.3 million for the year ended December 31, 2020. This increase was partially offset by a $389,000, or 27.8%, decrease in interest and dividend income on investments to $1.0 million for the year ended December 31, 2021 from $1.4 million for the year ended December 31, 2020. During the year ended December 31, 2020, we recognized interest of $227,000 on a cost method investment and we did not recognize any similar interest in 2021. The weighted average yield for the loan portfolio decreased 25 basis points to 4.29% for 2021 from 4.54% for 2020, primarily due to the decrease in market interest rates caused by the Federal Reserve interest rate reduction in March 2020 in response to COVID-19. PPP loans contributed an additional $332,000 and $60,000 in net fees for the years ended December 31, 2021 and 2020, respectively.

Average interest-earning assets increased $81.5 million, to $606.7 million for the year ended December 31, 2021 from $525.2 million for the year ended December 31, 2020. The yield on interest earning-assets decreased 35 basis points to 3.68% for the year ended December 31, 2021 from 4.03% for the year ended December 31, 2020.

Interest Expense. Total interest expense decreased $2.0 million, or 34.7%, to $3.7 million for the year ended December 31, 2021 from $5.6 million for the year ended December 31, 2020. Interest expense on deposit accounts decreased $1.7 million, or 32.6%, to $3.5 million for the year ended December 31, 2021 from $5.3 million for the year ended December 31, 2020, due to a decrease in the weighted average rate on interest-bearing deposits to 0.77% for the year ended December 31, 2021 from 1.33% for the year ended December 31, 2020, which more than offset an increase in the average balance of interest-bearing deposits of $64.4 million, or 16.3% to $460.2 million for the year ended December 31, 2021 from $395.8 million for the year ended December 31, 2020.

Interest expense on Federal Home Loan Bank advances decreased $241,000, or 64.1%, to $135,000 for the year ended December 31, 2021 from $376,000 for the year ended December 31, 2020. The average balance of Federal Home Loan Bank advances decreased $9.1 million, or 42.3%, to $12.4 million for the year ended December 31, 2021 from $21.4 million for the year ended December 31, 2020. The decrease in the average balance was due to net pay downs of $9.0 million of Federal Home Loan

Bank advances as we experienced strong deposit growth. For the year ended December 31, 2021, the weighted average interest rate on Federal Home Loan Advances was 1.09%, as compared to 1.76% for the year ended December 31, 2020.

Net Interest and Dividend Income. Net interest and dividend income increased $2.8 million, or 17.9%, to $18.7 million for the year ended December 31, 2021 from $15.9 million for the year ended December 31, 2020, primarily due to an $81.5 million increase in the average balance of interest-earning assets during the year ended December 31, 2021, together with an increase in the interest rate spread to 2.91% for the year ended December 31, 2021 from 2.68% for the year ended December 31, 2020 and an increase in the net interest margin to 3.08% for the year ended December 31, 2021 from 2.96% for the year ended December 31, 2020. The increase in the interest rate spread and the net interest margin was primarily due to a decrease in the weighted average rate paid on interest-bearing liabilities to 0.78% for the year ended December 31, 2021 from 1.35% for the year ended December 31, 2020, partially offset by an increase in the average balances on interest-bearing liabilities and a decrease in yields on interest-earning assets.

Provision for Loan and Lease Losses. Based on management’s analysis of the adequacy of allowance for loan and lease losses, a provision of $360,000 was recorded for the year ended December 31, 2021, compared to a provision of $293,000 for the year ended December 31, 2020. The $67,000, or 22.9%, increase in the provision was primarily due to loan portfolio growth.

Noninterest Income. Noninterest income decreased $60,000, or 4.7%, to $1.2 million for the year ended December 31, 2021 from $1.3 million for the year ended December 31, 2020. A $99,000 decrease in income from bank-owned life insurance was partially offset by a $33,000 increase from net gains on sales of loans. The table below sets forth our noninterest income for the years ended December 31, 2021 and 2020:

	Years Ended December 31,		Change
	2021	2020	Amount	Percent

	(Dollars in thousands)
Customer service fees	$393	$393	$—	—%
Income from bank-owned life insurance	355	454	(99)	(21.8)%
Net gain on sales of loans	446	413	33	8.0%
Other	28	22	6	27.3%

Total noninterest income	$1,222	$1,282	$(60)	(4.7)%

Noninterest Expense. Noninterest expense increased $3.8 million, or 36.7%, to $14.1 million for the year ended December 31, 2021 from $10.3 million for the year ended December 31, 2020. Salary and employee benefit expenses increased $3.6 million, or 59.4%. The increase in salary and employee benefits resulted primarily from a $2.0 million expense which we incurred during 2021 as a consequence of our decision to withdraw from the multi-employer defined benefit plan, as well as additional employees and normal salary increases. FDIC assessments increased $86,000, or 122.9%. This increase was primarily due to asset growth and small bank assessment credits received from the FDIC that offset our expenses in 2020. Computer software and licensing fees increased $127,000, or 100.8%, driven by investments in systems to enhance our infrastructure and technological capabilities. As described elsewhere in this prospectus, the recent hires of several executive officers and other seasoned bankers to allow us to implement our growth strategy will continue to increase our compensation and benefits expense in 2022 and thereafter which will increase our noninterest expense. The table below sets forth our noninterest expense for the years ended December 31, 2021 and 2020:

	Years Ended December 31,		Change
	2021	2020	Amount	Percent

	(Dollars in thousands)
Salaries and employee benefits	$9,586	$6,015	$3,571	59.4%
Director Compensation	430	345	85	24.6%
Occupancy and equipment	733	768	(35)	(4.6)%
Data processing	684	693	(9)	(1.3)%
Computer software and licensing fees	253	126	127	100.8%
Advertising and promotions	648	601	47	7.8%
Professional fees	482	521	(39)	(7.5)%
FDIC Assessment	156	70	86	122.9%
Other	1,113	1,167	(54)	(4.6)%

Total noninterest expense	$14,085	$10,306	$3,779	36.7%

Income Tax Expense. Income tax expense decreased $244,000, or 14.6%, to $1.4 million for the year ended December 31, 2021 from $1.7 million for the year ended December 31, 2020. The effective tax rate was 26.1% and 25.6% for the years ended December 31, 2021 and 2020, respectively.

Average Balances and Yields. The following table sets forth average balance sheets, average yields and costs, and certain other information for the years indicated. Average balances are daily average balances. Non-accrual loans are included in average balances only. Average yields include the effect of deferred costs and fees, discounts, and premiums that are amortized or accreted to interest income or interest expense.

	For the Years Ended December 31,
	2021			2020
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate

	(Dollars in thousands)
Interest-earning assets:
Loans	$496,915	$21,319	4.29%	$440,261	$19,974	4.54%
Securities (1)	66,420	990	1.49%	52,384	1,088	2.08%
Short term investments and federal funds sold	43,375	44	0.10%	32,588	112	0.34%

Total interest-earning assets	606,710	22,353	3.68%	525,233	21,174	4.03%
Noninterest-earning assets	23,140			19,656

Total assets	$629,850			$544,889

Interest-bearing liabilities:
Interest-bearing demand deposits	$25,837	59	0.23%	$21,068	54	0.26%
Regular savings and other deposits	47,042	30	0.06%	38,117	39	0.10%
Money market deposits	163,933	555	0.34%	136,284	1,108	0.81%
Certificates of deposit	223,366	2,902	1.30%	200,281	4,060	2.03%

Total interest-bearing deposits	460,178	3,546	0.77%	395,750	5,261	1.33%
Advances from the Federal Home Loan Bank	12,359	135	1.09%	21,421	376	1.76%

Total interest-bearing liabilities	472,537	3,681	0.78%	417,171	5,637	1.35%
Noninterest-bearing demand deposits	76,267			52,659

Other noninterest-bearing liabilities	5,332			4,410

Total liabilities	554,136			474,240
Total equity	75,714			70,649

Total liabilities and equity	629,850			544,889

Net interest income		$18,672			$15,537

Net interest rate spread (2)			2.91%			2.68%
Net interest-earning assets (3)	$134,173			$108,062

Net interest margin (4)			3.08%			2.96%
Average interest-earning assets to interest-bearing liabilities			128.39%			125.90%

(1)

Excludes FHLB stock dividends of $22,000 and $86,000 for the years ended December 31, 2021 and December 31, 2020, respectively, and $227,000 of interest on cost method investments recorded within other assets for the year ended December 31, 2020.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis. The following tables present the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by current year volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume. There were no out-of-period items or adjustments required to be excluded from the table below.

	Years Ended December 31, 2021 vs. 2020
	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate

	(In thousands)
Interest-earning assets:
Loans	$2,472	$(1,127)	$1,345
Securities	252	(350)	(98)
Short term investments and Federal funds sold	29	(97)	(68)

Total interest-earning assets	2,753	(1,574)	1,179

Interest-bearing liabilities:
Interest-bearing demand deposits	11	(6)	5
Regular savings and other deposits	8	(17)	(9)
Money market deposits	191	(744)	(553)
Certificates of deposit	427	(1,585)	(1,158)

Total deposits	637	(2,352)	(1,715)
Advances from the Federal Home Loan Bank	(127)	(114)	(241)
Other interest-bearing liabilities

Total interest-bearing liabilities	510	(2,466)	(1,956)

Change in net interest income	$2,243	$892	$3,135

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our chief financial officer is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by our board of directors. We currently utilize a third-party modeling program, prepared on a quarterly basis, to evaluate our sensitivity to changing interest rates, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.

We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. We have implemented the following strategies to manage our interest rate risk:

•	maintaining capital levels that exceed the thresholds for well-capitalized status under federal regulations;

•	maintaining a prudent level of liquidity;

•	growing our volume of core deposit accounts;

•	managing our investment securities portfolio to maintain a prudent balance between enhancing profitability and protecting the balance sheet against sensitivity to changes in interest rates;

•	managing our utilization of wholesale funding with borrowings from the Federal Home Loan Bank and brokered deposits in a prudent manner; and

•	continuing to diversify our loan portfolio by adding more commercial-related loans, which typically have shorter maturities and/or balloon payments.

By following these strategies, we believe that we are better positioned to react to increases and decreases in market interest rates.

We have not engaged in hedging activities, such as engaging in futures or options. We may consider these activities in the future.

Net Interest Income. We analyze our sensitivity to changes in interest rates through a net interest income model. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. We estimate what our net interest income would be for a 12-month period. We then calculate what the net interest income would be for the same period under the assumptions that the United States Treasury yield curve increases or decreases instantaneously by various basis point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100-basis point increase in the “Change in Interest Rates” column below.

The table below sets forth, as of December 31, 2021, the calculation of the estimated changes in our net interest income that would result from the designated immediate changes in the United States Treasury yield curve.

At December 31, 2021
Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
400	$19,637	2.5%
300	19,548	2.0%
200	19,426	1.4%
100	19,283	0.6%
Level	19,159	0.0%
(100)	18,043	(5.8)%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

The tables above indicate that at December 31, 2021, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would experience an increase in net interest income of 1.4%, and in the event of an instantaneous 100 basis point decrease in interest rates, we would experience a 5.8% decrease in net interest income.

Economic Value of Equity. We also compute amounts by which the net present value of our assets and liabilities (economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumptions that the United States Treasury yield curve increases instantaneously by 100, 200, 300 and 400 basis point increments or decreases instantaneously by 100 basis point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.

The table below sets forth, as of December 31, 2021, the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the United States Treasury yield curve.

At December 31, 2021
Change in Interest Rates (basis points) (1)	Estimated EVE (2)	Estimated Increase (Decrease) in EVE		EVE as a Percentage of Present Value of Assets (3)
		Amount	Percent	EVE Ratio (4)	Increase (Decrease) (basis points)

(Dollars in thousands)
400	$77,482	$(4,841)	(5.9)%	12.5%	24
300	79,111	(3,212)	(3.9)%	12.6%	25
200	80,603	(1,720)	(2.1)%	12.5%	24
100	82,424	101	0.1%	12.6%	26
Level	82,323	—	0.0%	12.3%	—
(100)	72,539	(9,784)	(11.9)%	10.7%	(157)

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	EVE Ratio represents EVE divided by the present value of assets.

The table above indicates that at December 31, 2021, in the event of an instantaneous parallel 200 basis point increase in interest rates, we would experience a 2.1% decrease in EVE, and in the event of an instantaneous 100 basis point decrease in interest rates, we would experience an 11.9% decrease in EVE.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. The net interest income and net economic value tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates, and actual results may differ.

Interest rate risk calculations also may not reflect the fair values of financial instruments. For example, increases in market interest rates can decrease the fair values of our loans but increase the fair value of mortgage servicing rights and deposits and borrowings.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, and proceeds from maturities of securities. We are also able to borrow from the Federal Home Loan Bank of Boston. At December 31, 2021, we had outstanding advances of $9.0 million from the Federal Home Loan Bank. At December 31, 2021, we had unused borrowing capacity of $112.5 million with the Federal Home Loan Bank.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities.

At December 31, 2021, we had $24.7 million in loan commitments outstanding. In addition to commitments to originate loans, we had $45.5 million in unused lines of credit to borrowers and $37.4 million in unadvanced construction loans.

Certificates of deposit due within one year of December 31, 2021 totaled $144.3 million, or 25.2%, of total deposits. If these deposits do not remain with us, we may be required to seek other sources of funds, including brokered deposits and FHLB advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2022, or on our savings and money market accounts.

We believe, however, based on historical experience and current market interest rates that we will retain upon maturity a large portion of our certificates of deposit with maturities of one year or less as of December 31, 2021.

Our primary investing activity is originating loans. During the years ended December 31, 2021 and 2020, we funded $254.6 million and $176.4 million of loans, respectively.

Financing activities consist primarily of activity in deposit accounts, and to a lesser extent, both FHLB advances and brokered deposits. We experienced net increases in deposits of $80.3 million and $67.6 million for the years ended December 31, 2021 and 2020, respectively. At December 31, 2021 and 2020, the level of brokered time deposits was $19.9 million and $9.9 million, respectively. Deposit flows are affected primarily by the overall level of interest rates and the interest rates and products offered by us and our competitors.

For additional information, see the consolidated statements of cash flows for the years ended December 31, 2021 and 2020 included as part of the consolidated financial statements appearing elsewhere in this prospectus.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At December 31, 2021, Everett Co-operative Bank exceeded all of its regulatory capital requirements, and was categorized as well-capitalized at that date. Management is not aware of any conditions or events since the most recent notification of well-capitalized status that would change our category. See Note 15 of the notes to consolidated financial statements.

The net proceeds from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the offering are used for general corporate purposes, including funding loans. Our financial condition and results of operations will be enhanced by the net proceeds from the offering, which will increase our net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the offering, as well as other factors associated with the offering, our return on equity will be adversely affected following the offering. See “Historical and Pro Forma Regulatory Capital Compliance” and “Risk Factors – Risks Related to the Offering – Our return on equity may be low following the offering. This could negatively affect the trading price of our shares of common stock.”

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. At December 31, 2021, we had outstanding commitments to originate loans of $24.7 million. We anticipate that we will have sufficient funds available to meet our current lending commitments. Time deposits that are scheduled to mature in less than one year from December 31, 2021 totaled $144.3 million. Management expects that a substantial portion of these time deposits will be retained. However, if a substantial portion of these time deposits is not retained, we may utilize advances from the Federal Home Loan Bank, brokered deposits or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include data processing services, operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.

Recent Accounting Pronouncements

See Note 2 to the notes to the consolidated financial statements for a description of recent accounting pronouncements that may affect our financial condition and results of operations. See also “Risk Factors – Effective January 1, 2023, we will adopt the CECL standard for determining the amount of our allowance for credit losses, which we expect will increase our allowance for loan and lease losses upon adoption and cause our historic allowance for loan and lease losses not to be indicative of how we will maintain our allowance for credit losses beginning January 1, 2023.”

Impact of Inflation and Changing Price

The consolidated financial statements and related data presented in this prospectus have been prepared in accordance with U.S. GAAP, which requires the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF ECB BANCORP

ECB Bancorp is a Maryland corporation organized and incorporated in March 2022 for the purpose of becoming the bank holding company of Everett Co-operative Bank upon completion of the conversion and offering. ECB Bancorp has not engaged, and prior to the completion of the conversion will not engage, in any business. Upon completion of the conversion, we will own all of the issued and outstanding stock of Everett Co-operative Bank. ECB Bancorp will contribute at least 50% of the net proceeds from the offering to Everett Co-operative Bank. ECB Bancorp will retain the remainder of the net proceeds from the stock offering and use a portion of the retained net proceeds to make a loan to the employee stock ownership plan and contribute a portion of the retained net proceeds to the charitable foundation that we are establishing and funding in connection with the conversion. At a later date, we may use the net proceeds from the offering to pay dividends to stockholders and repurchase shares of common stock, subject to our capital needs and regulatory limitations. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

After the conversion and the offering are complete, ECB Bancorp, as the holding company of Everett Co-operative Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of other banking and financial services companies. See “Supervision and Regulation – Holding Company Regulation” for a discussion of the activities that are permitted for bank holding companies.

Following the offering, our cash flow will depend on earnings from the investment of the net proceeds from the offering that we retain, and any dividends we receive from Everett Co-operative Bank. Everett Co-operative Bank is subject to regulatory limitations on the amount of dividends that it may pay. See “Supervision and Regulation – Federal Regulations – Capital Requirements.” Initially, ECB Bancorp will neither own nor lease any property, but will instead pay a fee to Everett Co-operative Bank for the use of its premises, equipment and furniture. At the present time, we intend to employ only certain persons who are officers of Everett Co-operative Bank to serve as officers of ECB Bancorp. We will, however, use the support staff of Everett Co-operative Bank from time to time. We will pay a fee to Everett Co-operative Bank for the time devoted to ECB Bancorp by employees of Everett Co-operative Bank; however, these persons will not be separately compensated by ECB Bancorp. ECB Bancorp may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF EVERETT CO-OPERATIVE BANK

General

Everett Co-operative Bank is a Massachusetts-chartered mutual cooperative bank headquartered in Everett, Massachusetts. Everett Co-operative Bank was organized in 1890 and has operated continuously in Everett, Massachusetts since this time. We conduct business from our two full-service banking offices located in Everett, Massachusetts and Lynnfield, Massachusetts which are located in the greater Boston metropolitan area in Middlesex and Essex Counties. Everett is adjacent to Boston and is approximately three miles from Boston’s financial district, and Lynnfield is located approximately 10 miles to the north in Essex County. We consider our deposit market area to be Middlesex, Essex and

Suffolk Counties, Massachusetts and our primary lending area to be these Counties as well as Norfolk County, Massachusetts, which are located primarily within the Route 128 corridor outside of Boston.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate loans, commercial real estate and multifamily real estate loans, construction and land loans and home equity lines of credit. At December 31, 2021, $259.7 million, or 49.8%, of our total loan portfolio was comprised of one- to four-family residential real estate loans, $100.0 million, or 19.2%, of our total loan portfolio was comprised of commercial real estate loans, $70.7 million, or 13.5%, of our total loan portfolio was comprised of construction loans, $59.5 million, or 11.4%, of our total loan portfolio was comprised of multifamily real estate loans and $26.1 million, or 5.0%, of our total loan portfolio was comprised of home equity lines of credit. We also invest in securities, consisting primarily of U.S. government and federal agency obligations, mortgage-backed securities and corporate bonds. We offer a variety of deposit accounts, including certificate of deposit accounts, IRAs, money market accounts, savings accounts, demand deposit accounts and interest-bearing and noninterest-bearing checking accounts. We historically have utilized advances from the Federal Home Loan Bank of Boston (the “FHLB”) to fund our operations and we had $9.0 million of FHLB advances at December 31, 2021. Additionally, in recent years, we have also accepted brokered deposits as a non-retail funding source to fund our operations.

For the years ended December 31, 2021 and 2020, we had net income of $4.0 million and $4.9 million, respectively. Our 2021 net income was affected by an after-tax charge of $1.4 million related to our freezing of and withdrawal from a defined benefit plan.

Enhanced Management Team and Modified Business Strategy

In recent years, we have focused on building an experienced management team and revising our operating and business strategy. In 2016 we hired our Chief Executive Officer, Richard O’Neil, who, prior to his hiring, had served as outside general counsel and has been a board member of Everett Co-operative Bank since 1997. In 2019, we hired John Citrano, our Executive Vice President, Chief Operating Officer and Chief Financial Officer. Mr. Citrano has 33 years of experience in the financial services industry including his role as Chief Financial Officer of a publicly traded community bank in the greater Boston area.

Under Messrs. O’Neil’s and Citrano’s leadership, we conducted an extensive review of our loan operations, retail and branch marketing and information technology strategies, and, with the recent hiring of several seasoned bankers and operations staff, we have enhanced and expanded our operations and increased our focus on our commercial real estate lending and our commercial banking relationships. We have also focused on improving our services and delivery channels, including our digital delivery channels and services for our commercial customers.

One of the key features of our recently modified business strategy is to grow our loan portfolio, primarily through an increased focus on growing our commercial real estate and multifamily lending operations. In order to further enhance our commercial real estate and multifamily lending infrastructure and continue to grow our portfolio, in January 2022, we hired a new Chief Lending Officer, John Migliozzi, who has over 35 years of lending experience in the greater Boston metropolitan area, and we expect to hire additional lending and credit analyst personnel after completion of the conversion, including additional experienced commercial lenders. Consistent with our strategy to grow our commercial loan operations and the consequent commercial relationship opportunities that may be presented by our increased activity in the commercial real estate market, we are in the process of upgrading our suite of deposit products and related services and are upgrading our digital and mobile applications in order to accommodate business customers and thereby accelerate the growth in our core deposits.

Historically, given our size, capital position and lending team experience and capacity, we have originated for participation to other local banking institutions our larger commercial real estate and commercial loans. Despite these loans being originated under prudent standards and our desire to retain and portfolio these larger loans, we generally have not held any loan or portion of a loan we originated in excess of $8.4 million. As we continue to enhance our commercial real estate team and infrastructure and with the increase in capital resulting from the conversion, we will be able to selectively retain larger loans that we historically would have originated for participation with other local institutions. In this regard, we will be revising our lending policies and loans to one borrower limitations to increase our lending limits and the type and size of loans we choose to portfolio.

We are similarly focused on enhancing our retail operations. In November 2021 we hired Cary Lynch as our new Senior Vice President of Retail Operations. Mr. Lynch has 35 years of community banking experience, including 30 years in the greater Boston metropolitan area, and he is overseeing our efforts to ensure that our products, services and accessibility will continue to make Everett Co-operative Bank a competitive community bank, and will continue to attract and retain retail customers by emphasizing personal service, accessibility and flexibility in the face of mass market-oriented large, national and super-regional banks which maintain local branch networks in our market. Some of the programs and efforts we are pursuing in these areas include: introducing a new mobile and on-line bank interface; offering branded consumer credit and business credit cards; offering merchant services programs to enhance the small business customer experience at Everett Co-operative Bank; and providing new on-line account operations to enhance and facilitate new customer acquisitions.

Finally, in recognition of our expected growth through the above-mentioned efforts and in anticipation of becoming a public company with the attendant accounting and financial reporting obligations, in 2021 we hired a Senior Vice President and Chief Accounting Officer who has 17 years of public company accounting and community banking experience, including having served in a chief accounting role at a publicly traded community bank in the greater Boston metropolitan area.

These efforts, and especially the hirings of the executive officers, have and will continue to increase non-interest expense, including our compensation and benefits expense and technology and operational expenses, which will affect our net income in 2022 and thereafter, but we believe our recent hires and operational measures will create the framework for us to execute on our strategy to grow the Bank through orderly and diligent loan growth, including competing for and underwriting larger individual loans and maintaining larger lending relationships. Similarly, we believe that we are well-positioned to execute on our retail growth strategy including our increased emphasis on retail sales marketing efforts by Bank personnel, the implementation of opening accounts online and enhanced mobile and electronic banking products and services. We have and expect to continue to invest in our personnel and information technology and as needed, we will add additional business development personnel, all of which will increase our overall expenses.

We believe we have been effective in competing against both larger regional banks and local community banks operating in our market. We compete against the larger banks through our responsive and personalized service, providing our customers with quicker decision making, customized products where appropriate and access to our senior managers. We believe our highly experienced commercial and residential bankers and a sophisticated product and service mix, including a suite of technology solutions and support, enable us to compete effectively against local community banks. We believe that recent consolidation of financial institutions in and around our market continues to create further opportunity for expansion in our market and hiring available personnel. We will continue to emphasize these core business principles as we focus on growing our balance sheet and will implement them with the larger banking relationships that we seek to originate and maintain.

Reflecting our focus on our community, in connection with the offering, we intend to establish a charitable foundation called Everett Co-operative Bank Foundation and fund it with $600,000 in cash and 260,000 shares of our common stock, for a total contribution of $3,200,000 based on the $10.00 per share offering price. The purpose of this foundation will be to make contributions to support various charitable organizations operating in our community now and in the future.

Everett Co-operative Bank is subject to comprehensive regulation and examination by the Commissioner, as its chartering agency, and the Federal Deposit Insurance Corporation (“FDIC”) as its primary federal regulator and primary insurer of its deposits. See “Supervision and Regulation.” Our executive offices are located at 419 Broadway, Everett, Massachusetts 02149. Our telephone number at this address is (617) 387-1110. Our website address is www.everettbank.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Market Area

We consider Middlesex, Essex and Suffolk Counties, Massachusetts as our primary market area for gathering deposits, and each of these Counties as well as Norfolk County, Massachusetts as our primary lending market area. Our main office and additional branch office are located in Middlesex and Essex Counties, respectively, both of which are located in the greater Boston metropolitan area. Everett is a suburb which is adjacent to Boston and approximately three miles from Boston’s financial district, and Lynnfield where our additional branch office is located is approximately 10 miles north in Essex County. While we occasionally make loans secured by properties located outside of our primary lending market, these loans are generally to borrowers with whom we have an existing relationship and who have a presence within our primary lending market.

The Boston metropolitan area benefits from the presence of numerous institutions of higher learning, medical care and research centers and the corporate headquarters of several significant multinational corporations. Eastern Massachusetts also has many high technology companies employing personnel with specialized skills. These factors affect the demand for residential homes, multifamily apartments, office buildings, shopping centers, industrial warehouses and other commercial properties.

Based on the 2020 United States census, the Boston metropolitan area is the tenth largest metropolitan area in the United States. Located adjacent to major transportation corridors, the Boston metropolitan area provides a highly diversified economic base, with major employment sectors ranging from services, manufacturing and wholesale/retail trade, to finance, technology and medical care. According to the United States Department of Labor, in December 2021, the Boston-Cambridge-Newton, Massachusetts Statistical Area had an unemployment rate of 3.0%, compared to a Massachusetts state unemployment rate of 3.9% and the national unemployment rate of 3.9%.

Based on United States census estimates, from 2010 to 2020, the populations of Middlesex and Essex Counties increased 128,917 and 66,670, respectively. The United States census estimates that the median household income from 2015-2019 for Middlesex and Essex Counties were $102,603 and $79,263, respectively, compared to median household income of $71,115 for Boston the metropolitan area, $81,215 for the Commonwealth of Massachusetts and $62,843 for the United States.

Competition

We face significant competition within our market both in making loans and attracting deposits. Our market area has a high concentration of financial institutions, including large money center and regional banks, community banks, credit unions and other non-bank financial service providers. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking.

Our competition for loans comes primarily from the competitors referenced above and from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies participating in the mortgage market, such as insurance companies, securities firms, financial technology companies, specialty finance firms and technology companies.

We expect competition to remain intense in the future as a result of legislative, regulatory and technological changes and the continuing trend toward consolidation of the financial services industry. Technological advances, for example, have lowered barriers to entry, which have allowed banks to expand their geographic reach by providing services over the internet and made it possible for non-depository institutions, including financial technology companies, to offer products and services that traditionally have been provided by banks. Competition for deposits and the origination of loans could limit our growth in the future.

We are a small community savings institution and as of June 30, 2021 (the latest date for which information is available), our market share was 0.53% of total FDIC-insured deposits in Middlesex County, Massachusetts making us the 31st largest out of 52 financial institutions in Middlesex County, and our market share was 0.30% of total FDIC-insured deposits in Essex County, Massachusetts making us the 29th largest out of 36 financial institutions in Essex County.

Lending Activities

Our principal lending activity is originating one- to four-family residential real estate loans, commercial real estate and multifamily real estate loans, construction and land loans and home equity lines of credit. To a much lesser extent, we also originate commercial and consumer loans. Subject to market conditions and our asset-liability analysis, we expect to continue to grow our commercial real estate and multifamily loan portfolios as well as our one- to four-family residential real estate loan portfolio. We also originate for sale and sell a portion of the fixed-rate one- to four-family residential real estate loans that we originate with terms of 15 years or greater, on a servicing-released, limited or no recourse basis, while retaining shorter-term fixed-rate and all adjustable-rate one- to four-family residential real estate loans in order to manage the duration and time to repricing of our loan portfolio.

Historically, given our size, capital position and lending team experience and capacity, we have originated for participation to other local banking institutions our larger commercial real estate and commercial loans. Despite these loans being originated under prudent standards and our desire to retain and portfolio these larger loans, we generally have not held any loan or portion of a loan we originated in excess of $8.4 million. As we continue to enhance our commercial real estate team and infrastructure and with the increase in capital resulting from the conversion, we will be able to selectively retain larger loans that we historically would have originated for participation with other local institutions. In this regard, we will be revising our lending policies and loans to one borrower limitations to increase our lending limits and the type and size of loans we choose to portfolio.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated, excluding loans held for sale. We had $1.3 million and $441,000 loans held for sale at December 31, 2021 and December 31, 2020, respectively.

	At December 31,
	2021		2020
	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$259,673	49.8%	$231,756	49.2%
Multi-family	59,517	11.4%	37,955	8.1%
Commercial	99,953	19.2%	95,544	20.3%
Home equity lines of credit and loans	26,050	5.0%	29,360	6.2%
Construction	70,668	13.5%	66,202	14.0%
Commercial loans	5,439	1.0%	10,053	2.1%
Consumer	500	0.1%	423	0.1%

	521,800	100.0%	471,293	100.0%

Less:
Net deferred loan fees	(433)		(258)
Allowance for losses	(4,236)		(3,876)

Total loans, net	$517,131		$467,159

Loan Portfolio Maturities and Yields. The following tables set forth the contractual maturities of our total loan portfolio at December 31, 2021. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. Because the tables present contractual maturities and do not reflect repricing or the effect of prepayments, actual maturities may differ.

	One- to Four-Family Residential Real Estate	Multi- Family Real Estate	Commercial Real Estate	Home Equity Lines of Credit and Loans	Construction

	(In thousands)
Amounts due in:
One year or less	$2,200	$6,174	$5,508	$4,145	$60,333
After one year through five years	875	—	7,149	129	10,335
After five years through 15 years	28,651	4,918	8,594	968	—
After 15 years	227,947	48,425	78,702	20,808	—

Total	$259,673	$59,517	$99,953	$26,050	$70,668

	Commercial	Consumer	Total

	(In thousands)
Amounts due in:
One year or less	$1,400	$55	$79,815
After one year through five years	3,774	325	22,587
After five years through 15 years	265	—	43,396
After 15 years	—	120	376,002

Total	$5,439	$500	$521,800

The following table sets forth our fixed- and adjustable-rate loans at December 31, 2021 that are due after December 31, 2022.

	Due After December 31, 2022
	Fixed	Adjustable	Total

	(In thousands)
Real estate loans:
One- to four-family residential	$101,243	$156,230	$257,473
Multi-family	2,632	50,711	53,343
Commercial	2,279	92,166	94,445
Home equity lines of credit and Loans	305	21,600	21,905
Construction	3,907	6,428	10,335
Commercial loans	3,965	74	4,039
Consumer loans	164	281	445

Total loans	$114,495	$327,490	$441,985

One- to Four-Family Residential Real Estate Lending. The focus of our lending has long been the origination of long-term loans secured by mortgages on owner-occupied one- to four-family residences. At December 31, 2021, $259.7 million, or 49.8%, of our total loan portfolio, consisted of one- to four-family residential real estate loans. Included in this balance was $68.7 million of non-owner occupied loans. Loans for non-owner occupied properties purchased for investment purposes and where the property income is not the borrower’s primary source of income are generally underwritten to Fannie Mae guidelines. Loans for non-owner occupied properties purchased for investment purposes and where the property income is the primary source of income to the borrower are underwritten based on our commercial real estate underwriting guidelines. As of December 31, 2021, our average outstanding one- to four-family residential real estate loan balance was $341,000 and our largest outstanding residential loan had a principal balance of $2.0 million, which, as of December 31, 2021, was performing in accordance with its repayment terms. The vast majority of the one- to four-family residential real estate loans that we originate are secured by properties located in our primary market area. See “– Originations, Sales and Purchases of Loans.”

Our one- to four-family residential real estate loans are generally underwritten according to Fannie Mae guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” We generally originate both fixed- and adjustable-rate one- to four-family residential real estate loans in amounts up to the maximum conforming loan limits as established by the Federal Housing Finance Agency (“FHFA”). We also originate loans above the FHFA limit, which are referred to as “jumbo loans.” We generally underwrite jumbo loans in a manner similar to conforming loans. During the year ended December 31, 2021, we originated $28.8 million of jumbo loans.

We originate both fixed-rate and adjustable-rate one- to four-family residential real estate loans. Our fixed-rate and adjustable-rate one- to four-family residential real estate loans are originated with terms of up to 30 years. At December 31, 2021, $103.3 million, or 39.8%, of our one- to four-family residential real estate loans were fixed-rate loans.

We originate our adjustable-rate one- to four-family residential real estate loans with initial interest rate adjustment periods of three, five, seven and 10 years, based on changes in a designated market index. These loans are limited to a 200 basis point initial increase in their interest rate, a 200 basis point increase in their interest rate annually after the initial adjustment, and a maximum upward adjustment of 600 basis points over the life of the loan. We determine whether a borrower qualifies for an adjustable-rate mortgage loan based on our lending policy.

We originate conventional one- to four-family residential mortgage loans with loan-to-value ratios of up to 80% without private mortgage insurance. We originate loans with loan-to-value ratios of up to 97% with private mortgage insurance and where the borrower’s debt generally does not exceed 45% of the borrower’s monthly cash-flow.

Certain of our one- to four-family residential real estate loans are for the purchase of residential condominiums. Consistent with our risk analysis, we will not finance more than 20% of the units in any condominium project with more than five units. In addition, and consistent with Fannie Mae and Freddie Mac guidelines, generally, we will not make a loan for the purchase of a condominium in a new condominium project unless at least 60% of the total units in the project are sold or under a sales agreement prior to the loan closing.

Generally, we sell a portion of the fixed-rate one- to four-family residential real estate loans that we originate with terms of greater than eight years. We base the amount of fixed-rate loans that we sell on our liquidity needs, asset/liability mix, loan volume, portfolio size and other factors. Currently, the majority of loans that we sell are sold to the secondary market with servicing released.

We generally do not offer “interest-only” mortgage loans on one- to four-family residential real estate loans nor do we offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on his loan, resulting in an increased principal balance during the life of the loan. Additionally, we do not offer “subprime loans” (loans that are made with low down-payments to borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (defined as loans having less than full documentation).

We evaluate both the borrower’s ability to make principal, interest and escrow payments and the value of the property that will secure the loan. Our one- to four-family residential real estate loans do not currently include prepayment penalties, are non-assumable and do not produce negative amortization. Our one- to four-family residential mortgage loans customarily include “due-on-sale” clauses giving us the right to declare the loan immediately due and payable in the event that, among other things, the borrower sells the property subject to the mortgage. All borrowers are required to obtain title insurance for the benefit of Everett Co-operative Bank. We also require homeowner’s insurance and fire and casualty insurance and, where circumstances warrant, flood insurance on properties securing real estate loans.

We offer one- to four-family residential real estate loans secured by non-owner occupied properties. Generally, we will not make loans in excess of 75% loan to value on non-owner-occupied two- to four-family residential real estate properties or in excess of 80% on single family non-owner occupied residential real estate properties.

Commercial Real Estate and Multifamily Lending. Our commercial real estate loans are secured primarily by multifamily apartment building, retail and mixed-use properties, light industrial properties, manufacturing facilities and office buildings, almost all of which are located in our primary market area. Our multifamily loans are secured primarily by five or more-unit residential buildings. At December 31, 2021, we had $100.0 million in commercial real estate loans and $59.5 million in multifamily real estate loans, representing 19.2% and 11.4% of our total loan portfolio, respectively.

We generally originate adjustable-rate commercial real estate and multifamily real estate loans with maximum terms of up to 30 years. From time to time we will also originate fixed rate loans in these portfolios. We generally limit loan-to-value ratios to 75% of the appraised value or purchase price, whichever is higher. All of our commercial real estate and multifamily real estate loans are subject to our underwriting procedures and guidelines.

At December 31, 2021, our largest commercial real estate loan totaled $8.4 million and was secured by various office and mixed-use properties located in our primary market area. At December 31, 2021, this loan was performing in accordance with its repayment terms. At December 31, 2021, our largest multifamily real estate loan totaled $6.7 million and was secured by five properties with a total of 31 units located in our primary market area. At December 31, 2021, this loan was performing in accordance with its repayment terms. At December 31, 2021, our largest lending relationship consisted of three loans totaling $15.0 million that are secured primarily by commercial and multifamily real estate.

We consider a number of factors in originating commercial real estate and multifamily loans. We evaluate the qualifications and financial condition of the borrower (including credit history), profitability and expertise, as well as the value and condition of the mortgaged property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, among other factors we consider the net operating income of the mortgaged property before debt service and depreciation, the debt service coverage ratio (the ratio of net operating income to debt service) to ensure that, subject to certain exceptions, it is at least 1.20x, and the ratio of the loan amount to the appraised value of the mortgaged property. Our commercial real estate and multifamily loans are appraised by outside independent and qualified appraisers that are duly approved in accordance with Everett Co-operative Bank policy. Personal guarantees are often obtained from commercial real estate borrowers if such individual has a greater than 20% ownership interest in the property. Each borrower’s financial information on such loans is monitored on an ongoing basis by requiring periodic financial statement updates.

Our loans-to-one borrower limit is 20% of our capital, which limit was $15.5 million at December 31, 2021. At December 31, 2021, our average commercial real estate loan had a balance of $637,000 and our average multifamily loan had a balance of $1.1 million. As we continue to enhance our commercial real estate team and infrastructure and with the increase in capital resulting from the conversion, we will be able to selectively retain larger loans that we historically would have originated for participation with other local institutions. In this regard, we will be revising our lending policies and loans to one borrower limitations to increase our lending limits and the type and size of loans we choose to portfolio.

Construction and Land Loans. At December 31, 2021, we had $70.7 million in construction and land loans, or 13.5% of total loans. We make construction loans, primarily to developers, contractors and builders of apartment buildings, single-family homes and condominiums and individuals for the construction of their primary residences. We also make a limited amount of land loans that will be used for residential or commercial development. Land loans also include loans secured by land purchased for investment purposes. At December 31, 2021, our construction loans totaled $70.7 million, or 13.5% of our total loan portfolio, in addition to $3.0 million lines of credit secured by land. At December 31, 2021, $5.7 million of our single-family construction loans were to individuals and $62.0 million were to builders.

While we may originate loans to builders whether or not the collateral property underlying the loan is under contract for sale, we consider each project carefully in light of current residential real estate market conditions. Generally, we will make construction loans for which there is no contract for sale for the underlying completed home at the time of origination, and which we refer to as speculative construction loans, only to well-known builders in our market area. We actively monitor the number of unsold homes in our construction loan portfolio and local housing markets to attempt to maintain an appropriate balance between home sales and new loan originations. We generally will limit the maximum number of speculative units (units that are not pre-sold) approved for each builder, typically starting with one speculative loan per builder until we develop a relationship with the builder. At December 31, 2021, speculative construction loans totaled $30.8 million.

Our construction loans are fixed- and adjustable-rate, interest-only loans that provide for the payment of interest during the construction phase, which is usually up to 12 to 24 months or in some cases up to 36 months for more complex projects. At the end of the construction phase, the loan may convert to a permanent mortgage loan or may be paid in full. Depending on the complexity of the construction project, the term of an “interest-only” construction loan may be extended if circumstances warrant it up to an additional three to six months. At December 31, 2021, the additional unadvanced portions of these construction loans totaled $37.4 million.

Construction and land loans are generally limited to 80% (75% for investment properties) loan-to-completed-appraised-value ratio upon completion of the project. Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We also generally require inspections of the property before disbursements of funds during the term of the construction loan.

At December 31, 2021, our largest construction loan was for $6.8 million and was for the construction of a multifamily apartment building in our market area, $1.1 million of which was outstanding. This loan was performing in accordance with its repayment terms at December 31, 2021.

Home Equity Loans and Lines of Credit. In addition to one- to four-family residential real estate loans, we offer home equity loans and lines of credit that are secured by the borrower’s primary or secondary residence. At December 31, 2021, we had $26.1 million, or 5.0%, of our total loan portfolio in home equity loans and lines of credit. Home equity lines of credit totaled $25.0 million at December 31, 2021. At that date we also had $29.7 million of unused commitments related to home equity lines of credit.

Home equity loans and lines of credit are generally underwritten using the same criteria that we use to underwrite one- to four-family residential real estate loans. Home equity loans and lines of credit may be underwritten with a loan-to-value ratio of up to 70% when combined with the principal balance of the existing first mortgage loan. Our home equity loans are primarily originated with fixed rates of interest with terms of up to 15 years. Our home equity lines of credit are originated with adjustable-rates based on the prime rate of interest plus an applicable margin with a floor rate and require interest paid monthly.

Home equity loans and lines of credit are generally secured by junior mortgages and have greater risk than one- to four-family residential real estate loans secured by first mortgages. We face the risk that the collateral will be insufficient to compensate us for loan losses and costs of foreclosure, after repayment of the senior mortgages, if applicable. When customers default on their loans, we attempt to foreclose on the property and resell the property as soon as possible to minimize foreclosure and carrying costs. However, the value of the collateral may not be sufficient to compensate us for the amount of the unpaid loan and we may be unsuccessful in recovering the remaining balance from those customers. Particularly with respect to our home equity loans and lines of credit, decreases in real estate values could adversely affect our ability to fully recover the loan balance in the event of a default.

Commercial Loans. At December 31, 2021, commercial loans were $2.0 million, or 0.4% of total loans. This amount excludes loans originated under the PPP, which are described below.

We make commercial loans and lines of credit primarily to small businesses in our market area. These loans and lines of credit are generally secured by business assets, such as equipment and accounts receivable. Commercial loans and lines of credit are made with both adjustable and fixed-interest rates and for terms generally up to 60 months or on demand. Depending on the collateral used to secure the loans, commercial loans are made in amounts of up to 80% of the value of the collateral securing the loan.

When making commercial loans, we consider the financial statements of the borrower, our lending history with the borrower, the debt service capabilities and global cash flows of the borrower and other guarantors, the projected cash flows of the business and the value of the collateral, accounts receivable, inventory and equipment.

The CARES Act established the PPP through the SBA, which allowed us to lend money to small businesses to maintain employee payrolls through the COVID-19 crisis with guarantees from the SBA. PPP loans may be forgiven if the borrower maintains employee payrolls and meet certain other requirements. PPP loans have a fixed interest rate of 1.00% per annum and a maturity date of either two or five years. PPP loans totaled $3.4 million, or 0.7% of total loans, at December 31, 2021. We anticipate that all PPP loans will be forgiven by the SBA.

At December 31, 2021, our largest commercial loan totaled $303,000 and was secured by business assets. At December 31, 2021, this loan was performing in accordance with its repayment terms.

Consumer Lending. To a much lesser extent, we offer a variety of consumer loans to individuals who reside or work in our market area, including new and used automobile loans, unsecured overdraft lines of credit and loans secured by passbook accounts. At December 31, 2021, our consumer loan portfolio totaled $500,000, or 0.1%, of our total loan portfolio.

Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates. In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

Loan Underwriting Risks

Adjustable-Rate Residential Real Estate Loans. Although adjustable-rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically reprice, as interest rates increase, the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by the maximum periodic and lifetime rate adjustments permitted by our loan documents.

Commercial Real Estate Loans. Loans secured by commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential real estate loans. The primary concern in commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject, to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors to provide quarterly, semi-annual or annual financial statements, depending on the size of the loan, on commercial real estate loans. In reaching a decision on whether to make a commercial real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have an aggregate debt service ratio, including the guarantor’s cash flows and the borrower’s other projects, of at least 1.20x. An environmental phase one report is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

If we foreclose on a commercial real estate loan, the marketing and liquidation period to convert the real estate asset to cash can be lengthy with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial real estate loans can be unpredictable and substantial. As of December 31, 2021, we maintained no “other real estate owned” as a result of foreclosures (or the acceptance of a deed in lieu of foreclosure).

Commercial Loans. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flows of the borrower’s business, and the collateral securing these loans may fluctuate in value. Our commercial loans are originated primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. Collateral for commercial loans typically consists of accounts receivable, inventory or equipment. Credit support provided by the borrower for most of these loans is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself.

Construction and Land Loans. Our construction loans are based upon estimates of costs and values associated with the completed project. Underwriting is focused on the borrowers’ financial strength, credit history and demonstrated ability to produce a quality product and effectively market and manage their operations.

Construction lending involves additional risks when compared with permanent lending because funds are advanced upon the security of the project, which is of uncertain value before its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss. In addition, speculative construction loans, which are loans made to home builders who, at the time of loan origination, have not yet secured an end buyer for the home under construction, typically carry higher risks than those associated with traditional construction loans. These increased risks arise because of the risk that there will be inadequate demand to ensure the sale of the property within an acceptable time. As a result, in addition to the risks associated with traditional construction loans, speculative construction loans carry the added risk that the builder will have to pay the property taxes and other carrying costs of the property until an end buyer is found. Land loans have substantially similar risks to speculative construction loans.

Originations, Sales and Purchases of Loans

Our loan originations are generated by our loan personnel operating at our banking office. All loans we originate are underwritten pursuant to our policies and procedures. While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon relative borrower demand and the pricing levels as set in the local marketplace by competing banks, thrifts, credit unions, and mortgage banking companies. Our volume of real estate loan originations is influenced significantly by market interest rates, and, accordingly, the volume of our real estate loan originations can vary from period to period.

Consistent with our interest rate risk strategy, in the low interest rate environment that has existed in recent years, we originate for sale and sell a portion of the fixed-rate, one- to four-family residential real estate loans that we originate with terms of 15 years or greater, on a servicing-released, limited or no recourse basis, while retaining shorter-term fixed-rate and all adjustable-rate one- to four-family residential real estate loans in order to manage the duration and time to repricing of our loan portfolio. We consider our balance sheet as well as market conditions on an ongoing basis in making decisions as to whether to hold loans we originate for investment or to sell such loans to investors, choosing the strategy that is most advantageous to us from a profitability and risk management standpoint. During the year ended December 31, 2021, we sold $24.1 million of one- to four-family owner-occupied residential real estate loans. Subject to market and economic conditions, management intends to continue this sales activity in future periods to generate gain on sale income.

From time to time, we may purchase loan participations secured by properties within and outside of our primary market area in which we are not the lead lender. In these circumstances, we follow our customary loan underwriting and approval policies. At December 31, 2021, we had no loans in which we were not the lead lender. We may participate out portions of a loan that exceeded our loans-to-one borrower legal lending limit and for risk diversification. We generally do not purchase whole loans but may consider it in the future depending on market conditions.

At December 31, 2021, we had $1.3 million of loans held for sale.

Loan Approval Procedures and Authority

The maximum amount that we may lend to one borrower and the borrower’s related entities is generally limited, by statute, to 20% of our capital, which is defined under Massachusetts law as the sum of our surplus account, undivided profits and, after the completion of the conversion, capital stock. Loans secured by a first mortgage on residential property occupied by the borrower are excluded from this limit. At December 31, 2021, our regulatory limit on loans-to-one borrower was $15.5 million. At December 31, 2021, our largest lending relationship consisted of three loans totaling $15.0 million that are secured primarily by commercial and multifamily real estate. This loan relationship was performing in accordance with its original repayment terms at December 31, 2021. Our second largest relationship at this date consisted of eight loans totaling $13.6 million secured primarily by multifamily real estate in our market area that was performing in accordance with its terms. As a result of the offering, our regulatory loans-to-one borrower limit will increase and, as we continue to enhance our commercial real estate team and infrastructure and our increased capital position resulting from the conversion, we will be able to selectively retain larger loans that we historically would have originated for participation with other local institutions. In this regard, we will be revising our lending policies and loans to one borrower limitations to increase our lending limits and the type and size of loans we choose to portfolio.

Our lending is subject to written underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower and property valuations (consistent with our appraisal policy) prepared by outside independent licensed or certified appraisers approved by our board of directors as well as internal evaluations, where permitted by regulations. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, financial statements and tax returns.

The board of directors has overall responsibility for our lending policy, and the board reviews this policy at least annually.

Our Chief Executive Officer, Chief Operating Officer or Chief Lending Officer each have individual lending authority for up to $750,000 for residential or commercial loans. Loans of between $750,000 and $2.5 million require the approval of the Loan Committee, which is comprised of senior management of the Bank as well as the Chief Executive Officer, and loans in excess of $2.5 million require approval of the full board of directors. Additionally, our policies and loan approval limits which are established by the board of directors provide various lending approval authority for other designated individual officers or officers acting together.

Generally, we require title insurance on our mortgage loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. We also require flood insurance if the improved property is determined to be in a flood zone area.

Delinquencies and Non-Performing Assets

Delinquency Procedures. When a borrower fails to make required payments on a loan, we take a number of steps to induce the borrower to cure the delinquency and restore the loan to current status. We generally send a written notice of non-payment to the borrower 15, 30, 60 and 90 days after a loan is first past due. We will additionally try to contact the borrower by telephone after the 30th day after the due date.

Generally, when a loan becomes 90 days past due, the loan is turned over to our attorneys to ensure that further collection activities are conducted in accordance with applicable laws and regulations. All loans past due 90 days are put on non-accrual and reported to the board of directors monthly. If our attorneys do not receive a response from the borrower, or if the terms of any payment plan established are not followed, then foreclosure proceedings will be implemented. Management submits a delinquent loan report detailing loans 30 days or more past due to the board of directors on a monthly basis.

When we acquire real estate as a result of foreclosure or by deed in lieu of foreclosure, the real estate is classified as foreclosed real estate until it is sold. The real estate is recorded at estimated fair value at the date of acquisition less estimated costs to sell, and any write-down resulting from the acquisition is charged to the allowance for loan losses. Estimated fair value is based on an appraisal typically obtained before the foreclosure process is completed. Subsequent decreases in the value of the property are charged to operations. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

A loan is classified as a troubled debt restructuring if, for economic or legal reasons related to the borrower’s financial difficulties, we grant a concession to the borrower that we would not otherwise consider. This usually includes a modification of loan terms, such as a reduction of the interest rate to below market terms, capitalizing past due interest or extending the maturity date and possibly a partial forgiveness of the principal amount due. Interest income on restructured loans is accrued after the borrower demonstrates the ability to pay under the restructured terms through a sustained period of repayment performance, which is generally six consecutive months.

Under the CARES Act, COVID-19 related modifications to loans that were current as of December 31, 2019 are exempt from troubled debt restructuring classification under U.S. GAAP. In addition, the bank regulatory agencies have issued interagency guidance stating that COVID-19 related short-term modifications (i.e., six months or less) for loans that were current as of the loan modification program implementation date are not troubled debt restructurings. During 2020 and 2021 we granted short-term deferrals on certain mortgage loans and consumer loans that were otherwise performing. At December 31, 2021, we had no loans that were on deferral status.

Delinquent Loans. The following table sets forth our loan delinquencies, including non-accrual loans, by type and amount at the dates indicated.

	At December 31,
	2021			2020
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due

	(In thousands)
Real estate loans:
One- to four-family residential	$—	$88	$817	$—	$430	$243
Multi-family	—	—	—	—	—	—
Commercial	—	—	—	778	224	—
Home equity lines of credit and loans	99	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial loans	—	—	—	—	—	—
Consumer loans	1	—	—	1	—	—
PPP loans	—	—	—	—	—	—

Total	$100	$88	$817	$779	$654	$243

Non-Performing Assets. The following table sets forth information regarding our non-performing assets. No PPP loans were considered non-performing at December 31, 2021.

	At December 31,
	2021	2020

	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$883	$599
Multi-family	—	—
Commercial	—	969
Home equity lines of credit and loans	99	99
Construction	—	—
Commercial loans	—	4
Consumer loans	—	—

Total non-accrual loans	$982	$1,671

Accruing loans past due 90 days or more

Real estate owned:
One- to four-family residential	—	—
Multi-family	—	—
Commercial	—	—
Construction	—	—
Bank Owned Property held for sale	—	—

Total real estate owned	—	—

Total non-performing assets	$982	$1,671

Total accruing troubled debt restructured loans	—	—
Total non-performing loans to total loans	0.19%	0.35%
Total non-performing loans to total assets	0.15%	0.28%
Total non-performing assets to total assets	0.15%	0.28%

Classified Assets. Federal regulations provide that each insured savings institution classify its assets on a regular basis. In addition, in connection with examination of insured depository institutions, federal and Massachusetts banking regulators have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.

When an insured depository institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses. General allowances represent loss allowances which have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory agencies, which may require the establishment of additional general or specific loss allowances.

In connection with the filing of our quarterly reports with the FDIC and in accordance with our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations.

On the basis of this review of our assets, our classified and special mention assets at the dates indicated were as follows:

At December 31,
	2021	2020

(In thousands)
Substandard assets	$—	$—
Doubtful assets	—	—
Loss assets	—	—

Total classified assets	$—	$—

Special mention assets	$1,563	$11,563
Foreclosed real estate and other assets	$—	$—

At December 31, 2020, there was a construction loan classified as special mention due to fire damage to the property prior to occupancy. The damage was subsequently remediated and the loan rapidly paid down during 2021 as units were sold. The loan was subsequently paid off in 2022.

Other Loans of Concern. There were no other loans at December 31, 2021 that are not already disclosed where there is information about possible credit problems of borrowers that caused management to have serious doubts about the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure of such loans in the future.

Allowance for Loan and Lease Losses. The allowance for loan and lease losses is maintained at a level which, in management’s judgment, is adequate to absorb probable credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Because of uncertainties associated with regional economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that management’s estimate of probable credit losses inherent in the loan portfolio and the related allowance may change materially in the near-term. The allowance is increased by a provision for loan and lease losses, which is charged to expense and reduced by full and partial charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan and lease losses. Management’s periodic evaluation of the adequacy of the allowance is based on various factors, including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. We intend to adopt CECL effective January 1, 2023. For more information regarding the effect of CECL on our allowance for loan losses, please see “Risk Factors – Effective January 1, 2023, we will adopt the CECL standard for determining the amount of our allowance for credit losses, which we expect will increase our allowance for loan and lease losses upon adoption and cause our historic allowance for loan and lease losses not to be indicative of how we will maintain our allowance for credit losses beginning January 1, 2023.”

As an integral part of their examination process, the Commissioner and the FDIC will periodically review our allowance for loan and lease losses, and as a result of such reviews, we may determine to adjust our allowance for loan and lease losses. However, regulatory agencies are not directly involved in the process for establishing the allowance for loan and lease losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

The following table sets forth activity in our allowance for loan and lease losses for the years indicated

	At or For the Years Ended December 31,
	2021	2020

	(Dollars in thousands)
Allowance for loan losses at beginning of year	$3,876	$3,583
Provision for loan losses	360	293
Charge-offs:
Real estate loans:
One- to four-family residential	—	—
Multi-family	—	—
Commercial	—	(1)
Home equity lines of credit and loans	—	—
Construction	—	—
Commercial loans	—	—
Consumer loans	(1)	—
Consumer Other – Overdrafts	—	—
PPP loans	—	—

Total charge-offs	(1)	(1)

Recoveries:
Real estate loans:
One- to four-family residential	—	—
Multi-family	—	—
Commercial	—	1
Home equity lines of credit and loans	—	—
Construction	—	—
Commercial loans	—	—
Consumer loans	1	—
PPP loans	—	—

Total recoveries	1	1

Net (charge-offs) recoveries	—	—

Allowance for loan losses at end of year	$4,236	$3,876

Allowance for loan losses to non-performing loans	431.5%	232.0%
Allowance for loan losses to total loans outstanding at the end of the year	0.81%	0.82%
Net (charge-offs) recoveries to average loans outstanding during the year	0.00%	0.00%

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At December 31,
	2021			2020
	Allowance for Loan and Lease Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan and Lease Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans

	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$1,271	30.0%	49.8%	$1,167	30.1%	49.2%
Multi-family	417	9.8%	11.4%	266	6.9%	8.1%
Commercial	1,099	26.0%	19.2%	1,175	30.3%	20.3%
Home equity lines of credit and loans	185	4.4%	5.0%	208	5.4%	6.2%
Construction	855	20.2%	13.5%	802	20.7%	14.0%
Commercial loans	60	1.4%	1.0%	103	2.7%	2.1%
Consumer loans	2	0.1%	0.1%	4	0.1%	0.1%
PPP loans	—	—%	—%	—	—%	—%

Total allocated allowance	$3,889	91.9%	100.0%	$3,725	96.2%	100.0%

Unallocated	347			151

Total	$4,236			$3,876

Investment Activities

General. Our investment policy is established by the board of directors. The objectives of the policy are to: (i) provide and maintain liquidity within the guidelines of the Massachusetts banking laws and regulations for loan demand and deposit fluctuations, and to allow us to alter our liquidity position to meet both day-to-day and long-term changes in assets and liabilities; (ii) manage interest rate risk in accordance with our interest rate risk policy; (iii) provide collateral for pledging requirements; (iv) maximize return on our investments; and (v) maintain a balance of high quality diversified investments to minimize risk.

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises and municipal governments, deposits at the Federal Home Loan Bank of Boston (the “FHLB”), certificates of deposit of federally insured institutions, investment grade corporate bonds and investment grade marketable equity securities. We also are required to maintain an investment in FHLB stock. While we have the authority under applicable law to invest in derivative securities, we have not invested in derivative securities.

At December 31, 2021, our investment portfolio consisted primarily of debt securities issued by U.S. government sponsored enterprises, mortgage-backed securities and corporate debt securities.

Our investment policy is reviewed annually by our board of directors and all policy changes recommended by management must be approved by the board. Authority to make investments under the approved guidelines are delegated to appropriate officers. While general investment strategies are developed and authorized by the board, the execution of specific actions with respect to securities held by Everett Co-operative Bank rests with the Chief Financial Officer within the scope of the established investment policy.

At the time of purchase, we designate a security as held-to-maturity, available-for-sale, or trading, depending on our ability and intent. Securities available-for-sale or trading are reported at fair value, while securities held-to-maturity are reported at amortized cost. Consistent with our overall business and asset/liability management plan, which focuses on sustaining adequate levels of core earnings, the base premise of our investment portfolio is that all securities purchased will be suitable to be held-to-maturity. At December 31, 2021, $65.6 million, or 92.9%, of our securities portfolio was comprised of held-to-maturity securities.

Some of our securities are callable by the issuer. Although these securities may have a yield somewhat higher than the yield of similar securities without such features, these securities are subject to the risk that they may be redeemed by the issuer prior to maturing in the event general interest rates decline. At December 31, 2021, we had $9.1 million of securities which were subject to redemption by the issuer prior to their stated maturity.

We review debt securities with significant declines in fair value on a periodic basis to determine whether they should be considered temporarily or other than temporarily impaired. In making these determinations, management considers: (1) the length of time and extent that fair value has been less than amortized cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) our intent not to sell the security and whether it is more likely than not that we will be required to sell the debt security before its anticipated recovery. For fixed maturity investments with unrealized losses due to interest rates where it is not more likely than not that we will be required to sell the debt security before its anticipated recovery, declines in value below cost are not assumed to be other than temporary. If a decline in the fair value of a debt security is determined to be other than temporary, the amount of impairment is split into two components as follows: (1) other than temporary impairment related to credit loss, which must be recognized in the income statement and (2) other than temporary impairment related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows to be expected to be collected and the amortized cost basis. There were no charges related to other than temporary impairment on securities held by us during the year ended December 31, 2021.

At December 31, 2021, our corporate bond portfolio consisted of investment grade securities with maturities generally shorter than seven years. Our investment policy provides that we may invest up to 10% of our tier-one risk-based capital in corporate bonds from individual issuers which, at the time of purchase, are within the three highest investment-grade ratings from Standard & Poor’s or Moody’s. The maturity of these bonds generally may not exceed five years unless approved by the board of directors, and the aggregate limit is 50% of the investment portfolio for this security type. Bonds that subsequently experience a decline in credit rating below investment grade are monitored at least quarterly.

Bank-Owned Life Insurance. We invest in bank-owned life insurance to provide us with a funding source for our benefit plan obligations. Bank-owned life insurance also generally provides us noninterest income that is non-taxable. Applicable regulations generally limit our investment in bank-owned life insurance to 25% of our Tier 1 capital plus our allowance for loan losses. At December 31, 2021, we had $14.1 million in bank-owned life insurance.

Other Securities. We hold common stock of the FHLB in connection with our borrowing activities. The FHLB common stock is carried at cost and classified as restricted equity securities. It is not practicable to determine the fair value of FHLB common stock due to restrictions placed on its transferability. Under current FHLB rules, we will be required to purchase additional FHLB common stock if we increase borrowings in the future.

Securities Portfolio. The following table sets forth the stated maturities and weighted average yields of our investment securities which are classified as held-to-maturity at December 31, 2021. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield

	(Dollars in thousands)
Securities held-to-maturity:
Debt securities issued by U.S. government-sponsored enterprises	$—	—%	$10,107	1.31%	$—	—%	$—	—%	$10,107	$10,040	1.31%
Mortgage-backed securities			$248	1.59%	$3,913	2.21%	$40,657	1.90%	$44,818	$44,637	1.93%
Corporate bonds	—	—%	$1,550	2.01%	$9,096	2.27%	$—	—%	$10,646	$10,879	2.23%
Total	$—	—%	$11,905	1.41%	$13,009	2.25%	$40,657	1.90%	$65,571	$65,556	1.88%

For additional information regarding our investment securities portfolio, see Note 3 to the notes to consolidated financial statements beginning on page F-1 of the prospectus.

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also use borrowings to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments, loan sales, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from residents within our primary market area. We offer a selection of deposit accounts, including noninterest-bearing and interest-bearing demand accounts, money market accounts, savings accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. In recent years, we have also accepted brokered deposits as non-retail funding source to fund our operations. These non-core funding sources are not relationship-based accounts and are generally more price-sensitive than our core deposits. Therefore, these deposits carry a greater risk of non-renewal than our core deposits. At December 31, 2021, our core deposits, which are deposits other than certificates of deposit and brokered deposits, were $344.9 million, representing 60.3% of total deposits. At December 31, 2021, we had one municipal deposit relationship in the amount of $27.4 million.

In November 2021 we hired Cary Lynch as our new Senior Vice President of Retail Operations. Mr. Lynch has 35 years of community banking experience, including 30 years in the greater Boston metropolitan area, and he is overseeing our efforts to ensure that our products, services and accessibility will continue to make Everett Co-operative Bank a competitive community bank, and will continue to attract and retain retail customers by emphasizing personal service, accessibility and flexibility. Some of the programs and efforts we are pursuing in these areas include: introducing a new mobile and on-line bank interface; offering merchant services programs to enhance the small business customer experience at Everett Co-operative Bank; and providing new on-line account operations to enhance and facilitate new customer acquisitions.

Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. The flow of deposits is influenced significantly by general economic conditions, changes in interest rates and competition. The variety of deposit accounts that we offer allows us to be competitive in generating deposits and to respond with flexibility to changes in our customers’ demands. Our ability to gather deposits is impacted by the competitive market in which we operate, which includes numerous financial institutions of varying sizes offering a wide range of products. We believe that deposits are a stable source of funds, but our ability to attract and maintain deposits at favorable rates will be affected by market conditions, including competition and prevailing interest rates.

The following table sets forth the distribution of total deposits, by account type, at the dates indicated.

	At December 31,
	2021			2020
	Amount	Percent	Average Rate	Amount	Percent	Average Rate

	(Dollars in thousands)
Noninterest-bearing demand deposits	$83,288	14.6%	0.00%	$59,425	12.1%	0.00%
Interest-bearing demand deposits	28,333	5.0%	0.18%	22,229	4.5%	0.23%
Regular savings deposits and other deposits	50,044	8.8%	0.05%	42,703	8.7%	0.10%
Money market deposits	183,246	32.1%	0.28%	149,860	30.5%	0.57%
Certificates of deposit	226,820	39.7%	0.98%	217,181	44.2%	1.55%

Total	$571,731	100.0%		$491,398	100.0%

As of December 31, 2021 and 2020, the aggregate amount of deposits in amounts greater than $250,000, which is the maximum amount for federal deposit insurance, was $172.2 million and $128.8 million, respectively. As of December 31, 2021, the aggregate amount of all our certificates of deposit in excess of $250,000 was $47.1 million.

All of our deposits are fully insured due to the additional insurance provided to a Massachusetts cooperative bank, such as Everett Co-operative Bank, under the Depositors Insurance Fund, a private industry-sponsored insurance fund in Massachusetts that insures all deposits at Everett Co-operative Bank above FDIC limits.

Borrowing Capacity. As a member of the Federal Home Loan Bank of Boston, Everett Co-operative Bank is eligible to obtain advances upon the security of the Federal Home Loan Bank common stock owned and certain residential mortgage loans, provided certain standards related to credit-worthiness have been met. Federal Home Loan Bank advances are available pursuant to several credit programs, each of which has its own interest rate and range of maturities. At December 31, 2021, we had the ability to borrow an additional $112.5 million from the Federal Home Loan Bank of Boston, subject to certain collateral requirements and had advances of $9.0 million at such date.

Properties

We conduct our business through our main office located in Everett, Massachusetts and our branch office located in Lynnfield, Massachusetts, both of which we own. Additionally, we lease office space in Everett, Massachusetts which services back office and loan administration functions. At December 31, 2021 the total net book value of our land, buildings, leasehold improvements, furniture, fixtures and equipment was $3.8 million.

The following table sets forth information regarding our offices at December 31, 2021.

Location	Leased or Owner	Year Acquired or Leased	Approximate Square Footage	Net Book Value of Real Property
Main Office:

Everett	Owned	1940	8,000	$2,233

Branch Office

Lynnfield	Owned	2016	2,000	$488

Other Properties

Everett (1)	Leased	2018	1,800	$162

(1)	Back office and loan administration office.

Subsidiary and Other Activities

Upon completion of the conversion, Everett Co-operative Bank will become the wholly owned subsidiary of ECB Bancorp.

Everett Co-operative Bank has one subsidiary, First Everett Securities Corporation, Inc. (“FESC, Inc.”), a Massachusetts corporation, which is engaged in the buying, selling and holding of investment securities. The income earned on FESC, Inc.’s securities is subject to a significantly lower rate of state tax than that assessed on income earned on securities maintained at Everett Co-operative Bank. At December 31, 2021, FESC, Inc. had total assets of $36.6 million, substantially all of which were in securities and cash to be invested.

Legal Proceedings

Among other things, the activities of Everett Co-operative Bank, including with respect to disclosures about and implementation of numerous consumer products, are subject to various laws and numerous regulations, including those related to unfair or deceptive acts or practices. If Everett Co-operative Bank is found to have violated one or more consumer protection laws, it may be required to pay restitution to certain affected customers in connection with certain of these practices. In addition, as a result of the extensive regulation, supervision and examination of our business described elsewhere in this prospectus, we are also involved, from time to time, in other reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding our business, certain of which may result in adverse judgments, settlements, fines, penalties, public or private censure, increased costs, required remediation, restriction on business activities or other impacts on us.

We are not involved in any pending legal proceedings as a plaintiff or defendant other than routine legal proceedings occurring in the ordinary course of business, and at December 31, 2021, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

Everett Co-operative Bank will enter into an agreement with ECB Bancorp to provide it with certain administrative support services for compensation not less than the fair market value of the services provided. In addition, Everett Co-operative Bank and ECB Bancorp will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of December 31, 2021, we had 54 full-time equivalent employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

SUPERVISION AND REGULATION

General

Everett Co-operative Bank is a Massachusetts-chartered cooperative bank and upon completion of the conversion will be the wholly owned subsidiary of ECB Bancorp, a Maryland corporation, which will be a registered bank holding company. Everett Co-operative Bank’s deposits are insured up to applicable limits by the FDIC and by the Depositors Insurance Fund for amounts in excess of the FDIC insurance limits. Everett Co-operative Bank is subject to extensive regulation by the Commissioner, as its chartering agency, and by the FDIC, its primary federal regulator and deposit insurer. Everett Co-operative Bank is required to file reports with, and is periodically examined by, the FDIC and the Commissioner concerning its activities and financial condition and must obtain regulatory approvals prior to entering into certain transactions, including, but not limited to, mergers with or acquisitions of other financial institutions. As a registered bank holding company, ECB Bancorp will be regulated by the Board of Governors of the Federal Reserve Board (the “Federal Reserve Board”). Everett Co-operative Bank also is a member of and owns stock in the Federal Home Loan Bank of Boston, which is one of the 11 regional banks in the Federal Home Loan Bank System.

Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; provide oversight for the adequacy of loan loss reserves for regulatory purposes and the adequacy of its risk management framework; and establish the timing and amounts of assessments and fees imposed by the regulatory agencies. Moreover, as part of their examination authority, the banking regulators assign numerical ratings to banks and savings institutions relating to capital, asset quality, management, liquidity, earnings and other factors. These ratings rely on the supervisor’s judgment and the receipt of a less than satisfactory rating in one or more categories may result in enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution, such as Everett Co-operative Bank or its holding company, from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions or establish new branches.

In addition, we must comply with significant anti-money laundering and anti-terrorism laws and regulations, Community Reinvestment Act laws and regulations, and fair lending laws and regulations. Everett Co-operative Bank must comply with consumer protection regulations issued by the Consumer Financial Protection Bureau, as enforced by the FDIC. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect our business activities, including our ability to acquire other financial institutions or expand our branch network.

Following the conversion and offering, ECB Bancorp will be a bank holding company and will be required to comply with the Bank Holding Company Act of 1956, as amended, and the rules and regulations of the Federal Reserve Board. It will be required to file certain reports with the Federal Reserve Board and will be subject to examination by and the enforcement authority of the Federal

Reserve Board. Additionally, the Federal Reserve Board may directly examine the subsidiaries of a bank holding company, including Everett Co-operative Bank. ECB Bancorp will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Any change in applicable laws or regulations, whether by the Massachusetts legislature, the Commissioner, the Consumer Financial Protection Bureau, the FDIC, the Federal Reserve Board, the Securities and Exchange Commission or Congress, could have a material adverse impact on the operations and financial performance of ECB Bancorp and Everett Co-operative Bank.

Set forth below is a brief description of material regulatory requirements that are or will be applicable to Everett Co-operative Bank and ECB Bancorp. The description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on Everett Co-operative Bank and ECB Bancorp.

Massachusetts Banking Laws and Supervision

General. As a Massachusetts-chartered cooperative bank, Everett Co-operative Bank is subject to supervision, regulation and examination by the Commissioner and to various Massachusetts statutes and regulations which govern, among other things, investment powers, lending and deposit-taking activities, borrowings, maintenance of surplus and reserve accounts, distribution of earnings and payment of dividends. In addition, Everett Co-operative Bank is subject to Massachusetts consumer protection, Community Reinvestment Act, civil rights laws and regulations. The approval of the Massachusetts Commissioner of Banks is required for a Massachusetts-chartered bank to establish or close branches, merge with other financial institutions, issue stock and undertake certain other activities.

Massachusetts regulations generally allow Massachusetts banks, with appropriate regulatory approvals, to engage in activities permissible for federally chartered banks or banks chartered by another state. The Commissioner also has adopted procedures reducing regulatory burdens and expense and expediting branching by well-capitalized and well-managed banks.

Dividends. A Massachusetts stock bank may declare cash dividends from net profits not more frequently than quarterly. Noncash dividends may be declared at any time. No dividends may be declared, credited or paid if the bank’s capital stock is impaired. The approval of the Commissioner is required if the total of all dividends declared in any calendar year exceeds the total of its net profits for that year combined with its retained net profits of the preceding two years. Dividends from ECB Bancorp may depend, in part, upon receipt of dividends from Everett Co-operative Bank. The payment of dividends from Everett Co-operative Bank would be restricted by federal law if the payment of such dividends resulted in Everett Co-operative Bank failing to meet regulatory capital requirements.

Loans to One Borrower Limitations. Massachusetts banking law grants broad lending authority. However, with certain limited exceptions, total obligations to one borrower may not exceed 20% of the total of an institution’s capital stock (if any), surplus and undivided profits. The Commissioner applies the Office of the Comptroller of the Currency’s attribution rules to a borrower’s related interests. At December 31, 2021, Everett Co-operative Bank was in compliance with the loans-to-one borrower limitations.

Loans to a Bank’s Insiders. Under Massachusetts law, a Massachusetts-chartered bank must comply with Regulation O of the Federal Reserve Board and the Commissioner retains examination and enforcement authority to ensure compliance.

Investment Activities. In general, Massachusetts-chartered banks may invest in preferred and common stock of any corporation organized under the laws of the United States or any state provided such investments do not involve control of any corporation and do not, in the aggregate, exceed 4% of the bank’s deposits. Federal law imposes additional restrictions on Everett Co-operative Bank’s investment activities. See “– Massachusetts Banking Laws and Supervision – Investment Activities.”

Regulatory Enforcement Authority. Any Massachusetts bank that does not operate in accordance with the regulations, policies and directives of the Commissioner may be subject to sanctions for noncompliance, including revocation of its charter. The Commissioner may, under certain circumstances, suspend or remove officers or directors who have violated the law, conducted the bank’s business in an unsafe or unsound manner or contrary to the depositors’ interests or been negligent in the performance of their duties. Upon finding that a bank has engaged in an unfair or deceptive act or practice, the Commissioner may issue an order to cease and desist and impose a fine on the bank concerned. The Commissioner also has authority to take possession of a bank and appoint FDIC as receiver under certain conditions such as an unsafe and unsound condition to transact business, the conduct of business in an unsafe or unauthorized manner or impaired capital. In addition, Massachusetts consumer protection and civil rights statutes applicable to Everett Co-operative Bank permit private individual and class action law suits and provide for the rescission of consumer transactions, including loans, and the recovery of statutory and punitive damages and attorneys’ fees in the case of certain violations of those statutes.

Excess Deposit Insurance Fund. All Massachusetts-chartered cooperative banks are members of the Depositors Insurance Fund, a private industry-sponsored insurance fund in Massachusetts that insures all deposits at Everett Co-operative Bank above FDIC limits.

Protection of Personal Information. Massachusetts banking regulations contain requirements intended to protect personal information and are similar to federal laws such as the Gramm-Leach-Bliley Act, discussed below under “– Federal Regulations – Other Regulations,” that require organizations to establish written information security programs to prevent identity theft. The Massachusetts regulation also contains technology system requirements, especially for the encryption of personal information sent over wireless or public networks or stored on portable devices.

Insurance Sales. Massachusetts banks may engage in insurance sales activities if the Commissioner has approved a plan of operation for insurance activities and the bank obtains a license from the Massachusetts Division of Insurance. A bank may be licensed directly or indirectly through an affiliate or a subsidiary corporation established for this purpose. Everett Co-operative Bank does not sell or refer insurance products, and has not sought approval for insurance sales activities.

Parity Regulation. A Massachusetts bank may exercise any power and engage in any activity that has been authorized for national banks, federal thrifts or state banks in a state other than Massachusetts, provided that the activity is permissible under applicable federal law and not specifically prohibited by Massachusetts law. Such powers and activities must be subject to the same limitations and restrictions imposed on the national bank, federal thrift or out-of-state bank that exercised the power or activity.

Massachusetts has other statutes or regulations that are similar to certain of the federal provisions discussed below.

Federal Regulations

Capital Requirements. Federal regulations require federally insured depository institutions to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio of 4.5%, a Tier 1 capital to risk-based assets ratio of 6.0%, a total capital to risk-based assets ratio of 8.0%, and a 4.0% Tier 1 capital to total assets leverage ratio.

In determining the amount of risk-weighted assets for calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk-weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. Common equity Tier 1 capital is generally defined as common stockholders’ equity and related surplus and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain non-cumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations. In assessing an institution’s capital adequacy, the FDIC takes into consideration not only these numeric factors, but qualitative factors as well, and has the authority to establish higher capital requirements for individual institutions where deemed necessary.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements.

Federal law required the federal banking agencies, including the FDIC, to establish a “community bank leverage ratio” of between 8% and 10% for institutions with total consolidated assets of less than $10 billion. Institutions with capital complying with the ratio and otherwise meeting the specified requirements and electing the alternative framework are considered to comply with the applicable regulatory capital requirements, including the risk-based requirements. The community bank leverage ratio was established at 9% Tier 1 capital to total average assets, effective January 1, 2020. A qualifying institution may opt in and out of the community bank leverage ratio framework on its quarterly call report. An institution that temporarily ceases to meet any qualifying criteria is provided with a two-quarter grace period to regain compliance. Failure to meet the qualifying criteria within the grace period or maintain a leverage ratio of 8% or greater requires the institution to comply with the generally applicable regulatory capital requirements.

At December 31, 2021, Everett Co-operative Bank had not opted into the community bank leverage ratio framework and its capital ratios exceeded all applicable requirements.

Capital Distributions. The Federal Deposit Insurance Act generally provides that an insured depository institution may not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement. Unless the approval of the FDIC is obtained, Everett Co-operative Bank may not declare or pay a dividend if the total of all dividends declared during the calendar year, including the proposed dividend, exceeds the sum of its net income during the current calendar year and the retained net income of the prior two calendar years.

Community Reinvestment Act and Fair Lending Laws. All insured depository institutions have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. The FDIC is required to assess Everett Co-operative Bank’s record of compliance with the Community Reinvestment Act. An institution’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the FDIC, as well as other federal regulatory agencies and the Department of Justice.

The Community Reinvestment Act requires all institutions insured by the FDIC to publicly disclose their rating. Everett Co-operative Bank received a “Satisfactory” Community Reinvestment Act rating in its most recent federal examination.

Massachusetts has its own statutory counterpart to the CRA which is also applicable to Everett Co-operative Bank. The Massachusetts version is generally similar to the CRA but utilizes a five-tiered descriptive rating system. Massachusetts law requires the Commissioner to consider, but not be limited to, a bank’s record of performance under Massachusetts law in considering any application by the bank to establish a branch or other deposit-taking facility, to relocate an office or to merge or consolidate with or acquire the assets and assume the liabilities of any other banking institution. Everett Co-operative Bank’s most recent 2019 CRA performance rating under Massachusetts law was “Satisfactory.”

Transactions with Related Parties. An insured depository institution’s authority to engage in transactions with its affiliates is generally limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, or is under common control with, an insured depository institution such as Everett Co-operative Bank. ECB Bancorp will be an affiliate of Everett Co-operative Bank because of its control of Everett Co-operative Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a state-chartered bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

Everett Co-operative Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

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be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

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not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Everett Co-operative Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Everett Co-operative Bank’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. As a non-member bank, Everett Co-operative Bank’s primary federal regulator is the FDIC which has authority to bring enforcement actions against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action by the FDIC may range from the issuance of a capital directive or cease and desist order to removal and prohibition of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day, subject to inflation adjustments. The FDIC also has the authority to terminate federal deposit insurance.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for the insured depository institutions they supervise. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, compensation and benefits, and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order and/or the imposition of civil money penalties.

Branching. Federal law permits insured state banks to engage in interstate branching if the laws of the state where the new banking office is to be established would permit the establishment of the banking office if it were chartered by a bank in such state. Under current Massachusetts law, Everett Co-operative Bank can establish a branch in Massachusetts or in any other state. All branch applications require prior approval of the Commissioner and the FDIC. Finally, Everett Co-operative Bank may also establish banking offices in other states by merging with banks or by purchasing banking offices of other banks in other states, subject to certain restrictions.

Prompt Corrective Action. Federal law requires, among other things, that federal banking agencies take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For this purpose, the FDIC’s regulations establish five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under applicable regulations, an institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on the payment of dividends, and restrictions on the acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the performance of that plan. Based upon its capital levels, a bank that is classified as well-capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. An undercapitalized bank’s compliance with a capital restoration plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including a regulatory order to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, ceasing receipt of deposits from correspondent banks, dismissal of directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

The previously referenced final rule establishing an elective “community bank leverage ratio” regulatory capital framework provides that a qualifying institution whose capital exceeds the community bank leverage ratio and opts to use that framework will be considered “well-capitalized” for purposes of prompt corrective action.

At December 31, 2021, Everett Co-operative Bank met the criteria for being considered “well capitalized.”

Insurance of Deposit Accounts. The Deposit Insurance Fund of the FDIC insures deposits at FDIC -insured financial institutions such as Everett Co-operative Bank, generally up to a maximum of $250,000 per separately insured depositor. The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund.

Under the FDIC’s risk-based assessment system, institutions deemed less risky of failure pay lower assessments. Assessments for institutions of less than $10 billion of assets are based on financial measures and supervisory ratings derived from statistical modeling estimating the probability of an institution’s failure within three years.

In June 2020, the FDIC issued a final rule that mitigates the deposit insurance assessment effects of participating in certain COVID-19 liquidity facilities. The FDIC will generally remove the effect of PPP lending in calculating an institution’s deposit insurance assessment. The final rule also provides an offset to an institution’s total assessment amount for the increase in its assessment base attributable to participation in the PPP.

The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of Everett Co-operative Bank. We cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. Everett Co-operative Bank does not know of any practice, condition or violation that may lead to termination of its deposit insurance.

Privacy Regulations. Federal regulations generally require that Everett Co-operative Bank disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, Everett Co-operative Bank is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. Everett Co-operative Bank currently has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

USA PATRIOT Act. Everett Co-operative Bank is subject to the USA PATRIOT Act, which gives federal agencies additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. The USA PATRIOT Act contains provisions intended to encourage information sharing among bank regulatory agencies and law enforcement bodies and imposes affirmative obligations on financial institutions, such as enhanced recordkeeping and customer identification requirements.

Prohibitions Against Tying Arrangements. Everett Co-operative Bank is prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Other Regulations

Interest and other charges collected or contracted for by Everett Co-operative Bank are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

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Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of Everett Co-operative Bank also are subject to, among others, the:

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Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

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Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

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Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Federal Home Loan Bank System

Everett Co-operative Bank is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Banks provide central credit facilities primarily for member institutions. Members of a Federal Home Loan Bank are required to acquire and hold shares of capital stock in their Federal Home Loan Bank. Everett Co-operative Bank complied with this requirement at December 31, 2021. Based on redemption provisions of the Federal Home Loan Bank of Boston, the stock has no quoted market value and is carried at cost. Everett Co-operative Bank reviews for impairment, based on the ultimate recoverability, the cost basis of the Federal Home Loan Bank of Boston stock. At December 31, 2021, no impairment had been recognized.

Holding Company Regulation

Upon completion of the conversion, ECB Bancorp will be a bank holding company within the meaning of Bank Holding Company of 1956, as amended. As such, ECB Bancorp will be registered with the Federal Reserve Board and be subject to regulations, examinations, supervision and reporting requirements applicable to bank holding companies. In addition, the Federal Reserve Board will have enforcement authority over ECB Bancorp and its non-bank subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to Everett Co-operative Bank.

A bank holding company is generally prohibited from engaging in non-banking activities, or acquiring direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings association whose direct and indirect activities are limited to those permitted for bank holding companies.

The Gramm-Leach-Bliley Act of 1999 authorized a bank holding company that meets specified conditions, including being “well capitalized” and “well managed,” to opt to become a “financial holding company” and thereby engage in a broader array of financial activities than previously permitted. Such activities can include insurance underwriting and investment banking.

Bank holding companies with less than $3 billion in consolidated assets are exempt from consolidated regulatory capital requirements unless the Federal Reserve Board determines otherwise in particular cases.

By law, holding companies, including bank holding companies, must act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

The Federal Reserve Board has issued supervisory policies regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies and savings and loan holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of capital distributions previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. The policy statement also states that a holding company should inform the Federal Reserve Board supervisory staff before redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of ECB Bancorp to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Massachusetts Holding Company Regulation. Under Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a cooperative bank, is regulated by the Commissioner as a bank holding company. Each such bank holding company: (i) must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; (ii) must register, and file reports, with the Commissioner; and (iii) is subject to examination by the Commissioner. ECB Bancorp would become a bank holding company regulated by the Commissioner if it acquires a second banking institution and holds and operates it separately from Everett Co-operative Bank.

Change in Control Regulations

Under the Change in Bank Control Act, no person or group of persons may acquire “control” of a bank holding company, such as ECB Bancorp, unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquirer has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. There is a presumption of control upon the acquisition of 10% or more of a class of voting stock if the holding company involved has its shares registered under the Securities Exchange Act of 1934, or, of the holding company involved does now have its shares registered under the Securities Exchange Act of 1934, if no other persons will own, control or hold the power to vote a greater percentage of that class of voting security after the acquisition.

Federal Securities Laws

The common stock of ECB Bancorp will be registered with the Securities and Exchange Commission after the conversion and offering. ECB Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration, under the Securities Act of 1933, of shares of common stock to be issued in the initial public offering of ECB Bancorp does not cover the subsequent resale of those shares. Shares of common stock purchased by persons who are not affiliates of ECB Bancorp may be resold without registration. Shares purchased by an affiliate of ECB Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If ECB Bancorp meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ECB Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of ECB Bancorp, or the average weekly volume of trading in the shares during the preceding four calendar weeks.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

Emerging Growth Company Status

ECB Bancorp will be an emerging growth company. For as long as it continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to public companies. These exemptions include, but are not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, ECB Bancorp also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors audit our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Such an election is irrevocable during the period a company is an emerging growth company.

ECB Bancorp will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of the completion of the conversion and offering; (ii) the first fiscal year after our annual gross revenues are $1.07 billion (adjusted for inflation) or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million at the end of the second quarter of that fiscal year. We expect to lose our status as an emerging growth company effective December 31, 2027, which is the end of the fifth year after the expected completion date of the conversion and offering.

TAXATION

Federal Taxation

General. ECB Bancorp and Everett Co-operative Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to ECB Bancorp and Everett Co-operative Bank.

Method of Accounting. For federal income tax purposes, Everett Co-operative Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns.

Alternative Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, less an exemption amount, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent tax computed this way exceeds tax computed by applying the regular tax rates to regular taxable income. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Tax Cuts and Jobs Act repealed the alternative minimum tax for income generated after January 1, 2018. At December 31, 2021, Everett Co-operative Bank had no minimum tax credit carryovers.

Net Operating Loss Carryovers. As a result of the Tax Cuts and Jobs Act generally, a financial institution may carry net operating losses forward indefinitely. At December 31, 2021, Everett Co-operative Bank had no federal net operating loss carryforwards.

Capital Loss Carryovers. A corporation cannot recognize capital losses in excess of capital gains generated. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which it is carried and is used to offset any capital gains. Any undeducted loss remaining after the five-year carryover period is not deductible. At December 31, 2021, Everett Co-operative Bank had no capital loss carryovers.

Corporate Dividends. ECB Bancorp may generally exclude from its income 100% of dividends received from Everett Co-operative Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. Everett Co-operative Bank’s federal income tax returns have not been audited in the most recent five-year period.

State Taxation

Financial institutions in Massachusetts file combined income tax returns with affiliated companies that are not security corporations. The Massachusetts excise tax rate for cooperative banks is currently 9.0% of federal taxable income, adjusted for certain items. Taxable income includes gross income as defined under the Internal Revenue Code, plus interest from bonds, notes and evidences of indebtedness of any state, including Massachusetts, less deductions, but not the credits, allowable under the provisions of the Internal Revenue Code, except for those deductions relating to dividends received and income or franchise taxes imposed by a state or political subdivision. Carryforwards and carrybacks of net operating losses and capital losses are not allowed. Everett Co-operative Bank’s state tax returns, as well as those of its subsidiaries, have not been audited in the most recent five-year period.

A financial institution or business corporation is generally entitled to special tax treatment as a “security corporation” under Massachusetts law provided that: (a) its activities are limited to buying, selling, dealing in or holding securities on its own behalf and not as a broker; and (b) it has applied for, and received, classification as a “security corporation” by the Commissioner of the Massachusetts Department of Revenue. A security corporation that is also a bank holding company under the Internal Revenue Code must pay a tax equal to 0.33% of its gross income. A security corporation that is not a bank holding company under the Internal Revenue Code must pay a tax equal to 1.32% of its gross income. Everett Co-operative Bank’s wholly owned subsidiary, First Everett Securities Corporation, which engages in securities transactions on its own behalf, is qualified as a security corporation. As such, it has received security corporation classification by the Massachusetts Department of Revenue and does not conduct any activities deemed impermissible under the governing statutes and the various regulations, directives, letter rulings and administrative pronouncements issued by the Massachusetts Department of Revenue.

As a Maryland business corporation, ECB Bancorp is required to file an annual report with and pay franchise taxes to the state of Maryland.

MANAGEMENT OF ECB BANCORP

Shared Management Structure

The directors of ECB Bancorp are the same persons who are the directors of Everett Co-operative Bank. In addition, each executive officer of ECB Bancorp is also an executive officer of Everett Co-operative Bank. We expect that ECB Bancorp and Everett Co-operative Bank will continue to have common executive officers until there is a business reason to establish separate management structures.

Executive Officers of ECB Bancorp and Everett Co-operative Bank

The following table sets forth information regarding certain executive officers of ECB Bancorp and Everett Co-operative Bank and their ages as of December 31, 2021. Except as otherwise indicated, executive officers hold the same title at ECB Bancorp and Everett Co-operative Bank. The executive officers of ECB Bancorp and Everett Co-operative Bank are elected annually.

Name	Age	Position
Richard J. O’Neil, Jr.	64	President and Chief Executive Officer
John A. Citrano	58	Executive Vice President, Chief Operating Officer and Chief Financial Officer
John A. Migliozzi	63	Executive Vice President and Chief Lending Officer

Directors of ECB Bancorp and Everett Co-operative Bank

ECB Bancorp has seven directors. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of Everett Co-operative Bank will be elected by ECB Bancorp as its sole stockholder. The following table states our directors’ names, their ages as of December 31, 2021, the years when they began serving as directors of Everett Co-operative Bank and the years when their current terms expire.

Name (1)	Position(s) Held With Everett Co-operative Bank	Age	Director Since	Current Term Expires
Paul A. Delory	Director	71	1997	2024
Elizabeth P. Jones	Director	71	2000	2024
Dennis J. Leonard	Chairman of the Board of Directors	66	2016	2025
Richard J. O’Neil, Jr.	President, Chief Executive Officer and Director	64	1997	2024
Joseph Sachetta	Director	63	1994	2023
Susan Sgroi	Director	57	2020	2023
Marjorie A. White	Director	73	1991	2025

(1)	The mailing address for each person listed is 419 Broadway, Everett, Massachusetts 02149.

The Business Background of Our Directors and Executive Officers

The business experience for the past five years of each of our directors and executive officers is set forth below. With respect to directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the Nominating Committee and the board of directors to determine that the person should serve as a director. Each director is also a director of Everett Co-operative Bank. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors

Paul A. Delory is a practicing attorney and is the founder and principal of the Law Office of Paul A. Delory, a law firm headquartered in Everett, Massachusetts, which specializes in residential and commercial real estate, business law and land use planning. Mr. Delory has been a practicing attorney for over 45 years.

Mr. Delory’s experience and knowledge in his areas of concentration as well his extensive contacts in the local community make him a valuable resource for the board of directors and for Everett Co-operative Bank.

Elizabeth P. Jones is retired. From 1999 through her retirement in 2015, Ms. Jones served as President and Chief Executive Officer of Everett Co-operative Bank. Prior to joining Everett Co-operative Bank, Ms. Jones had decades of executive management experience with BayBank, during that institution’s substantial growth period, and eventually was employed by BankBoston

Ms. Jones’ extensive experience in the banking industry brings to the Board detailed institutional knowledge as well as significant regional retail banking and business development experience.

Dennis J. Leonard (Chairman of the Board of Directors) is President and Chief Executive Officer of Delta Dental of Massachusetts. Prior to his appointment in 2019 as Chief Executive Officer, since 2011 he had served as President of Delta Dental of Massachusetts. Prior to these appointments, Mr. Leonard served in many senior leadership roles such as Chief Sales Officer, Regional President and Vice President of Sales & Marketing.

Mr. Leonard provides the board of directors with extensive executive experience in the areas of business development, general corporate governance and public relations. Mr. Leonard serves on the boards of several regional non-profit charitable organizations. He also serves as a trustee of Merrimack College.

Richard J. O’Neil, Jr.is President and Chief Executive Officer of Everett Co-operative Bank. He has served as Chief Executive Officer since 2016. Mr. O’Neil is a member of the Massachusetts Bar and served as a Director and outside General Counsel of Everett Co-operative Bank prior to assuming the position as President and CEO.

Mr. O’Neil’s experience provides the Board of Directors with a perspective on the day-to-day operations of Everett Co-operative Bank and assists the Board in assessing opportunities and developments in the financial institutions industry. Over his legal and banking career, Mr. O’Neil has developed an extensive network of clients and customers which help to support our business development.

Joseph Sachetta is the founding member and principal of Sachetta, LLC, a full-service wealth and tax advisory firm based in Lynnfield, Massachusetts. Mr. Sachetta is a certified public accountant.

Mr. Sachetta’s educational and professional experience assists the board of directors with assessing Everett Co-operative Bank’s accounting practices and tax matters. Additionally, his contacts in the greater Boston market and the local community make him a valuable resource for the board of directors and for Everett Co-operative Bank.

Susan Sgroi is Executive Vice President and Chief Human Resource Officer for Blue Cross Blue Shield of Massachusetts, the largest private health plan in Massachusetts and one of the largest independent, not-for-profit Blue Cross Blue Shield plans in the country.

Ms. Sgroi’s significant experience, having worked for over 35 years in human resources for large corporations, provides the board of directors with valuable knowledge and experience in compensation and benefits, organizational effectiveness, culture change, talent management and capability development, mergers and acquisitions, general corporate governance matters and leadership coaching across multiple businesses and geographies. Ms. Sgroi has a proven track record of aligning strategic and business objectives with organizational and workforce strategies.

Marjorie A. White is retired. From 2015 through her retirement in December 2019, Ms. White served as President of Everett Co-operative Bank. Over the course of a fifty-year career at Everett Co-operative Bank, Ms. White rose through the ranks from teller through each level of management.

Ms. White’s history and experience with Everett Co-operative Bank brings to the board of directors extensive institutional knowledge about the Bank and general banking operations.

Executive Officers Who Are Not Also Directors

John A. Citrano is our Executive Vice President, Chief Operating Officer and Chief Financial Officer. He joined Everett Co-operative Bank in 2019 and is responsible for the leadership, direction and management of the accounting, finance and operations of the Bank. Prior to joining Everett Co-operative Bank, from 2011 until 2019 Mr. Citrano served as the Executive Vice President and Chief Financial Officer for Belmont Savings Bank. Mr. Citrano has 33 years of experience in the financial services industry more than 20 years as a senior level executive.

John A. Migliozzi is our Executive Vice President and Chief Lending Officer, positions he has held since January 2022. Prior to joining Everett Co-operative Bank, Mr. Migliozzi served as Executive Vice President and Senior Lender for East Boston Savings Bank. Mr. Migliozzi was employed with East Boston Savings Bank for 23 years where he was responsible for overseeing its commercial and residential real estate portfolios. Mr. Migliozzi has over 35 years of experience in the financial services industry and his responsibilities include general oversight of our loan portfolio, including credit quality, loan yield and portfolio growth.

Board Independence

The board of directors has determined that each of our directors, with the exception of directors O’Neil, White and Delory, is “independent” as defined in, and for purposes of satisfying the listing standards of, the Nasdaq Stock Market. Director O’Neil is not independent because he is an executive officer of ECB Bancorp and director White is not independent because she was an executive officer of Everett Co-operative Bank until December 2019. Director Delory is not deemed independent because of fees paid to his law firm in connection with loan closings for which Everett Co-operative Bank is the lender.

In determining the independence of the directors listed above, the board of directors considered relationships between Everett Co-operative Bank and our directors and officers, none of which are required to be reported under “– Transactions With Certain Related Persons” below, including loans and deposit accounts that our directors maintain at Everett Co-operative Bank.

Meetings and Committees of the Board of Directors

During the year ended December 31, 2021, the board of directors of Everett Co-operative Bank met 12 times. ECB Bancorp was formed in March 2022 and accordingly its board of directors did not meet in 2021. The board of directors of ECB Bancorp intends to establish a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, each of which will operate under a written charter that will govern the committee’s composition, responsibilities and operations.

The Audit Committee is expected to consist of Directors Sachetta (Chair), Leonard and Jones. The Compensation Committee is expected to consist of Directors Sgroi (Chair), Sachetta and Leonard. The Nominating and Corporate Governance is expected to consist of Directors Leonard (Chair), Sachetta and Jones.

The board of directors of ECB Bancorp has designated director Sachetta as an “audit committee financial expert,” as that term is defined by the rules and regulations of the Securities and Exchange Commission.

Transactions With Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as Everett Co-operative Bank, to their executive officers and directors in compliance with federal banking regulations. At December 31, 2021, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Everett Co-operative Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at December 31, 2021, and were made in compliance with federal banking regulations.

Corporate Governance Policies and Procedures

In addition to establishing committees of our board of directors, ECB Bancorp will adopt several written policies to govern the activities of both ECB Bancorp and Everett Co-operative Bank including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to involve such matters as the following:

•	the composition, responsibilities and operation of our board of directors;

•	the establishment and operation of board committees, including an audit committee, the charter for which will be available on our website;

•	convening executive sessions of independent directors; and

•	our board of directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Executive Compensation

The following information is furnished for our principal executive officer and the two most highly compensated executive officers (other than the principal executive officer) whose total compensation exceeded $100,000 for the year ended December 31, 2021. These individuals, together with the principal executive officer, are sometimes referred to in this prospectus as the “named executive officers.”

Name and Principal Position	Year	Salary	Non-Equity Incentive Compensation	All Other Compensation (1)	Total

Richard J. O’Neil, Jr.	2021	$412,000	$123,600	$31,500	$567,100
President and Chief Executive Officer

John Citrano	2021	$260,000	$78,000	$49,632	$387,632
Executive Vice President and Chief Operating Officer and Chief Financial Officer
Joseph Keohane	2021	$223,300	$25,000	$15,631	$263,931
Chief Commercial Lending Officer

(1)	The compensation represented by the amounts for 2021 set forth in the “All Other Compensation” column for the Named Executive Officers is detailed in the following table:

	401(k) Plan Matching Contributions	Automobile Allowance	Life Insurance Premiums	Deferred Compensation Plan (2)	Total All Other Compensation

Richard J. O’Neil, Jr.	$19,500	$12,000	$—	$—	$31,500
John Citrano	$18,200	$—	$—	$31,432	$49,632
Joseph Keohane	$15,631	$—	$—	$—	$15,631

(2)	Represents the contribution made to the Deferred Compensation Plan for the benefit of Mr. Citrano.

Proposed Employment Agreement. Everett Co-operative Bank does not currently maintain employment agreements with any of its employees. In connection with the Conversion, the Bank and ECB Bancorp intend to enter into an employment agreement with Richard J. O’Neil, Jr., the President and Chief Executive Officer of Everett Co-operative Bank and ECB Bancorp. Our continued success depends to a significant degree on the skills and competence of Mr. O’Neil and the employment agreement is intended to ensure that we maintain a stable management base following the Conversion.

The employment agreement will have an initial term of three years. Commencing on the first anniversary of the date of the employment agreement and continuing each anniversary thereafter, the term of the agreement will extend for an additional year, so that the term again becomes three years. However, at least 60 days prior to the anniversary date of the agreement, the disinterested members of the board of directors must conduct a comprehensive performance evaluation of Mr. O’Neil and affirmatively approve any extension of the agreement for an additional year or determine not to extend the term of the agreement. If the board of directors determines not to extend the term, it must notify Mr. O’Neil at least 30 days, but not more than 60 days, prior to the applicable anniversary date. If a change in control occurs during the term of the employment agreement, the term of the agreement will automatically renew for two years from the effective date of the change in control.

The employment agreement provides Mr. O’Neil with an annual base salary of $425,000. The board of directors will review Mr. O’Neil’s base salary at least annually and the base salary may be increased, but not decreased (other than a decrease which is applicable to all senior officers). In addition to receiving a base salary, Mr. O’Neil will participate in any bonus programs and benefit plans that are made available to management employees. He will also receive a monthly automobile allowance of $1,000. The Bank and ECB Bancorp will also reimburse Mr. O’Neil for all reasonable business expenses incurred in performing his duties.

In the event Mr. O’Neil voluntarily terminates employment without “good reason,” he will be entitled to receive the sum of (i) his unpaid salary and (ii) his unpaid annual bonus and long-term incentive compensation (his “Accrued Obligations”).

In the event Mr. O’Neil’s employment involuntary terminates for reasons other than cause, disability, or death, or in the event of his resignation for “good reason,” in either event other than in connection with a change in control, he will receive a severance payment, paid in installments, equal to his Accrued Obligations plus the base salary he would have otherwise received for the remaining term of the agreement. If he elects COBRA coverage, for a period of up to 18 months he will be required to pay the same amount for health care premiums that he would have paid if he had continued in employment with the Bank. After 18 months, he will be required to pay the full cost of the premiums for continued coverage.

In the event Mr. O’Neil’s employment involuntary terminates for reasons other than cause, disability, or death, or in the event of Mr. O’Neil’s resignation for “good reason,” in either case within 24 months following a change in control, he will receive a severance payment, paid in a single lump sum, equal to his Accrued Obligations plus three times the sum of his base salary and average bonus for the preceding three years. If he elects COBRA coverage, for a period of up to 18 months he will be required to pay the same amount for health care premiums that he would have paid if he had continued in employment with the Bank. After 18 months, he will be required to pay the full cost of the premiums for continued coverage. The employment agreement includes a “best net benefits” provision if the change in control severance benefits under the employment agreement or otherwise result in “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). The best net benefits approach would reduce Mr. O’Neil’s payments and benefits, if necessary, to avoid triggering an excise tax if the reduction would result in a greater after-tax amount paid to him than compared to the payments and benefits he would receive net of the excise tax if no reduction were made to the payment and benefits.

For purposes of the employment agreement, “good reason” includes (i) a change in the nature, scope or status of Mr. O’Neil’s positions, authority or duties, (ii) a material reduction in his compensation or benefits (other than one that is part of an overall adjustment in benefits for all employees), (iii) a relocation of his principal place of employment by more than 25 miles from the Bank’s main office location; (iv) the failure of an acquiror to assume the employment agreement at the time of a change in control or (v) a material breach of the employment agreement by the Bank or ECB Bancorp.

Should Mr. O’Neil become disabled during the term of the employment agreement, he will be entitled to the Accrued Obligations plus disability benefits, if any, provided under a long-term disability plan sponsored by the Bank. In the event Mr. O’Neil dies while employed by the Bank, his beneficiaries will receive the Accrued Obligations plus any benefit payable under the group-term life insurance program sponsored by the Bank.

Upon any termination of employment that would entitle Mr. O’Neil to a severance payment, Mr. O’Neil will be required to adhere to one-year non-competition and non-solicitation covenants.

Proposed Change in Control Agreement. The Bank does not currently maintain change in control agreements with any of its employees. In connection with the Conversion, the Bank intends to enter into change in control agreements with John Citrano, Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Bank, and John A. Migliozzi, Executive Vice President and Chief Lending Officer of the Bank. ECB Bancorp will act as a guarantor of the payments due under the change in control agreements.

The change in control agreement with Mr. Citrano will have an initial term of three years and the change in control agreement with Mr. Migliozzi will have an initial term of two years. At least 60 days prior to the anniversary date of the agreements, the disinterested members of the board of directors must conduct a comprehensive performance evaluation of the executive and affirmatively approve any extension of the agreement for an additional year or determine not to extend the term of the agreements. If the board of directors determines not to extend the term, it must notify the executive at least 30 days, but not more than 60 days, prior to the anniversary date.

In the event either executive’s employment involuntary terminates for reasons other than cause, or in the event of the executive’s resignation for “good reason,” (which is defined in the same manner as the term is defined in Mr. O’Neil’s employment agreement), in either event within 24 months following a change in control, the executive will receive a severance payment, paid in a single lump sum, equal to his Accrued Obligations (defined the same as in Mr. O’Neil’s employment agreement) plus two and one-half times the sum of his base salary and average bonus for the preceding three years for Mr. Citrano, and two times the sum of his base salary and average bonus for the preceding three years for Mr. Migliozzi. If the executive elects COBRA coverage, for a period of up to 18 months he will be required to pay the same amount for health care premiums that he would have paid if he had continued in employment with the

Bank. After 18 months, he will be required to pay the full cost of the premiums for continued coverage. The change in control agreements include a “best net benefits” provision if the change in control severance benefits under the change in control agreement or otherwise result in “excess parachute payments” under Section 280G of the Code. The best net benefits approach would reduce the executive’s payments and benefits, if necessary, to avoid triggering an excise tax if the reduction would result in a greater after-tax amount paid to him than compared to the payments and benefits he would receive net of the excise tax if no reduction were made to the payment and benefits.

Upon any termination of employment, each executive will be required to adhere to one-year non-competition and non-solicitation covenants.

Discretionary Bonuses. For 2021, Everett Co-operative Bank maintained a discretionary employee incentive program (the “2021 EIP”). The 2021 EIP was a hybrid bonus program that set forth certain objectives for executive officers and allowed the Compensation Committee to review the satisfaction of those objectives for purposes of determining annual bonuses. The Compensation Committee had full discretion to determine the amount of the annual bonuses.

Annual Incentive Plan. Everett Co-operative Bank maintains the Everett Co-operative Bank Annual Incentive Plan (the “Annual Incentive Plan”) for eligible employees, including the Named Executive Officers. The Annual Incentive Plan is designed to provide participants with incentives and motivation to increase the Bank’s profitability and growth while maintaining its safety and soundness. The Annual Incentive Plan provides annual cash awards to participants based on overall Bank-wide performance goals established annually by the Compensation Committee. The percentage of the bonus pool that will be distributed to participants will range between 0% and 150% of target performance. However, no awards will be distributed under the Annual Incentive Plan if the Bank does not achieve 85% of its target Pre-Provision Net Revenue for an applicable performance period (i.e., the calendar year).

Each participant can achieve cash incentive awards, depending on the satisfaction of certain performance goals. Individual target annual incentive awards are calculated as a percentage of a plan participant’s base salary. Individuals may also receive cash awards at designated threshold and maximum levels. The awards for the Named Executive Officers for 2022 may range from 15% (at threshold) to 45% (at maximum) of annual base salary. Each participant’s annual incentive award is payable in a cash lump sum as soon as practicable following the completion of the applicable performance period, provided, however, that the payment will be made no later than March 15 following the end of the performance period. A participant must be actively employed on the payment date to receive the annual cash incentive award.

Supplemental Executive Retirement Plan (SERP I). Everett Co-operative Bank maintains the Everett Co-operative Bank Supplemental Executive Retirement Plan for Richard J. O’Neil, Jr. (“SERP I”) to provide certain tax planning opportunities and supplemental income for Mr. O’Neil upon his retirement, death, or disability. Under SERP I, the Bank will pay Mr. O’Neil a normal retirement benefit beginning the first day of the month following his separation from service on or after his “normal retirement age” of age 67. The normal retirement benefit equals 60% of his “final average compensation,” offset by (i) the employer portion of his social security benefits calculated as of his normal retirement date, (ii) the actuarial equivalent of his 401(k) benefits attributable to employer matching contributions calculated as a single life annuity at his normal retirement date and (iii) the benefits paid under the Bank’s defined benefit pension plan calculated as a 10-year certain and life annuity at his normal retirement date. The Bank will pay the normal retirement benefit under the SERP I in an actuarial equivalent of a 10-year certain and life annuity. For purposes of SERP I, Mr. O’Neil’s “final average compensation” is defined as the average of the salary and bonuses paid during the three years prior to his separation from service. Mr. O’Neil is always 100% vested in his benefits under SERP I. However, he will not receive any benefits under SERP I if his employment terminates for cause (as defined in SERP I).

If Mr. O’Neil separates from service prior to attaining age 67, his benefits under SERP I will be calculated in the same manner as the normal retirement benefit but will be calculated as of the date of his separation from service. The early retirement benefit will be paid in the form of a 10-year certain and life annuity beginning the first day of the month following the day he attains age 67.

In the event Mr. O’Neil becomes disabled (as defined in SERP I) while employed prior to attaining age 67, his benefit under SERP I will equal the actuarial equivalent of the normal retirement benefit assuming he had continued to provide services to the Bank until age 67 and that his compensation increased at the rate of five percent from the date of his disability until age 67. The determination of the disability benefit also assumes Mr. O’Neil would have continued contributing to the retirement plans offsetting the benefit at the same rate and that the plans would earn a six percent return on investment. The disability benefit will be paid in the form of a 10-year certain and life annuity commencing on the first day of the first month following the date Mr. O’Neil becomes disabled.

In the event of Mr. O’Neil’s death before benefit payments begin under SERP I, a death benefit will be calculated in the same manner as the disability benefit but will be paid to Mr. O’Neil’s beneficiary in a lump sum within 90 days of his death. In the event he dies while receiving benefits under SERP I, his beneficiary will receive any remaining payments under SERP I in the same amount and at the same time Mr. O’Neil would have received the benefits had he survived.

In the event of a change in control, Mr. O’Neil will receive a change in control benefit calculated in the same manner as the disability benefit but payable in a lump sum within 90 days of the change in control.

Benefits payable under SERP I upon Mr. O’Neil’s separation from service may be delayed for a period of six months, if necessary, to comply with Section 409A of the Internal Revenue Code.

Deferred Compensation Plan. Everett Co-operative Bank maintains a Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) for the benefit of John Citrano. The Deferred Compensation Plan became effective on May 1, 2021 and allows the Bank to make contributions to an account for Mr. Citrano each year, as of January 1, based on the prior year’s performance and intends the contribution will equal 10% of Mr. Citrano’s salary and bonus. The Bank may make other contributions to the Deferred Compensation Plan, at its discretion, at other times during the year. Contributions made under the Deferred Compensation Plan will earn interest each year at a rate benchmarked to the 10-year Treasury bill as of the December 1 of the prior year. Mr. Citrano is 0% vested in his benefit under the Deferred Compensation Plan for the first four years. Thereafter, he will vest at the rate of 20% per year, so that he will be 100% vested after eight years of service. His benefits will also become 100% vested upon his death, disability, or a change in control. The Bank may also accelerate the vesting schedule at its discretion.

If Mr. Citrano separates from service prior to attaining age 67, the Bank will pay him the vested benefit under the Deferred Compensation Plan over 10 years. The benefit payments will begin the first day of the month following the month in which he attains age 67. If Mr. Citrano separates from service on or after attaining age 67, his benefits (payable over ten years) will begin the first day of the month following his separation from service.

If Mr. Citrano separates from service within six months of a change in control, he will receive his benefits in a lump sum within 30 days of the separation from service. In the event of his death, his beneficiary will receive the benefits due under the plan, paid in a lump sum within 30 days of his death.

Benefits payable under the Deferred Compensation Plan upon Mr. Citrano’s separation from service may be delayed for a period of six months, if necessary, to comply with Section 409A of the Internal Revenue Code.

Supplemental Executive Retirement Plan (SERP II). Everett Co-operative Bank maintains the Everett Co-operative Bank Supplemental Executive Retirement Plan for certain executive officers, other than Messrs. O’Neil and Citrano, including Joseph Keohane (“SERP II”) to provide supplemental retirement benefits. Under SERP II, Mr. Keohane will receive a retirement benefit if he (i) remains employed until he has attained age 65 and completes five years of service and (ii) he provides at least 60 days-notice of his retirement in the year prior to the year in which he retires. Mr. Keohane’s annual benefit will equal $10,000 and will be paid monthly. If he dies prior to receiving 120 monthly payments from SERP II, his beneficiary will receive the remaining payments (so that a total of 120 payments have been made to Mr. Keohane and his beneficiary). If Mr. Keohane’s employment terminates because of his disability prior to him attaining his normal retirement date, his benefit will be determined as if he had remained employed until the earlier of (i) his death, (ii) attaining his normal retirement age or (ii) the cessation of his disability.

Benefits payable under SERP II upon Mr. Keohane’s separation from service may be delayed for a period of six months, if necessary, to comply with Section 409A of the Internal Revenue Code.

Survivor Benefit Plan. Everett Co-operative Bank maintains the Everett Co-operative Bank Survivor Benefit Plan (the “Survivor Plan”) for the purpose of providing a survivor benefit to the beneficiaries of certain key employees. Under the Survivor Plan, if a participant dies while employed, the Bank will pay the participant’s beneficiary (i) an amount equal to 100% of the participant’s current base salary for one year and (ii) 50% of the participant’s current base salary for each of the four following years. The benefit is payable monthly beginning on the first day of the month following the participants death. Messrs. O’Neil and Keohane participate in the Survivor Plan.

401(k) Plan. Everett Co-operative Bank participates in the Defined Contribution Plan (Plan A) of CBERA, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan on the same terms as other eligible employees of the Bank. Eligible employees become participants in the 401(k) Plan after having attained age 21 and completing one month of eligibility service in which they work at least 83 hours of service.

Under the 401(k) Plan, a participant may elect to defer, on a pre-tax basis, the maximum amount of compensation permitted by the Internal Revenue Code, to the extent that amount does not exceed 75% of their compensation. For 2022, the salary deferral contribution limit is $20,500, provided, however, that a participant over age 50 may contribute an additional $6,500 to the 401(k) Plan for a total of $27,000. In addition to salary deferral contributions, Everett Co-operative Bank currently makes matching contributions at the level of 100% of the participant’s salary deferral on the first 7% of the participant’s compensation. The Bank may also make other discretionary contributions to the 401(k) Plan.

A participant is always 100% vested in his or her salary deferral contributions. A participant will vest in matching and other employer contributions at the rate of 20% per year of service, beginning after two years of service, so that a participant will become fully vested after completing six years of credited service. Generally, unless the participant elects otherwise, the participant’s account balance will be distributed following the participant’s termination of employment. However, participants may take in-service withdrawals from the 401(k) Plan in certain circumstances, including for loans and hardships.

Defined Benefit Pension Plan. Everett Co-operative Bank participates in the Defined Contribution Plan (Plan C) of CBERA, a tax-qualified defined benefit pension plan for eligible employees (the “Pension Plan”). Effective as of December 15, 2021, the Bank adopted a resolution freezing benefits and terminating its participation in the Pension Plan effective as of April 30, 2022. Freezing the Pension Plan eliminated all future benefit accruals; however, the accrued benefits as of April 30, 2022, will remain. During the year ended December 31, 2021, Everett Co-operative Bank recognized $2.0 million as an expense related to the planned withdrawal from the Pension Plan. However, the actual cost of the withdrawal could be higher since the actual cost is primarily dependent on the value of the Pension Plan’s assets and interest rates at the time the withdrawal.

The Named Executive Officers participate in the Pension Plan on the same terms as other employees. The normal retirement benefit formula under the Pension Plan provides for a benefit, payable at age 65 as a lifetime annuity, equal to: (i) 0.75% of a participant’s “final average compensation,” multiplied by total years of service since 1989, plus (ii) 0.50% of the participant’s “covered compensation,” multiplied by total years of service since 1989. “Final average compensation” is defined as a participant’s highest three consecutive calendar years’ compensation while participating in the plan. “Covered compensation” means the average Social Security Wage Base (as published by the Social Security Administration) during the 35 years prior to the participant’ s Social Security retirement date. A participant vested in his or her benefit under the plan at a rate of 20% per year commencing after the completion of two years of credited service, so that the participant becomes 100% vested upon completion of six years of credited service. A participant may elect to retire early under the Pension Plan if he or she attained: (i) age 62; (ii) age 55, with at least 5 years of service or (iii) age 50, with at least 15 years of service.

Employee Stock Ownership Plan. Everett Co-operative Bank intends to adopt an employee stock ownership plan, effective January 1, 2022, for eligible employees. It is anticipated that eligible employees will include employees who have attained age 21 and have completed one year of service. Employees employed as of January 1, 2022, will begin participation in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8% of the total number of shares of the Company common stock issued in connection with the Conversion, including shares contributed to the Foundation. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from the Company equal to the aggregate purchase price of the common stock. The loan will be repaid principally through the Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be a fixed-rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the Conversion. If market conditions warrant, the employee stock ownership plan’s subscription order will not be filled and the employee stock ownership plan may elect to purchase shares in the open market following the completion of the Conversion, subject to applicable regulatory approvals or non-objections.

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account. Shares will be released from the suspense account on a pro-rata basis as the trustee repays the loan. The trustee will allocate the shares released among the participants’ accounts based on each participant’s proportional share of compensation relative to all participants. Participants will vest in their benefit at a rate of 20% per year beginning after one year of service, such that the participants will be 100% vested upon completion of five years of credited services. Participants who were employed by the Bank immediately prior to the Conversion will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon severance from employment. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan will permit participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee will vote unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, the Bank will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of Company common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in the Company’s earnings.

Directors’ Compensation

The following table sets forth for the year ended December 31, 2021 certain information as to the total remuneration we paid to our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)

Paul A. Delory	40,000	—	40,000
Elizabeth P. Jones	40,000	—	40,000
Dennis J. Leonard	40,000	—	40,000
Joseph Sachetta	65,000	—	65,000
Susan Sgroi	40,000	—	40,000
Marjorie A. White	40,000	—	40,000

Director Fees. Directors of Everett Co-operative Bank currently receive an annual retainer fee of $45,000, except for the Chairman of the Board, who receives an annual retainer fee of $75,000. In addition to the annual retainer fee, the chair of the Audit Committee receives an annual committee retainer of $5,000 and the chair of the Compensation Committee receives an annual committee retainer of $3,000. No additional fees are paid for attending meetings of the Board of Directors or of its committees. Mr. O’Neil does not receive fees for his service on the board of directors.

Each individual who serves as a director of Everett Co-operative Bank also serves as a director of ECB Bancorp. Initially, each director will receive director fees only in his or her capacity as a director of Everett Co-operative Bank. Following the completion of the conversion and offering, ECB Bancorp may also determine to pay director fees, but no such determination has been made at this time.

Director Deferred Fee Plan. Everett Co-operative Bank implemented the Everett Co-operative Bank Director Fee Continuation Plan (the “Deferred Fee Plan”) effective January 1, 2017. All directors of the Bank at that time became participants in the Deferred Fee Plan and are fully vested in their benefits under the Deferred Fee Plan. Directors who become participants after the effective date of the Deferred

Fee Plan become 50% vested in their benefits after seven years of board service and 100% vested after 12 years of board service. Upon their separation from service from the board of directors on or after attaining their normal retirement age, each director will receive an annual benefit for ten years. If a director separates from service prior to their normal retirement age, he or she will receive the vested portion of their benefits in 10 annual installments beginning after their normal retirement age (as if they had separated from service after attaining their normal retirement age). If a director dies prior to separating from service, his or her beneficiary will receive the present value of the benefit within 90 days of the director’s death. If the director dies while benefits are being paid, his or her beneficiary will receive the present value of the remaining payments in a lump sum within 90 days of the director’s death. If a director separates from service within two years of a change in control, the director will receive the present value of their benefits in a lump sum. The normal retirement age and annual benefit for each director is set forth in a schedule to the Deferred Fee Plan. The normal retirement age under the Deferred Fee Plan is age 75 for all current directors. The annual normal retirement age benefit for all current directors, other than Mr. Sachetta, is $20,000. The annual normal retirement benefit for Mr. Sachetta is $32,500. Mr. O’Neil participates in the Deferred Fee Plan on the same basis as other directors.

Director Deferred Compensation Plan. Everett Co-operative Bank maintains the Everett Co-operative Bank Deferred Compensation Plan for Directors (the “Director Deferred Compensation Plan”) to allow for certain tax planning opportunities and additional retirement income for directors of the Bank. All non-employee directors are eligible to participate in the Director Deferred Compensation Plan. Under the Director Deferred Compensation Plan, directors may elect to defer the receipt of up to 100% of their director fees. Participants are always 100% vested in their deferred fees and any interest credited to those deferrals. Earnings are credited to a participant’s deferrals each year and are indexed to the highest certificate of deposit rate offered by the Bank. The Bank, at its discretion, may instead determine earnings under the Director Deferred Compensation Plan based on certain hypothetical investments. The timing of benefit payments under the Director Deferred Compensation Plan will occur on a fixed date, as elected by the participant or upon a separation from service. Benefits will be paid in either a lump sum or up to three annual installments, as elected by the participant. Benefits may be distributed earlier than normal if a director incurs certain financial hardships.

Stock-Based Deferral Plan. In connection with the Conversion, ECB Bancorp intends to establish a stock-based deferral plan (“Stock-Based Deferral Plan”) and will amend the Director Deferred Compensation Plan, described above, to allow participating directors to make a one-time election to transfer all or a portion of their benefits under the Director Deferred Compensation Plan to a trust for the Stock-Based Deferral Plan for the purpose of directing the Stock-Based Deferral Plan trustee to purchase shares of common stock in the offering. All funds transferred to the Stock-Based Deferral Plan trust will be subject to the terms and conditions of the Stock-Based Deferral Plan. However, the distribution elections made under the Director Deferred Compensation Plan will continue to be in effect for all funds transferred to the Stock-Based Deferral Plan.

The Stock-Based Deferral Plan will also provide directors and certain executive officers selected by the Compensation Committee of the Board of Directors of ECB Bancorp with the opportunity to defer future compensation into the Stock-Based Deferral Plan. At the time deferral elections are made, participants will also elect a form of distribution (single payment or installment payments (between two and five years). Participants will also elect the timing of distributions under the Stock-Based Deferral Plan, which will occur either upon a separation from service or at a fixed date. All distributions made from the Stock-Based Deferral Plan will be in the form of ECB Bancorp common stock.

Benefits to be Considered Following Completion of the Stock Offering

Following the offering, we intend to adopt a stock-based benefit plan that will provide for grants of stock options and restricted common stock awards. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted stock, not to exceed 10% and 4%, respectively, of the shares issued in the offering, including shares contributed to the charitable foundation. These limitations will not apply if the plan is implemented more than one year after the consummation date of the conversion.

The stock-based benefit plan will not be established sooner than six months after the conversion is completed and, if adopted within one year after the conversion, would require the approval by stockholders owning a majority of the outstanding shares of common stock of ECB Bancorp. If the stock-based benefit plan is established after one year after the conversion, it would require the approval of our stockholders by a majority of votes cast.

The following additional restrictions would apply to our stock-based benefit plan only if the plan is adopted within one year after the completion of the conversion:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

If the stock-based benefit plan is adopted within the first year following the conversion, the rights must vest on an equal installment basis at a rate not to exceed 20% per year. If the stock-based benefit plan is adopted more than one year but less than three years following the conversion, the rights must vest on an equal installment basis over a period of not less than three years following establishment of the stock-based benefit plan. In addition, any stock-based benefit plan established or maintained, as applicable, during the three years following the close of the conversion will include provisions that comport with additional requirements, including the following:

•	the duration of rights granted under the stock-based benefit plan must be limited, and in no event shall the exercise period exceed ten years;

•	the exercise price of stock rights shall not be less than the fair market value of the stock at the time that the rights are granted;

•	rights under the plan must be exercised or expire within a reasonable time after termination or separation as an active officer, employee, or director; and

•	allowing our primary federal regulator to direct the institution to require plan participants to exercise or forfeit their stock rights.

We have not yet determined whether we will present the stock-based benefit plan for stockholder approval within one year following the completion of the conversion or whether we will present this plan for stockholder approval more than one year after the completion of the conversion. In the event of changes in applicable regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares awarded under stock-based benefit plans would be based in part on the price of the common stock of ECB Bancorp at the time the shares are awarded. The following table presents the total value of all shares of restricted stock that would be available for issuance under the new stock-based benefit plan, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	324,900 Shares Awarded at Minimum of Offering Range	380,400 Shares Awarded at Midpoint of Offering Range	435,900 Shares Awarded at Maximum of Offering Range	499,725 Shares Awarded at Adjusted Maximum of Offering Range

(In thousands, except share price information)
$ 8.00	$2,599	$3,043	$3,487	$3,998
10.00	3,249	3,804	4,359	4,997
12.00	3,899	4,565	5,230	5,997
14.00	4,549	5,326	6,103	6,996

The grant-date fair value of the options granted under the new stock-based benefit plan will be based in part on the price of shares of common stock of ECB Bancorp at the time the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the stock options, and the actual value of the stock options may differ significantly from the value set forth in this table.

Exercise Price	Grant-Date Fair Value Per Option	812,250 Options at Minimum of Offering Range	951,000 Options at Midpoint of Offering Range	1,089,750 Options at Maximum of Offering Range	1,249,313 Options at Adjusted Maximum of Offering Range
3
(In thousands, except exercise price and fair value information)
$ 8.00	$3.30	$2,667	$3,134	$3,592	$4,118
10.00	4.12	3,346	3,918	4,490	5,147
12.00	4.94	4,016	4,702	5,388	6,177
14.00	5.77	4,685	5,485	6,286	7,206

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to read this prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 17.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers and their associates, and by all directors, officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of 350,000 shares of common stock, equal to 4.5% of the number of shares of common stock to be sold in the offering at the minimum of the offering range (excluding shares issued to our charitable foundation), assuming shares are available. Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale.

Name and Title	Number of Shares (1)	Aggregate Purchase Price (1)	Percent at Minimum of Offering Range
John A. Citrano, Executive Vice President, Chief Operating Officer and Chief Financial Officer	50,000	$500,000	*
Paul A. Delory, Director	20,000	200,000	*
Elizabeth P. Jones, Director	35,000	350,000	*
Dennis J. Leonard, Chairman of the Board	50,000	500,000	*
John A. Migliozzi, Executive Vice President and Chief Lending Officer	35,000	350,000	*
Richard J. O’Neil, Jr., President and Chief Executive Officer	50,000	500,000	*
Joseph Sachetta, Director	50,000	500,000	*
Susan Sgroi, Director	50,000	500,000	*
Marjorie A. White, Director	10,000	100,000	*

All directors and executive officers as a group (9 persons)	350,000	$3,500,000	4.5%

(1)

Includes purchases by the named individual’s spouse and other relatives of the named individual living in the same household. Other than as set forth above, the named individuals are not aware of any other purchases by a person who or entity that would be considered an associate of the named individuals under the plan of conversion.

THE CONVERSION AND PLAN OF DISTRIBUTION

The board of directors of Everett Co-operative Bank has unanimously approved the plan of conversion. The plan of conversion must also be approved by the depositors of Everett Co-operative Bank. A special meeting of depositors was held on May 5, 2022 at which meeting the depositors approved the plan of conversion and the establishment and funding of the charitable foundation by the required votes. We have filed an application with respect to the conversion with the Commissioner and the Commissioner has authorized us to commence the offering. However, the final approval of the Commissioner is required before we can consummate the conversion and issue shares of common stock. We have also filed a notice of intent to convert with the FDIC and need the non-objection from the FDIC before we are permitted to consummate the conversion. Additionally, the Federal Reserve Bank of Boston must approve ECB Bancorp’s application to become the bank holding company of Everett Co-operative Bank in connection with the conversion. Any such approvals or non-objections do not constitute a recommendation or endorsement of the plan of conversion by any regulatory agency.

General

The board of directors of Everett Co-operative Bank unanimously adopted the plan of conversion on March 9, 2022. Pursuant to the plan of conversion, Everett Co-operative Bank will convert from a Massachusetts mutual cooperative bank to a Massachusetts stock cooperative bank and become the wholly owned subsidiary of ECB Bancorp, a newly formed Maryland corporation. ECB Bancorp will offer 100% of its common stock to eligible depositors of Everett Co-operative Bank in a subscription offering and, if necessary, to members of the general public through a community offering, with a preference given to residents of the following Massachusetts towns and cities: Everett, Malden, Medford,

Melrose, North Reading, Somerville, Stoneham, Wakefield, Danvers, Middleton, Lynn, Lynnfield, Peabody, Saugus, Chelsea, East Boston, Revere and Winthrop (which we refer to as the “Local Community”), and/or a syndicated community offering.

We intend to retain between $31.1 million and $42.6 million of the net proceeds of the offering, or $49.2 million if the offering range is increased by 15%, and to contribute the balance of the net proceeds (excluding the contributions to the employee stock ownership plan and charitable foundation) to Everett Co-operative Bank. The conversion will be consummated only upon the issuance of at least 7,862,500 shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, supplemental eligible account holders and our tax-qualified employee benefit plans, including our employee stock ownership plan that we are establishing in connection with the conversion. If all shares are not subscribed for in the subscription offering, we intend to offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons (including trusts of natural persons) residing in the Local Community.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval, to the extent such approvals are required, of the Commissioner, the FDIC and the Federal Reserve Board. See “– Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of ECB Bancorp. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “– Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion. We recommend reading the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at Everett Co-operative Bank’s offices and at the Federal Deposit Insurance Corporation. Additionally, the plan of conversion is an exhibit to the registration statement which we have filed with the SEC and which is publicly available at the SEC’s website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are to:

•	increase our capital to enhance our financial strength;

•	support future lending, including, in particular, our commercial real estate and multifamily lending and our one- to four-family residential real estate lending;

•	enable us to originate and retain larger loans, particularly loans in our local community, thereby allowing us to maintain a reputation as a locally managed community lender;

•	increase deposits;

•	invest in new technologies and personnel that will enable us to expand and enhance our products and services;

•	support our banking franchise as opportunities arise through de novo branching and/or branch acquisitions;

•	attract and retain qualified personnel by enabling us to establish stock-based benefit plans for management and employees that will give them an opportunity to share in our long-term success;

•	enhance our community ties by providing customers and members of our community with the opportunity to acquire an ownership interest in ECB Bancorp and Everett Co-operative Bank; and

•	establish a foundation to support charitable organizations operating in our local communities now and in the future and fund the foundation with shares of our common stock and cash.

We believe that the additional capital raised in the offering will enable us to take advantage of business opportunities that may not otherwise be available to us, while remaining an independent community-oriented institution.

As of December 31, 2021, Everett Co-operative Bank was considered “well capitalized” for regulatory purposes and the proceeds from the offering will further improve our capital position. We are not subject to any directive from any regulatory agency to raise capital.

Approvals Required

The affirmative vote of more than two-thirds of the total votes cast by depositors of Everett Co-operative Bank at the special meeting of depositors is required to approve the plan of conversion. At a special meeting of depositors of Everett Co-operative Bank held on May 5, 2022, the depositors approved the plan of conversion and the establishment and funding of the charitable foundation by the required votes.

The conversion also must be approved by the Commissioner and we must obtain the non-objection of the Plan of Conversion from the FDIC which has provided its intent not to object to the conversion. Additionally, the Federal Reserve Bank of Boston must approve ECB Bancorp’s application to become the bank holding company of Everett Co-operative Bank in connection with the conversion. Any such approvals or non-objections do not constitute a recommendation or endorsement of the plan of conversion by any regulatory agency.

Effects of Conversion on Depositors and Borrowers

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. We will continue to be a Massachusetts cooperative bank and will continue to be regulated by the Commissioner and the FDIC after the conversion. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving Everett Co-operative Bank at the time of the conversion will be the directors of Everett Co-operative Bank and of ECB Bancorp after the conversion.

Effect on Deposit Accounts. Each depositor of Everett Co-operative Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of deposit accounts will not change as a result of the conversion. Each deposit account will continue to be insured by the FDIC and the Massachusetts Depositors Insurance Fund to the same extent as before the conversion. Depositors will continue to hold their existing certificates of deposit, savings accounts and other evidences of their accounts.

Effect on Loans. No loan outstanding from Everett Co-operative Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Depositors. At present, all of our depositors have voting rights in Everett Co-operative Bank as to all matters requiring depositor action. Upon completion of the conversion, depositors will no longer have voting rights. Upon completion of the conversion, all voting rights in Everett Co-operative Bank will be vested in ECB Bancorp as the sole stockholder of Everett Co-operative Bank. The stockholders of ECB Bancorp will possess exclusive voting rights with respect to ECB Bancorp common stock. Accordingly, only depositors who purchase ECB Bancorp common stock will continue to have voting rights following the conversion.

Tax Effects. We have received an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Everett Co-operative Bank or its depositors. See “– Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Everett Co-operative Bank has both a deposit account in Everett Co-operative Bank and a pro rata ownership interest in the net worth of Everett Co-operative Bank based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in Everett Co-operative Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Everett Co-operative Bank, which is lost to the extent that the balance in the account is reduced or closed.

In the unlikely event that Everett Co-operative Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of a “liquidation account” to depositors as of December 31, 2020 and March 10, 2022 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to ECB Bancorp as the holder of Everett Co-operative Bank’s capital stock. Pursuant to federal banking regulations, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “– Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and federal and state regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial, LC. will receive a fee of $105,000, and will be reimbursed for its expenses. RP Financial, LC.

will receive an additional fee of $10,000 for each update to the valuation report. We have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

RP Financial, LC. has estimated that, as of February 18, 2022, the estimated pro forma market value of ECB Bancorp, assuming the establishment and funding of our charitable foundation with a contribution to consist of $600,000 in cash and 260,000 shares of our common stock, for an aggregate contribution of $3,200,000 based on the $10.00 per share purchase price, ranged from $78.6 million to $106.4 million, with a midpoint of $92.5 million, subject to increase up to $122.3 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 7,862,500 shares to 10,637,500 shares subject to an increase up to 12,233,125 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

Consistent with applicable appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach.

RP Financial, LC. also considered the following factors, among others:

•	our recent results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the aggregate size of the offering of common stock;

•	the impact of the conversion and the offering on our equity and earnings potential;

•	our potential to pay cash dividends; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The appraisal is based in part on an analysis of a peer group of 12 publicly traded savings institutions that RP Financial, LC. considered comparable to us. The peer group consists of the following 12 companies, all of which are traded on the Nasdaq Stock Market.

Company Name and Ticker Symbol	Exchange	Headquarters	Total assets as of December 31, 2021

			(in millions)
ESSA Bancorp, Inc (ESSA)	Nasdaq	Stroudsburg, PA	$1,868
Generations Bancorp NY, Inc. (GBNY)	Nasdaq	Seneca Falls, NY	$377	(1)
HV Bancorp, Inc. (HVBC)	Nasdaq	Doylestown, PA	$560
Magyar Bancorp, INC. (MGYR)	Nasdaq	New Brunswick, NJ	$781
Northeast Community Bancorp, Inc. (NECB)	Nasdaq	White Plains, NY	$1,225
PCSB Financial Corporation (PCSB)	Nasdaq	Yorktown Heights, NY	$1,888
Provident Bancorp, Inc. (PVBC)	Nasdaq	Amesbury, MA	$1,729
Prudential Bancorp, Inc. (PBIP)	Nasdaq	Philadelphia, PA	$1,084
Randolph Bancorp, Inc. (RNDB)	Nasdaq	Quincy, MA	$803
Western New England Bancorp, Inc. (WNEB)	Nasdaq	Westfield, MA	$2,538
William Penn Bancorporation (WMPN)	Nasdaq	Bristol, PA	$834
WVS Financial Corp. (WVFC)	Nasdaq	Pittsburgh, PA	$356

(1)	Assets as of September 30, 2021.

RP Financial, LC. has informed us that it sought to provide meaningful comparative data to limit the need to perform subjective valuation adjustments with respect to institutions that did not share common characteristics with Everett Co-operative Bank. As a result, a comparable institution’s dissimilar asset size may be outweighed by similarities with respect to other characteristics that RP Financial, LC. considers more indicative of an institution’s value than asset size.

The peer group selection process was limited to publicly traded thrifts in accordance with regulatory conversion guidelines, which limit the number of potential comparable companies for inclusion in the peer group to 49 full stock publicly traded companies. As noted in the appraisal report, the selection process for the peer group involved applying the following two geographic screens of the universe of all public thrifts that were eligible for inclusion in the peer group:

•

New England Thrift Institutions. Given the limited number of publicly traded full stock savings institutions based in Massachusetts, RP Financial, LC. considered a broader market comprised of thrift institutions with assets of between $300 million and $3.0 billion based in the New England region of the United States. Three companies met the criteria for the screen and all were included in the peer group.

•

Mid-Atlantic Thrift Institutions. RP Financial, LC. next looked at publicly traded full stock savings institutions based in the Mid-Atlantic region of the United States with assets of between $300 million and $2.0 billion. Thirteen companies met the criteria for the screen and nine were included in the Peer Group. Companies excluded from the Peer Group included one company completing a second step conversion in January 2022 such that its pro forma pricing data was not publicly available and two savings institutions which had completed full stock conversions in July 2021 which had only limited time to reinvest their conversion proceeds. One company was excluded since it was unprofitable on a core earnings basis.

In selecting the peer group, RP Financial, LC. considered only those companies that have been in full stock form for over one year, are not subject to acquisition, and are not experiencing unusual financial characteristics or other trends.

The following table presents a summary of selected pro forma pricing ratios for ECB Bancorp and the peer group companies identified by RP Financial, LC. Ratios for the peer group are based on earnings for the twelve months ended December 31, 2021 (or the last twelve months for which data are available) and stock price information as of February 18, 2022. Ratios for ECB Bancorp are based on equity as of December 31, 2021 and net income for the twelve months ended December 31, 2021.

	Price-to-earnings multiple (1)	Price-to-book value ratio	Price-to-tangible book value ratio

ECB Bancorp (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	28.28x	68.59%	68.59%
Maximum	23.94x	64.77%	64.77%
Midpoint	20.36x	60.90%	60.90%
Minimum	16.96x	56.37%	56.37%

Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	16.08x	94.49%	96.63%
Medians	16.61x	89.96%	94.54%

(1)

Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different than those presented in “Pro Forma Data.”

Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 35.6% on a price-to-book value basis, a discount of 37.0% on a price-to-tangible book value basis and a premium of 26.6% on a price-to-earnings basis. This means that, at the midpoint of the offering range, a share of our common stock would be less expensive than the peer group on a book value and tangible book value basis and would be more expensive on an earnings basis.

RP Financial, LC. prepared the appraisal taking into account the pro forma impact of the offering. Consistent with Federal Reserve Board appraisal guidelines, RP Financial, LC. applied three primary methodologies to estimate the pro forma market value of our common stock: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and estimated core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of a peer group of companies considered by RP Financial, LC. to be comparable to us, subject to valuation adjustments applied by RP Financial, LC. to account for differences between Everett Co-operative Bank and the peer group. In preparing its appraisal, RP Financial, LC. placed emphasis on the price-to-earnings and the price-to-book approaches, although it also considered the price-to-assets approach as required by Federal Reserve Board regulations.

In applying each of the valuation methods, RP Financial, LC. considered adjustments to the pro forma market value based on a comparison of Everett Co-operative Bank with the peer group. RP Financial, LC. made slight upward adjustments for financial condition, asset growth and primary market area. A slight downward adjustment was made for marketing of the issue and for profitability, growth and viability of earnings. No adjustments were made for dividends, liquidity of the shares, management or the effect of government regulations and regulatory reform.

Our board of directors carefully reviewed the information provided to it by RP Financial, LC. through the appraisal process. We engaged RP Financial, LC. to help us understand the regulatory process as it applies to the appraisal and to advise the board of directors as to how much capital ECB Bancorp would be required to raise under the regulatory appraisal guidelines.

The independent appraisal does not indicate per share market value. Do not assume or expect that the valuation of ECB Bancorp as indicated above means that, after the conversion and the offering, the shares of common stock will trade at or above the $10.00 offering price. Furthermore, the pricing ratios presented above were utilized by RP Financial, LC. to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. RP Financial, LC. did not independently verify our consolidated financial statements and other information which we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers Everett Co-operative Bank as a going concern and should not be considered as an indication of the liquidation value of Everett Co-operative Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the offering range may be increased by up to 15%, or up to $122.3 million, without resoliciting subscribers, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 12,233,125 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “– Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the offering range to more than $122.3 million and a corresponding increase in the offering range to more than 12,233,125 shares (excluding shares issued to our charitable foundation), or a decrease in the minimum of the valuation range to less than $78.6 million and a corresponding decrease in the offering range to fewer than 7,862,500 shares (excluding shares issued to our charitable foundation), then we may promptly return with interest at 0.05% per annum for all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations, and, after consulting with the Commissioner, the FDIC and the Federal Reserve Board, we may terminate the plan of conversion. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted, to the extent that permission is required, by the Commissioner, the FDIC and the Federal Reserve Board in order to complete the conversion and the offering. In the event that a resolicitation is commenced, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended with the approval, to the extent approval is required, of the Commissioner, the FDIC and the Federal Reserve Board, for periods of up to 90 days.

An increase in the number of shares to be issued in the offering would decrease a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are filed as exhibits to the documents specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and as described below under “– Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) as of the close of business on December 31, 2020 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 35,000 shares ($350,000) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders, subject to the overall purchase limitations. See “– Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on December 31, 2020. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits during the year preceding December 31, 2020.

Priority 2: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, each depositor with a Qualifying Deposit as of the close of business on March 10, 2022 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 35,000 shares ($350,000) of common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “– Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at March 10, 2022. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 3: Tax-Qualified Plans. Our tax-qualified employee benefit plans, including our employee stock ownership plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering (including shares issued to the charitable foundation). Our employee stock ownership plan intends to purchase 8% of our outstanding shares (including shares to be issued to our charitable foundation). If Eligible Account Holders and Supplemental Eligible Account Holders subscribe for all of our common stock being sold in the offering, no shares will be available for our tax-qualified employee benefit plans and if market conditions warrant, in the judgment of this plan’s trustees, our employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the conversion.

Expiration Date. The Subscription Offering will expire at 2:00 p.m., Eastern Time, on June 15, 2022, unless extended by us for up to 45 days or such additional periods with the approval of the Commissioner, the FDIC and the Federal Reserve Board, if necessary. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at any point between the minimum and the maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 7,862,500 shares within 45 days after the expiration date and the Commissioner, the FDIC and the Federal Reserve Board has not consented, to the extent such consents are required, to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at 0.05% per annum and all deposit account withdrawal authorizations will be canceled. If an extension beyond August 1, 2022 is granted by the required regulatory agencies, we will notify subscribers of the extension of time and subscribers will be given an opportunity to confirm, change or cancel their orders. If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Extensions may not go beyond March 9, 2024, which is two years after the date of the adoption of the plan of conversion by our board of directors.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, Supplemental Eligible Account Holders and our tax-qualified employee benefit plans, we intend to offer shares pursuant to the plan of conversion to members of the general public in a community offering, with a preference given to natural persons (including trusts of natural persons) residing in the Local Community.

Subscribers in the community offering may purchase up to 35,000 shares ($350,000) of common stock, subject to the overall purchase limitations. See “– Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the Local Community, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in the Local Community, whose orders remain unsatisfied on an equal number of shares basis per order. If, after the allocation of shares to natural persons (including trusts of natural persons) residing in the Local Community, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied on an equal number of shares basis per order.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Local Community, has a present intent to remain within the community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin at the same time as, during or after the subscription offering. The community offering is expected to conclude at 2:00 p.m., Eastern time on June 15, 2022, but it must terminate no more than 45 days following the closing of the subscription offering. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond August 1, 2022. If an extension beyond August 1, 2022 is granted by the required regulatory agencies, persons whose orders we accept in the community offering will be given an opportunity to confirm, change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return purchase funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond March 9, 2024, which is two years after the date of the adoption of the plan of conversion by our board of directors.

Syndicated Community Offering

Our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a widespread distribution of our shares of common stock. If a syndicated community offering is held, Keefe, Bruyette & Woods, Inc. will serve as sole manager and will assist us in selling our common stock on a best efforts basis. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering.

In the syndicated community offering, any person may purchase up to 35,000 shares ($350,000) of common stock, subject to the overall purchase and ownership limitations. See “– Limitations on Common Stock Purchases.” We retain the right to accept or reject in whole or in part any orders in the syndicated community offering. Unless the Commissioner, the FDIC and the Federal Reserve Board permits otherwise, as required, accepted orders for ECB Bancorp common stock in the syndicated community offering will first be filled up to a maximum of two percent (2.0%) of the shares sold in the offering on a basis that will promote a widespread distribution of our common stock. Thereafter any remaining shares will be allocated on an equal number of shares per order basis until all shares have been allocated or orders have been filled, as the case may be. Unless the syndicated community offering begins during the subscription and/or community offering, the syndicated community offering will begin as soon as possible after the completion of the subscription and community offerings.

The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts “min/max” offerings. Orders in the syndicated community offering will be submitted in substantially the same manner as utilized in the subscription and community offerings. Payments in the syndicated offering, however, must be made in immediately available funds (bank checks, money orders, Everett Co-operative Bank account withdrawal authorizations or wire transfers). Personal checks will not be accepted. If the closing of the offering does not occur, either as a result of not confirming receipt of at least $78.6 million in gross proceeds (the minimum of the offering range) or the inability to satisfy other closing conditions to the offering, the funds will be promptly returned with interest at a rate of 0.05% per annum.

The closing of the syndicated community offering is subject to conditions set forth in an agency agreement among ECB Bancorp and Everett Co-operative Bank and Keefe, Bruyette & Woods, Inc. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering, less fees and commissions payable, will be delivered promptly to us.

If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are a significant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible. Any such arrangement will be disclosed in a post-effective amendment to the registration statement of which this prospectus is a part. In addition, the Commissioner, the FDIC and the Federal Reserve Board must approve any such arrangements.

The opportunity to order shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•

No person or entity may purchase more than 35,000 shares ($350,000) of common stock in the subscription offering, and no person or entity together with any associate or group of persons acting in concert may purchase more than 50,000 shares ($500,000) of common stock in all categories of the offering, except that our tax-qualified employee benefit plans, including the employee stock ownership plan that we are establishing in connection with the conversion, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering and contributed to our charitable foundation (including shares issued in the event of an increase in the offering range of up to 15%);

•

The maximum number of shares of common stock that may be purchased in all categories of the offering by our officers and directors and their associates, in the aggregate, may not exceed 30.0% of the shares issued in the offering and contributed to our charitable foundation; and

•	The minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, our board of directors, with any required approvals of the Commissioner, the FDIC and the Federal Reserve Board, and without further approval of our depositors, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount and who indicated a desire to be resolicited on the stock order form will be given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation would be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion:

•

in the event that there is an oversubscription at the Eligible Account Holder or Supplemental Eligible Account Holder levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

•	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the Local Community.

The term “associate” of a person means:

•

any corporation or organization, other than Everett Co-operative Bank, ECB Bancorp or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

•	any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

•	any relative or spouse of such person or any relative of such spouse, who has the same home as such person or who is a director or officer of Everett Co-operative Bank or ECB Bancorp.

The term “acting in concert” means persons seeking to combine or pool their voting or other interests in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. When persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is acting in concert will be made solely by the board of directors of Everett Co-operative Bank or ECB Bancorp or officers delegated by either such board and may be based on any evidence upon which the board(s) or such delegate(s) chooses to rely, including, without limitation, joint account relationships or the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies; provided, however, that the determination of whether a group is acting in concert remains subject to review by the Commissioner. Persons living at the same address, whether or not related, will be deemed to be acting in concert unless otherwise determined by the board or such delegate(s). Directors of ECB Bancorp and Everett Co-operative Bank will not be deemed to be acting in concert solely as a result of their membership on any such board or boards:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

•

a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated. Persons having the same address or exercising subscription rights through qualifying accounts registered to the same address generally will be assumed to be associates of, and acting in concert with, each other. We have the right to determine, in our sole discretion, whether purchasers are associates or acting in concert.

Our directors are not treated as associates of each other solely because of their membership on the board of directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our officers and directors and except as described below. Any purchases made by any associate of Everett Co-operative Bank or ECB Bancorp for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the Financial Industry Regulatory Authority, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “– Restrictions on Purchase or Transfer of Our Shares After Conversion” and “Restrictions on Acquisition of ECB Bancorp.”

Marketing and Distribution; Compensation

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Stock Information Center.

We have engaged Keefe, Bruyette & Woods, Inc., a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority, as a financial advisor in connection with the offering of our common stock. Other than as set forth below in connection with the conversion and offering, we have not paid any fees to Keefe, Bruyette & Woods, Inc. In its role as financial advisor, Keefe, Bruyette & Woods, Inc., will:

•	provide advice on the financial and securities market implications of the plan of conversion and related corporate documents, including our business plan;

•	assist in structuring our offering, including developing and assisting in implementing a market strategy for the offering;

•

review all offering documents related to the offering, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

•	assist us in analyzing proposals from outside vendors retained in connection with the stock offering, including printers, transfer agents and appraisal firms;

•	assist us in the drafting and distribution of press releases as required or appropriate in connection with the offering;

•	meet with the board of directors and management to discuss any of these services; and

•	provide such other financial advisory and investment banking services in connection with the offering as may be agreed upon by Keefe, Bruyette & Woods, Inc. and us.

For these services, Keefe, Bruyette & Woods, Inc. will receive a management fee of $30,000, with $15,000 being payable upon the execution of the engagement letter between Everett Co-operative Bank and Keefe, Bruyette & Woods, Inc. and $15,000 being payable upon the filing by ECB Bancorp of its registration statement with the SEC, and a selling agent fee of 1.00% of the aggregate dollar amount of the common stock sold in the subscription offering and the community offering, each if the conversion is consummated. The management fee will be credited against the selling agent fee payable upon the consummation of the conversion. If, as a result of a resolicitation, Keefe, Bruyette & Woods, Inc. determines that it is required or requested to provide significant services, Keefe, Bruyette & Woods, Inc. will receive an additional fee not to exceed $25,000.

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, Keefe, Bruyette & Woods, Inc. will receive a fee which will not exceed 6.00% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its marketing effort up to a maximum of $35,000. In addition, we will reimburse Keefe, Bruyette & Woods, Inc. for fees and expenses of its counsel not to exceed $125,000. In the event of unusual circumstances or delays or a re-solicitation in connection with the offering, the total out-of-pocket expense cap may be increased by an amount not to exceed $10,000 and the cap on the fees and expenses of counsel may be increased by an amount not to exceed $15,000. If the plan of conversion is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agreement, Keefe, Bruyette & Woods, Inc. will only receive reimbursement of its reasonable out-of-pocket expenses and the portion of the management fee payable and will return any amounts paid or advanced by us in excess of these amounts. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our financial advisor and performance of services as our financial advisor.

We have also engaged Keefe, Bruyette & Woods, Inc. to act as our conversion agent in connection with the offering. In its role as conversion agent, Keefe, Bruyette & Woods, Inc. will, among other things:

•	consolidate accounts having the same ownership and separate the consolidated file information into necessary groupings to satisfy mailing requirements;

•	create the master file of account holders as of key record dates;

•	provide software for the operation of our Stock Information Center, including subscription management and vote solicitation efforts;

•	identify all depositors eligible to vote at the special meeting of depositors;

•	assist our financial printer with labeling of materials to voters;

•	provide support for any follow-up reminder mailings, as needed, including additional solicitation materials;

•	assist with the special meeting of depositors;

•	administer the stock information center, pursuant to which all substantive investor-related matters will be handled by employees of Keefe, Bruyette & Woods, Inc.;

•	train and supervise stock information center staff assisting with order processing;

•	assist in educating Everett Co-operative Bank personnel about the offerings, their roles and relevant securities laws pertaining to the offerings;

•	perform stock order form processing and production of daily reports and analysis;

•	provide supporting account information to our legal counsel for ‘blue sky’ research and applicable registration;

•	assist our transfer agent with the generation and mailing of stock statements of ownership; and

•	perform interest and refund calculations and provide a file to enable us or our transfer agent to generate interest and refund checks and 1099-INT reporting as appropriate.

For these services, Keefe, Bruyette & Woods, Inc. will receive a fee of $25,000, provided, however, that Keefe, Bruyette & Woods, Inc. will be entitled to an additional expense reimbursement not to exceed $10,000 in the event of a resolicitation or material delay in the offering. We have made an advance payment of $10,000 to Keefe, Bruyette & Woods, Inc. with respect to this fee. An additional $15,000 will be payable upon completion of the offering. We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its acting as conversion agent up to a maximum of $15,000. If the plan of conversion is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agreement, Keefe, Bruyette & Woods, Inc. will be entitled to the advance payment and also receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our conversion agent and performance of services as our conversion agent.

Solicitation of Offers by Officers and Directors

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of Everett Co-operative Bank or its affiliates may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of our banking office apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Indemnity

Among other things, we will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 2:00 p.m., Eastern Time, on June 15, 2022. We will not accept orders for common stock in the subscription offering received after June 15, 2022. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond August 1, 2022 would require the approval of the Commissioner, the FDIC and the Federal Reserve Board. If an extension beyond August 1, 2022 is granted by the appropriate regulatory agencies, we will resolicit subscribers/persons who place orders, giving them an opportunity to confirm, change or cancel their orders. If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. If we have not received orders to purchase the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all funds received for shares of common stock. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, subscribers may be resolicited with any required approvals of the Commissioner, the FDIC and the Federal Reserve Board. All subscribers will be given an opportunity to place a new order within a specified period of time.

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before June 15, 2022, the expiration date of the offering, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus. Subscription funds will be maintained in a segregated account at Everett Co-operative Bank and will earn interest at 0.05% per annum from the date payment is processed until the offering is completed or terminated.

In the syndicated community offering, a prospectus and order form in electronic format may be made available on Internet sites or through other online services maintained by Keefe, Bruyette & Woods, Inc. or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the syndicate member, prospective investors may be allowed to place orders online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by Keefe, Bruyette & Woods, Inc. or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at our current savings account rate from the date of receipt.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete and sign an original stock order form and remit full payment. We will not be required to accept incomplete order forms, unsigned order forms, or orders submitted on photocopied or facsimiled order forms. We must receive all order forms prior to 2:00 p.m., Eastern Time, on June 15, 2022. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. A postmark prior to June 15, 2022 will not entitle you to purchase shares of common stock unless we receive the envelope by June 15, 2022. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your stock order form and payment by paying for overnight delivery to the indicated address on the stock order form, by hand-delivery to Everett Co-operative Bank at 419 Broadway, Everett, Massachusetts or by mail using the stock order reply envelope provided. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final, subject to any required approvals of the Commissioner, the FDIC and the Federal Reserve Board.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Everett Co-operative Bank or any government agency, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

•	personal check, bank check or money order, payable to ECB Bancorp, Inc.; or

•	authorization of withdrawal from Everett Co-operative Bank deposit accounts designated on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at Everett Co-operative Bank are provided in the order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest at our current savings account rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Everett Co-operative Bank and will earn interest at 0.05% per annum from the date payment is processed until the offering is completed or terminated.

You may not use cash, wires or a check drawn on an Everett Co-operative Bank line of credit, and we will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to ECB Bancorp. You may not designate on your stock order form a direct withdrawal from an Everett Co-operative Bank retirement account. See “– Using Retirement Account Funds” for information on using such funds. Additionally, you may not designate on your stock order form a direct withdrawal from Everett Co-operative Bank deposit accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking accounts. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or ECB Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Regulations prohibit Everett Co-operative Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Using Individual Retirement Account Funds. If you are interested in using funds in your IRA at Everett Co-operative Bank or other retirement account to purchase shares of common stock in the offering, you must do so through an account offered by a custodian that can hold common stock. By regulation, Everett Co-operative Bank’s IRAs are not capable of holding common stock. Therefore, if you wish to use funds that are currently in an IRA held at Everett Co-operative Bank, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, which offers the type of retirement accounts that can hold common stock. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. You may select the custodian of your choice. You may, but are under no obligation to, select KBW or one of its affiliated broker dealers, Stifel, Nicolaus & Company, Incorporated (“SN”) or Century Securities Associates (“CSA”), as your IRA custodian. If you do purchase shares of ECB Bancorp common stock using funds from a KBW, SN or CSA IRA account, you acknowledge that KBW, SN or CSA, as applicable, did not recommend or give you advice regarding such purchase. Other than the standard account fees and compensation associated with all IRA accounts, KBW, SN and CSA do not receive additional fees or compensation as a result of the purchase of ECB Bancorp common stock through a KBW, SN or CSA IRA or retirement account. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at Everett Co-operative Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks before the June 15, 2022 offering deadline. Processing these transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock Purchased in the Offering. All shares of ECB Bancorp common stock sold will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order form as soon as practicable following consummation of the conversion. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

Restrictions on Transfer of Subscription Rights and Shares

Applicable regulations prohibit any person with subscription rights, including the Eligible Account Holders and Supplemental Eligible Account Holders, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our Stock Information Center, toll free, at (877) 821-5783. The Stock Information Center is open Monday through Friday between 10:00 a.m. to 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of Everett Co-operative Bank prior to the conversion, all claims of creditors of Everett Co-operative Bank, including those of depositors of Everett Co-operative Bank (to the extent of their deposit balances), would be paid first. Then, if there were any assets of Everett Co-operative Bank remaining, depositors of Everett Co-operative Bank would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Everett Co-operative Bank immediately prior to liquidation. In the unlikely event that Everett Co-operative Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account,” as described below, to certain depositors, with any assets remaining thereafter distributed to ECB Bancorp as the sole holder of Everett Co-operative Bank capital stock. Pursuant to federal and Massachusetts regulations, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of Everett Co-operative Bank as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Everett Co-operative Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Everett Co-operative Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Everett Co-operative Bank would be entitled, on a complete liquidation of Everett Co-operative Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of ECB Bancorp. Each Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Everett Co-operative Bank on December 31, 2020. Each Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on December 31, 2020 bears to the balance of all such deposit accounts in Everett Co-operative Bank on such date. Each Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Everett Co-operative Bank on March 10, 2022. Each Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on March 10, 2022 bears to the balance of all such deposit accounts in Everett Co-operative Bank on such date.

If, however, on any December 31 annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2020 or March 10, 2022, respectively, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible

Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to ECB Bancorp, as the sole stockholder of Everett Co-operative Bank.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to ECB Bancorp, Everett Co-operative Bank, Eligible Account Holders or Supplemental Eligible Account Holders who receive subscription rights. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Everett Co-operative Bank or ECB Bancorp would prevail in a judicial proceeding.

Everett Co-operative Bank and ECB Bancorp have received an opinion of counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the conversion, which includes the following:

(1)	The conversion of Everett Co-operative Bank to a Massachusetts stock cooperative bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

(2)	Everett Co-operative Bank will not recognize any gain or loss upon the receipt of money from ECB Bancorp in exchange for shares of common stock of Everett Co-operative Bank.

(3)

The basis of the assets received by Everett Co-operative Bank, in stock form, from Everett Co-operative Bank, in mutual form, will be the same as the basis in such assets immediately prior to the Conversion.

(4)

The holding period of the assets received by Everett Co-operative Bank, in stock form, from Everett Co-operative Bank, in mutual form, will include the period in which such assets were held before the conversion.

(5)

No gain or loss will be recognized by account holders of Everett Co-operative Bank, including Eligible Account Holders and Supplemental Eligible Account Holders, upon the issuance to them of withdrawable deposit accounts in Everett Co-operative Bank, in stock form, in the same dollar amount and under the same terms as held at Everett Co-operative Bank, in mutual form. In addition, Eligible Account Holders and Supplemental Eligible Account Holders will not recognize gain or loss upon receipt of an interest in a liquidation account in Everett Co-operative Bank in exchange for their ownership interests in Everett Co-operative Bank.

(6)

The basis of the account holders deposit accounts in Everett Co-operative Bank, in stock form, will be the same as the basis of their deposit accounts in Everett Co-operative Bank, in mutual form. The basis of the Eligible Account Holders and Supplemental Eligible Account Holders interests in the liquidation account will be zero, which is the cost of such interest to such persons.

(7)	It is more likely than not that the nontransferable subscription rights have no value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the offering. Accordingly, no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon distribution to them of nontransferable subscription rights to purchase shares of ECB Bancorp common stock, provided that the amount to be paid for ECB Bancorp common stock is equal to the fair market value of ECB Bancorp common stock.

(8)

It is more likely than not that the basis of the shares of ECB Bancorp common stock purchased in the offering will be the purchase price. The holding period of the ECB Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

(9)	No gain or loss will be recognized by ECB Bancorp on the receipt of money in exchange for shares of ECB Bancorp common stock sold in the offering.

In the view of RP Financial, LC. (which is acting as independent appraiser of the value of the shares of ECB Bancorp common stock in connection with the conversion), the subscription rights do not have any value for the reasons set forth above. RP Financial, LC.’s view is not binding on the Internal Revenue Service. If the subscription rights granted to Eligible Account Holders and Supplemental Eligible Account Holders are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders and Supplemental Eligible Account Holders who exercise the subscription rights in an amount equal to their value, and ECB Bancorp could recognize gain on a distribution. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The opinion as to the basis in the liquidation account set forth in item 5 above is based on the position that: (i) no holder of an interest in a liquidation account has ever received any payment attributable to a liquidation of a solvent bank (other than as set forth below); (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in Everett Co-operative Bank are reduced; and (iv) holders of an interest in a liquidation account have received payments of their interests in very few instances (out of hundreds of transactions involving mergers, acquisitions and the purchase of assets and assumption of liabilities of holding companies and subsidiary banks) and these instances involved the purchase and assumption of a bank’s assets and liabilities by a credit union. In addition, we have received a letter from RP Financial, LC. stating its belief that the benefit provided by Everett Co-operative Bank liquidation account does not have any economic value at the time of the conversion. Based on the foregoing, Luse Gorman, PC believes it is more likely than not that such rights in the Everett Co-operative Bank liquidation account have no value. If such rights are subsequently found to have an economic value as of the effective time of the conversion, income may be recognized by each Eligible Account Holder or Supplemental Eligible Account Holder in the amount of such fair market value as of the date of the conversion.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service, and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Everett Co-operative Bank, ECB Bancorp, Eligible Account Holders and Supplemental Eligible Account Holders who exercise their subscription rights. In the event of a disagreement, there can be no assurance that ECB Bancorp or Everett Co-operative Bank would prevail in a judicial or administrative proceeding.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to ECB Bancorp’s registration statement. An opinion regarding the Massachusetts income tax consequences consistent with the federal tax opinion has been issued by Baker Newman & Noyes LLC, tax advisors to Everett Co-operative Bank and ECB Bancorp.

Restrictions on Purchase or Transfer of Our Shares after Conversion

The shares being acquired by our directors and executive officers are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an officer of Everett Co-operative Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or officer. For restricted shares, our transfer agent will be given notice of restrictions on transfer, and instructions will be issued to the effect that any transfer within this time period of record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of ECB Bancorp also will be restricted by the insider trading rules pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the FDIC, the Federal Reserve Board or the Commissioner, as may be required. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Applicable regulations prohibit ECB Bancorp from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by stockholders (with approval or non-objection of the Commissioner, the FDIC and the Federal Reserve Board) or tax-qualified employee stock benefit plans. After one year, applicable regulations do not impose any repurchase restrictions.

EVERETT CO-OPERATIVE BANK FOUNDATION

General

In furtherance of our commitment to our local community, our plan of conversion provides that we will establish a charitable foundation, Everett Co-operative Bank Charitable Foundation, Inc., as a non-stock, non-profit Delaware corporation in connection with the offering. The charitable foundation will be funded with shares of our common stock and cash, as further described below.

By further enhancing our visibility and reputation in our local community, we believe that the charitable foundation will enhance the long-term value of Everett Co-operative Bank’s community banking franchise. The offering presents us with a unique opportunity to provide a substantial and continuing benefit to our communities through Everett Co-operative Bank Charitable Foundation.

Purpose of the Charitable Foundation

In connection with the closing of the offering, we intend to contribute cash and stock to a charitable foundation that we have established, such contribution to consist of $600,000 in cash and 260,000 shares of our common stock, for an aggregate contribution of $3,200,000 based on the $10.00 per share purchase price. The purpose of the charitable foundation is to provide financial support to charitable organizations in the communities in which we operate now and in the future and to enable our communities to share in our long-term growth. Everett Co-operative Bank Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. Everett Co-operative Bank Charitable Foundation will also complement our ongoing obligations to the community under the Community Reinvestment Act. Everett Co-operative Bank received a “satisfactory” rating in its most recent Community Reinvestment Act examination by the Commissioner and the FDIC.

Funding Everett Co-operative Bank Charitable Foundation with shares of our common stock in addition to cash is also intended to allow our communities to share in our potential growth and success after the offering is completed because Everett Co-operative Bank Charitable Foundation will benefit directly from any increases in the value of our shares of common stock. In addition, Everett Co-operative Bank Charitable Foundation will maintain close ties with Everett Co-operative Bank, thereby forming a partnership within the communities in which Everett Co-operative Bank operates.

Structure of the Charitable Foundation

Everett Co-operative Bank Charitable Foundation has been incorporated under Delaware law as a non-stock, non-profit corporation. The certificate of incorporation of Everett Co-operative Bank Charitable Foundation provides that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. Everett Co-operative Bank Charitable Foundation’s certificate of incorporation further provides that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

The charitable foundation is governed by a board of directors, initially consisting of Richard J. O’Neil, Jr., who is a director of Everett Co-operative Bank, and two other individuals. Applicable regulations require that we select one person to serve on the initial board of directors who is not one of our officers or directors and who has experience with local charitable organizations and grant making. As of the date of this prospectus, we have not selected the individual to serve as the director to satisfy these requirements. For five years after the offering, one seat on the charitable foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on the charitable foundation’s board of directors will be reserved for one of Everett Co-operative Bank’s directors. Each of the charitable foundation’s directors will have one vote with regard to matters requiring board determination. On an annual basis, directors of the charitable foundation, who, pursuant to the non-stock bylaws of the charitable foundation serve as the members of the charitable foundation, nominate and elect the board members, each to serve for a one-year term. Shareholders of ECB Bancorp will have no nomination or voting rights with respect to the charitable foundation. Initially, board members will not be compensated for service on the board of the charitable foundation.

The board of directors of Everett Co-operative Bank Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a non-profit corporation, directors of Everett Co-operative Bank Charitable Foundation will at all times be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation was established. The directors of Everett Co-operative Bank Charitable Foundation also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock held by the charitable foundation. However, as required by applicable regulations, all shares of our common stock held by Everett Co-operative Bank Charitable Foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders.

Everett Co-operative Bank Charitable Foundation’s initial place of business will be located at our corporate headquarters. The board of directors of Everett Co-operative Bank Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the regulations of the Commissioner, the FDIC and the Federal Reserve Board, as applicable, governing transactions between Everett Co-operative Bank and the charitable foundation.

Capital for the charitable foundation will come from:

(1)	any dividends that may be paid on our shares of common stock in the future;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, Everett Co-operative Bank Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

Tax Considerations

We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. Everett Co-operative Bank Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as Everett Co-operative Bank Charitable Foundation files its application for tax-exempt status within 27 months after the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization.

ECB Bancorp and Everett Co-operative Bank are authorized by federal law to make charitable contributions. We believe that the offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to Everett Co-operative Bank Foundation.

We believe that our contribution of cash and shares of our common stock to Everett Co-operative Bank Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a federal tax deduction in the amount of the fair market value of the cash and stock at the time of the contribution. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to Everett Co-operative Bank

Foundation. We estimate that at all levels of the offering range, the contribution should be deductible for federal tax purposes over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. In such event, our contribution to Everett Co-operative Bank Charitable Foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to Everett Co-operative Bank Charitable Foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the charitable foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2%, although we expect to qualify for the lower 1% special rate. Everett Co-operative Bank Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. Everett Co-operative Bank Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on Everett Co-operative Bank Charitable Foundation

Applicable regulations require that, before our board of directors adopted the plan of conversion, the board of directors had to identify its members that will serve on the charitable foundation’s board, and these directors could not participate in our board’s discussions concerning contributions to the charitable foundation, and could not vote on the portions of the plan of conversion relating to the establishment and funding of the charitable foundation. Our board of directors complied with this regulation in adopting the plan of conversion.

These regulations, and the conditional non-objection of the FDIC to the conversion and the conditional approval of the Federal Reserve Bank of Boston to our holding company application, impose the following additional requirements on the establishment of the charitable foundation:

•	the Federal Reserve Board and the FDIC may examine the charitable foundation at the charitable foundation’s expense;

•	the charitable foundation must comply with all supervisory directives imposed by the Federal Reserve Board and the FDIC;

•	the charitable foundation must provide annually to the Federal Reserve Board and the FDIC a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

•	the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

Within six months of completing the offering, Everett Co-operative Bank Foundation must submit to the Federal Reserve Board and the FDIC a three-year operating plan, conflicts of interest policy, gift instrument, bylaws and certificate of incorporation.

RESTRICTIONS ON ACQUISITION OF ECB BANCORP

Although the board of directors of ECB Bancorp is not aware of any effort that might be made to obtain control of ECB Bancorp after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of ECB Bancorp’s articles of incorporation to protect the interests of ECB Bancorp and its stockholders from takeovers which our board of directors might conclude are not in the best interests of Everett Co-operative Bank, ECB Bancorp or ECB Bancorp’s stockholders.

The following discussion is a general summary of the material provisions of ECB Bancorp’s articles of incorporation and bylaws, Maryland corporate law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in ECB Bancorp’s articles of incorporation and bylaws, reference should be made in each case to the document in question, each of which is part of Everett Co-operative Bank’s applications with the Commissioner and the FDIC and ECB Bancorp’s application with the Federal Reserve Board and its registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

ECB Bancorp’s Articles of Incorporation and Bylaws

ECB Bancorp’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of ECB Bancorp more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including:

•	a prohibition on service as a director by a person who is a director, officer or a 10% shareholder of a competitor of Everett Co-operative Bank;

•

a prohibition on service as a director by a person (i) who has been convicted of a crime involving dishonesty or breach of trust that is punishable by imprisonment for a term exceeding one year under state or federal law, (ii) who is currently charged in an information, indictment or other complaint with the commission of or participation in such a crime, or (iii) against whom a financial or securities regulatory agency has, within the past ten years, issued a cease and desist, consent or other formal order, other than a civil money penalty, which order is subject to public disclosure by such agency;

•

a prohibition on service as a director by a person who is party to any agreement or understanding that (i) provides such person with material benefits that are contingent upon ECB Bancorp entering into a merger or similar transaction in which ECB Bancorp is not the surviving entity, (ii) materially limits such person’s voting discretion with respect to ECB Bancorp’s strategic direction, or (iii) materially impairs such person’s ability to discharge his or her fiduciary duties with respect to the fundamental strategic direction of ECB Bancorp;

•

a requirement that any person proposed to serve as a director (other than the initial directors and other than directors who are also officers of ECB Bancorp or Everett Co-operative Bank) has maintained his or her principal residence for a period of at least one year immediately before his or her nomination or appointment to the Board of Directors in a county or a county contiguous to a county where Everett Co-operative Bank maintains an office;

•	a prohibition on service as a director by a person who has lost more than one election for service as a director of ECB Bancorp; and

•

a prohibition on service by nominees or representatives (as defined in applicable Federal Reserve Board regulations) of another person who would not be eligible for service or of an entity the partners or controlling persons of which would not be eligible for service.

Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation of ECB Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of ECB Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of ECB Bancorp and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon ECB Bancorp’s stockholders, including stockholders, if any, who do not participate in the transaction;

•

the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, ECB Bancorp and its subsidiaries and on the communities in which ECB Bancorp and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of ECB Bancorp;

•	whether a more favorable price could be obtained for ECB Bancorp’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of ECB Bancorp and its subsidiaries;

•	the future value of the stock or any other securities of ECB Bancorp or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•

the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•

the ability of ECB Bancorp to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Calling Special Meetings. The bylaws provide that special meetings of stockholders can be called by only the President, Chief Executive Officer, Chairperson of the board of directors, a majority of the total number of directors that ECB Bancorp would have if there were no vacancies on the board of directors, or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. The 10% limit shall not apply if, before the stockholder acquires shares in excess of the 10% limit, the acquisition is approved by a majority of the directors who are not affiliated with the holder and who were members of the board of directors prior to the time of the acquisition (or who were chosen to fill any vacancy of an otherwise unaffiliated director by a majority of the unaffiliated directors).

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “– Limitation of Voting Rights”), voting together as a single class.

Shareholder Nominations and Proposals. The bylaws provide that any shareholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of shareholders must submit written notice to ECB Bancorp at least 90 days prior and not earlier than 100 days prior to the anniversary date of the proxy statement relating to the previous year’s annual meeting. However, if less than 90 days’ prior public disclosure of the date of the meeting is given to shareholders and the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary date of the preceding year’s annual meeting then shareholders must submit written notice to ECB Bancorp no later than 10 days following the day on which public disclosure of the date of the meeting is first made in a press release, in a document filed with the Securities and Exchange Commission or on a website maintained by ECB Bancorp.

Authorized but Unissued Shares. After the conversion, ECB Bancorp will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of ECB Bancorp.” The articles of incorporation authorize 1,000,000 shares of serial preferred stock. ECB Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the total number of directors that ECB Bancorp would have if there were no vacancies on the board of directors may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that ECB Bancorp has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of ECB Bancorp that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of ECB Bancorp. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “– Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the board of directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our board of directors and also by two-thirds of the outstanding shares of our voting stock (or a majority of the outstanding shares of our voting stock if the amendment is approved by two-thirds of our board of directors); provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The division of the board of directors into three staggered classes;

(iii)	The ability of the board of directors to fill vacancies on the board;

(iv)	The requirement that at least two-thirds of the voting power of the stockholders must vote to remove directors, and can only remove directors for cause;

(v)	The ability of the board of directors to amend and repeal the bylaws and the required stockholder vote to amend or repeal the bylaws;

(vi)	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire ECB Bancorp;

(vii)	The authority of the board of directors to provide for the issuance of preferred stock;

(viii)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	The number of stockholders constituting a quorum or required for stockholder consent;

(x)	The provision regarding stockholder proposals and nominations;

(xi)	The indemnification of current and former directors and officers, as well as employees and other agents, by ECB Bancorp;

(xii)	The limitation of liability of officers and directors to ECB Bancorp for money damages; and

(xiii)

The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation set forth in (i) through (xii) of this list and the provisions related to amendment of the articles of incorporation.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of the total number of directors that ECB Bancorp would have if there were no vacancies on the board of directors or by the stockholders by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors (after giving effect to the limitation on voting rights discussed above in “– Limitation of Voting Rights”).

Maryland Corporate Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Conversion Regulations

Federal regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquire stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion.

Further, without the prior written approval of the Federal Reserve Board, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Federal Reserve Board has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or to an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public, are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Federal Reserve Board regulations provide that no company may acquire control of a bank holding company without the prior approval of the Federal Reserve Board.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the company’s directors, or a determination by the Federal Reserve Board that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a bank holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with ECB Bancorp, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934. Federal Reserve Board regulations provide that parties seeking to rebut control will be provided an opportunity to do so in writing.

Bank Holding Company Act

Federal law provides that no company may acquire control of a bank directly or indirectly without the prior approval of the Federal Reserve Board. Any company that acquires control of a bank becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board. Pursuant to federal regulations, the term “company” is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and “control” of a bank is deemed to exist if a company has voting control, directly or indirectly of at least 25% of any class of a bank’s voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain Federal Reserve Board approval before acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company. An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act is not subject to the notice requirements of the Change in Bank Control Act.

Accordingly, the prior approval of the Federal Reserve Board under the Bank Holding Company Act would be required: before any bank holding company could acquire 5% or more of the common stock of ECB Bancorp; and before any other company could acquire 25% or more of the common stock of ECB Bancorp.

Restrictions applicable to the operations of bank holding companies may also deter companies from seeking to obtain control of ECB Bancorp. See “Supervision and Regulation.”

Massachusetts Banking Law

Under Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a cooperative bank, is regulated as a bank holding company. Each Massachusetts bank holding company: (i) must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; (ii) must register, and file reports, with the Commissioner; and (iii) is subject to examination by the Commissioner. ECB Bancorp would become a Massachusetts bank holding company if it acquires a second banking institution and holds and operates it separately from Everett Co-operative Bank.

In addition, for a period of three years following completion of a conversion to stock form, no person may directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of a converted cooperative bank without prior written approval of the Commissioner.

DESCRIPTION OF CAPITAL STOCK

General

ECB Bancorp is authorized to issue 30,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. ECB Bancorp currently expects to issue in the offering up to 12,493,125 shares of common stock, including shares issued to our charitable foundation. ECB Bancorp will not issue shares of preferred stock in the conversion. Each share of ECB Bancorp common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and non-assessable.

The shares of common stock of ECB Bancorp will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

Dividends. ECB Bancorp may pay dividends to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent, as and when declared by our board of directors. The payment of dividends by ECB Bancorp is also subject to limitations that are imposed by law and applicable regulation. The holders of common stock of ECB Bancorp will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If ECB Bancorp issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of ECB Bancorp will have exclusive voting rights in ECB Bancorp. They will elect ECB Bancorp’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of ECB Bancorp’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If ECB Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Amendments to the articles of incorporation require a two-thirds stockholder vote in certain circumstances, and certain matters require an 80% stockholder vote.

As a stock cooperative bank, corporate powers and control of Everett Co-operative Bank are vested in its board of directors, who elect the officers of Everett Co-operative Bank and who fill any vacancies on the board of directors. Voting rights of Everett Co-operative Bank are vested exclusively in the owners of the shares of capital stock of Everett Co-operative Bank, which will be ECB Bancorp. Shares of Everett Co-operative Bank’s stock will be voted at the direction of ECB Bancorp’s board of directors. Consequently, the holders of the common stock of ECB Bancorp will not have direct control of Everett Co-operative Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of Everett Co-operative Bank, ECB Bancorp, as the holder of 100% of Everett Co-operative Bank’s capital stock, would be entitled to receive all assets of Everett Co-operative Bank available for distribution, after payment or provision for payment of all debts and liabilities of Everett Co-operative Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of ECB Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of ECB Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of ECB Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the board of directors. The common stock is not subject to redemption.

Preferred Stock

None of the shares of ECB Bancorp’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and that could assist management in impeding an unfriendly takeover or attempted change in control.

Forum Selection for Certain Stockholder Lawsuits

The articles of incorporation of ECB Bancorp provide that, unless ECB Bancorp consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of ECB Bancorp, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of ECB Bancorp to ECB Bancorp or ECB Bancorp’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine will be conducted in a state or federal court located within the State of Maryland, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. Under the articles of incorporation, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of ECB Bancorp shall be deemed to have notice of and consented to the exclusive forum provision of the articles of incorporation. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with ECB Bancorp and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both.

TRANSFER AGENT

The transfer agent and registrar for ECB Bancorp’s common stock is Continental Stock Transfer & Trust Company, LLC.

EXPERTS

The consolidated financial statements of Everett Co-operative Bank at and for the years ended December 31, 2021 and 2020 have been included herein and in the registration statement in reliance upon the report of Baker Newman & Noyes LLC independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

RP Financial, LC. has consented to the publication herein of the summary of its report to ECB Bancorp setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letters with respect to subscription rights and the liquidation accounts.

LEGAL AND TAX MATTERS

Luse Gorman, PC, Washington, D.C., counsel to ECB Bancorp and Everett Co-operative Bank, has issued to ECB Bancorp its opinions regarding the legality of the common stock and the federal income tax consequences of the conversion. Luse Gorman, PC has consented to the references in this prospectus to its opinions. Baker Newman & Noyes LLC has issued to ECB Bancorp its opinion regarding the Massachusetts income tax consequences of the conversion. Baker Newman & Noyes LLC has consented to the reference in this prospectus to its opinion. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Nutter McClennen & Fish LLP, Boston, Massachusetts.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

ECB Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities on official business days during the hours of 10:00 a.m. to 3:00 p.m. at the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including ECB Bancorp. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Everett Co-operative Bank has filed an application for approval of the conversion with the Commissioner and a notice of intent to convert with the Federal Deposit Insurance Corporation. ECB Bancorp has filed a bank holding company application with the Federal Reserve Bank of Boston. This prospectus omits certain information contained in those applications and notices. The application may be inspected, without charge, at the offices of the Commissioner, 1000 Washington Street, 10th Floor, Boston, Massachusetts, and the notice may be inspected, without charge, at the office of the Regional Director of the Federal Deposit Insurance Corporation, 15 Braintree Hill Office Park, Braintree, Massachusetts. The bank holding company application is available on an expedited basis from the Federal Reserve Bank of Boston, P. O. Box 55882, Boston, Massachusetts 02205.

A copy of the plan of conversion and ECB Bancorp’s articles of incorporation and bylaws are available without charge from Everett Co-operative Bank at its office.

The appraisal report of RP Financial, LC. has been filed as an exhibit to our registration statement, to our application to the Commissioner, and to the notice to the FDIC. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its website at www.sec.gov.

In connection with the offering, ECB Bancorp will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, ECB Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934, subject to subsequent deregistration of such shares under the Securities Exchange Act of 1934.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

Consolidated Financial Statements

***

Separate financial statements for ECB Bancorp have not been included in this prospectus because ECB Bancorp has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Everett Co-operative Bank

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Everett Co-operative Bank and Subsidiary (the Bank) as of December 31, 2021 and 2020, the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Bank as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on the Bank’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Bank in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

BAKER NEWMAN & NOYES LLC

/s/ Baker Newman & Noyes LLC
Boston, Massachusetts
March 10, 2022

We have served as the Bank’s auditor since 2015.

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2021 and 2020

(In Thousands)

	2021	2020
ASSETS
Cash and due from banks	$7,326	$5,564
Short-term investments	23,749	37,847
Federal funds sold	21,900	—

Total cash and cash equivalents	52,975	43,411
Available-for-sale securities (at fair value)	5,010	5,037
Investments in held-to-maturity securities (fair values of $65,556 at December 31, 2021 and $54,726 at December 31, 2020)	65,571	52,969
Federal Home Loan Bank stock, at cost	1,087	1,418
Loans held-for-sale	1,301	441
Loans, net of allowance for losses of $4,236 as of December 31, 2021 and $3,876 as of December 31, 2020	517,131	467,159
Premises and equipment, net	3,784	3,980
Accrued interest receivable	1,481	1,820
Bank-owned life insurance	14,135	8,780
Deferred tax asset, net	2,971	1,931
Other assets	1,043	679

Total assets	$666,489	$587,625

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$83,288	$59,425
Interest-bearing	488,443	431,973

Total deposits	571,731	491,398
Federal Home Loan Bank advances	9,000	18,000
Other liabilities	8,485	5,193

Total liabilities	589,216	514,591
Equity:
Surplus	77,356	73,314
Accumulated other comprehensive loss	(83)	(280)

Total equity	77,273	73,034

Total liabilities and equity	$666,489	$587,625

The accompanying notes are an integral part of these consolidated financial statements.

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2021 and 2020

(In Thousands)

	2021	2020
Interest and dividend income:
Interest and fees on loans	$21,319	$19,974
Interest and dividends on securities	1,012	1,401
Interest on short-term investments and federal funds sold	44	112

Total interest and dividend income	22,375	21,487
Interest expense:
Interest on deposits	3,546	5,261
Interest on Federal Home Loan Bank advances	135	376

Total interest expense	3,681	5,637

Net interest and dividend income	18,694	15,850
Provision for loan losses	360	293

Net interest and dividend income after provision for loan losses	18,334	15,557
Noninterest income:
Customer service fees	393	393
Gain on sales of loans	446	413
Income from bank-owned life insurance	355	454
Other income	28	22

Total noninterest income	1,222	1,282
Noninterest expense:
Salaries and employee benefits	9,586	6,015
Director compensation	430	345
Occupancy and equipment expense	733	768
Data processing	684	693
Computer software and licensing fees	253	126
Advertising and promotions	648	601
Professional fees	482	521
Federal Deposit Insurance Corporation assessment	156	70
Other expense	1,113	1,167

Total noninterest expense	14,085	10,306

Income before income taxes	5,471	6,533
Income taxes	1,429	1,673

Net income	$4,042	$4,860

The accompanying notes are an integral part of these consolidated financial statements.

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2021 and 2020

(In Thousands)

	2021	2020
Net income	$4,042	$4,860
Other comprehensive income (loss), net of tax:
Net change in unrealized holding gain on securities available-for-sale	(18)	32
Net change in unrecognized postretirement benefit costs pertaining to supplemental executive retirement plan	95	(3)
Net change in unrecognized postretirement benefit costs pertaining to director fee continuation plan	120	(34)

Other comprehensive income (loss), net of tax	197	(5)

Comprehensive income	$4,239	$4,855

The accompanying notes are an integral part of these consolidated financial statements.

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Years Ended December 31, 2021 and 2020

(In Thousands)

		Accumulated
		Other
		Comprehensive
	Surplus	Loss	Total
Balance, December 31, 2019	$68,454	$(275)	$68,179
Net income	4,860	—	4,860
Other comprehensive loss, net of tax effect	—	(5)	(5)

Balance, December 31, 2020	73,314	(280)	73,034
Net income	4,042	—	4,042
Other comprehensive income, net of tax effect	—	197	197

Balance, December 31, 2021	$77,356	$(83)	$77,273

The accompanying notes are an integral part of these consolidated financial statements.

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2021 and 2020

(In Thousands)

	2021	2020
Cash flows from operating activities:
Net income	$4,042	$4,860
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of securities, net	338	176
Provision for loan losses	360	293
Change in deferred loan costs/fees	175	287
Gain on sales of loans	(446)	(413)
Proceeds from sales of loans held-for-sale	24,566	27,884
Origination of loans held-for-sale	(24,980)	(27,912)
Depreciation and amortization	300	350
Gain from asset disposal	—	(1)
Decrease (increase) in accrued interest receivable	339	(370)
Income from bank-owned life insurance	(355)	(266)
Gain from life insurance policy death benefit	—	(188)
Accrual for pension plan withdrawal liability	2,001	—
Deferred tax benefit	(1,117)	(434)
Increase in other assets	(364)	(32)
Increase in other liabilities	1,590	843

Net cash provided by operating activities	6,449	5,077
Cash flows from investing activities:
Purchases of Federal Home Loan Bank stock	—	(167)
Redemption of Federal Home Loan Bank stock	331	417
Redemption of Co-operative Central Bank stock	—	692
Purchases of held-to-maturity securities	(26,903)	(34,488)
Proceeds from paydowns and maturities of held-to-maturity securities	13,965	23,340
Purchase of available-for-sale securities	—	(4,991)
Proceeds from life insurance policy death benefit	—	598
Proceeds from asset disposal	—	3
Loan originations and principal collections, net	(50,507)	(40,969)
Capital expenditures	(104)	(110)
Premium paid on bank-owned life insurance	(5,000)	—

Net cash used in investing activities	(68,218)	(55,675)
Cash flows from financing activities:
Net increase in demand deposits, NOW and savings accounts	70,693	47,401
Net increase in time deposits	9,640	20,184
Proceeds from long-term Federal Home Loan Bank advances	4,000	10,000
Repayments of long-term Federal Home Loan Bank advances	(13,000)	(14,000)

Net cash provided by financing activities	71,333	63,585

Net increase in cash and cash equivalents	9,564	12,987
Cash and cash equivalents at beginning of year	43,411	30,424

Cash and cash equivalents at end of year	$52,975	$43,411

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Years Ended December 31, 2021 and 2020

(In Thousands)

	2021	2020
Supplemental disclosures:
Interest paid	$3,655	$5,680
Income taxes paid	2,412	2,220

The accompanying notes are an integral part of these consolidated financial statements.

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

1.	Nature of Operations

Everett Co-operative Bank (Bank) is a state chartered bank, which was founded in 1890 and is headquartered in Everett, Massachusetts. The Bank operates its business from its main office, one branch and a separate administrative office, all located in eastern Massachusetts. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential and commercial real estate loans, and in consumer and small business loans.

2.	Accounting Policies

The accounting and reporting policies of the Bank and its subsidiary conform to accounting principles generally accepted in the United States of America (U.S. GAAP) and predominant practices within the banking industry. The consolidated financial statements are prepared using the accrual basis of accounting. The significant accounting policies are summarized below to assist the reader in better understanding the consolidated financial statements and other data contained herein.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the estimated liability related to the multiemployer pension plan withdrawal.

Basis of Presentation

The consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiary, First Everett Securities Corporation, which engages in the purchase and sale of securities. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain previously reported amounts have been reclassified to conform to the current year’s presentation.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks, short-term investments and federal funds sold.

The Bank has historically been required to maintain certain vault cash and/or deposits with the Federal Reserve Bank of Boston. However, based on the COVID-19 pandemic the Federal Reserve has reduced the reserve requirement ratio to zero percent across all deposit tiers as of March 26, 2020.

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

2.	Accounting Policies (Continued)

Securities

The Bank classifies securities at the time of purchase into one of four categories: held-to-maturity, available-for-sale, trading, or equity. These security classifications may be modified after acquisition only under certain specified conditions. In general, debt securities may be classified as held-to-maturity only if the Bank has the positive intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of selling them in the near term. All other debt securities must be classified as available-for-sale.

•

Held-to-maturity securities are measured at amortized cost on the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings, or in a separate component of equity; they are merely disclosed in the notes to the consolidated financial statements.

•

Available-for-sale securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings but are reported in other comprehensive income, net of related tax.

•

Trading and equity securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses for trading securities are included in earnings. The Bank had no securities classified as trading or equity securities at December 31, 2021 and 2020.

Purchase premiums and discounts are recognized in interest income, using the interest method, to arrive at periodic interest income at a constant effective yield, thereby reflecting the securities market yield. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method. Such gains and losses are recognized within non-interest income or non-interest expense within the consolidated statements of income.

For any debt security with a fair value less than its amortized cost basis, the Bank will determine whether it has the intent to sell the debt security or whether it is more likely than not it will be required to sell the debt security before the recovery of its amortized cost basis. If either condition is met, the Bank will recognize a full impairment charge to earnings. For all other debt securities that are considered other-than-temporarily impaired and do not meet either condition, the credit loss portion of impairment will be recognized in earnings as realized losses. The other-than-temporary impairment related to all other factors will be recorded in other comprehensive income (loss).

Federal Home Loan Bank Stock

The Bank, as a member of the Federal Home Loan Bank of Boston (FHLB), is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted market value and is carried at cost. The Bank reviews its investment in capital stock of the FHLB for impairment based on the ultimate recoverability of the cost basis in the FHLB stock.

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

2.	Accounting Policies (Continued)

Loans Held-for-Sale

Loans held-for-sale are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized through a valuation allowance and recorded in noninterest expense. Fair value is based on committed secondary market prices. No losses have been recorded during 2021 or 2020.

Loans

Loans receivable that management has the intent and ability to hold until maturity or payoff are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Interest on loans is recognized on a simple interest basis.

Loan origination and commitment fees and certain direct origination costs are deferred, and the net amount is amortized as an adjustment to the related loan’s yield. The Bank is amortizing these amounts over the contractual lives of the related loans.

Residential real estate loans are generally placed on nonaccrual when reaching 90 days past due or in process of foreclosure. All closed-end consumer loans 90 days or more past due and any equity line in the process of foreclosure are placed on nonaccrual status. Secured consumer loans are written down to realizable value and unsecured consumer loans are charged off upon reaching 120 or 180 days past due depending on the type of loan. Commercial real estate loans and commercial business loans and leases which are 90 days or more past due are generally placed on nonaccrual status. When a loan has been placed on nonaccrual status, previously accrued and uncollected interest is reversed against current income. A loan can be returned to accrual status when collectability of principal and interest is reasonably assured and the loan has performed for a period of time, generally six months.

Cash receipts of interest income on impaired loans are credited to principal to the extent necessary to eliminate doubt as to the collectability of the net carrying amount of the loan. Some or all of the cash receipts of interest income on impaired loans is recognized as interest income if the remaining net carrying amount of the loan is deemed to be fully collectible. When recognition of interest income on an impaired loan on a cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in excess of the limit and not applied to reduce the net carrying amount of the loan are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

The Coronavirus Aid, Relief, and Economic Security Act (CARES Act) established the Paycheck Protection Program (PPP), a stimulus program which grants SBA-guaranteed, forgivable loans to businesses to encourage employee retention by subsidizing payroll and certain other costs during the pandemic. These loans are originated and funded by financial institutions and are an extension of the Small Business Administration’s (SBA) 7(a) loan program. The Bank originated 70 PPP loans totaling $6,049,000 and recorded net deferred fees of $237,000 during the year ended December 31, 2021. The Bank originated 113 PPP loans totaling $9,176,000 and recorded net deferred fees of $295,000 during the year ended December 31, 2020. Origination fees, net of costs, are being accreted into interest income over the contractual life of each loan. Included in the loan portfolio at December 31, 2021 and December

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

2.	Accounting Policies (Continued)

31, 2020 were 48 PPP loans amounting to $3,404,000 and 107 PPP loans amounting to $8,215,000, respectively, which are classified within commercial loans.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

General Component

The general component of the allowance for loan losses is based on historical loss experience adjusted for qualitative factors stratified by the following loan segments: residential real estate, multi-family real estate, commercial real estate, home equity lines of credit and loans, construction, commercial and consumer. Management uses a rolling average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is adjusted for the following qualitative factors: levels/trends in delinquencies; trends in volume and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures and practices; experience/ability/depth of lending management and staff; and national and local economic trends and conditions. There were no changes in the Bank’s policies or methodology pertaining to the general component of the allowance for loan losses during 2021.

Although not separately segmented, loans subject to COVID-19 modifications and PPP loans are monitored within their respective segments for purposes of identifying any potential problem loans and to ensure that their respective risks are captured in the allowance model.

The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

Residential real estate and home equity lines of credit and loans: The Bank generally does not originate loans with a loan-to-value ratio greater than 80 percent. First mortgage loans with loan-to-value ratios greater than 80 percent require the purchase of private mortgage insurance. Loans in these segments are collateralized primarily by owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in these segments.

Commercial real estate and multi-family residential: Loans in these segments are primarily income-producing properties throughout Massachusetts. The underlying cash flows generated by the properties are adversely impacted by a downturn in the economy as evidenced by increased vacancy rates which, in

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

2.	Accounting Policies (Continued)

turn, will have an effect on the credit quality in these segments. Management periodically obtains rent rolls and continually monitors the cash flows of these loans.

Construction: The loans in this segment are residential and commercial construction-to-permanent loans collateralized by owner-occupied residential and commercial real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment.

Commercial: Loans in this segment are made to businesses and are generally secured by assets of the business. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased consumer spending, will have an effect on the credit quality in this segment. Also included within this segment are PPP loans. These loans are 100% guaranteed by the SBA and are subject to forgiveness if the borrower complies with the employee retention and other requirements. Although these loans are guaranteed, management has determined that there is some level of risk inherent in this portfolio.

Consumer: Loans in this segment are generally unsecured and repayment is dependent on the credit quality of the individual borrower.

Allocated Component

The allocated component relates to loans that are classified as impaired. Impairment is measured on a loan by loan basis for commercial, multi-family, commercial real estate, construction and residential loans and home equity lines of credit and loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. An allowance is established when the discounted cash flows (or collateral value) of the impaired loan are lower than the carrying value of that loan. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer loans for impairment disclosures, unless such loans are subject to a troubled debt restructuring (TDR) agreement.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

The Bank periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a TDR. All TDRs are initially classified as impaired.

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

2.	Accounting Policies (Continued)

The Bank has granted requests for payment deferrals to borrowers affected by the COVID-19 pandemic which are not classified as troubled debt restructurings (TDRs) in accordance with Section 4013 of the CARES Act. Interest on residential loans continues to accrue during the deferral period with a balloon payment due upon maturity. Interest on commercial loans continues to accrue during the deferral period and will be added back into the loan balance which will be capitalized based on the remaining amortization schedule. Such loans are not considered delinquent if they are being paid in accordance with the modified terms. As of December 31 2021, there were no loans that were still subject to a COVID-19 related loan modification agreement. As of December 31, 2020, three loans amounting to $1,286,000 were subject to a COVID-19 related loan modification agreement.

Unallocated Component

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Cost and related allowances for depreciation and amortization of premises and equipment retired or otherwise disposed of are removed from the respective accounts with any gain or loss included in income or expense. Depreciation and amortization are calculated principally on the straight-line method over the estimated useful lives of the assets.

Premises and equipment are periodically evaluated for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment exists when the expected undiscounted future cash flows of premises and equipment are less than their carrying amount. In that event, the Bank records a loss equal to the difference between the carrying amount and the fair value of the asset based on quoted market prices, if applicable, or a discounted cash flow analysis.

Other Real Estate Owned and In-Substance Foreclosures

Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance repossession. These properties are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure or transfer, establishing a new cost basis. Subsequent to foreclosure or transfer, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Any write-down from cost to estimated fair value required at the time of foreclosure or classification as in-substance foreclosure is charged to the allowance for loan losses. Expenses incurred in connection with maintaining these assets, subsequent write-downs and gains or losses recognized upon sale are included in other expense.

The Bank classifies commercial loans as in-substance repossessed or foreclosed if the Bank receives physical possession of the debtor’s assets regardless of whether formal foreclosure proceedings take place. An in-substance repossession or foreclosure occurs, and the Bank is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan upon either: (1) obtaining legal title to the residential real estate property upon completion of a foreclosure; or

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

2.	Accounting Policies (Continued)

(2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement.

Advertising

The Bank directly expenses costs associated with advertising as they are incurred.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Assets and liabilities are established for uncertain tax positions taken or positions expected to be taken in income tax returns when such positions are judged to not meet the “more-likely-than-not” threshold, based upon the technical merits of the position. Estimated interest and penalties, if applicable, related to uncertain tax positions are included as a component of income tax expense.

The Bank has evaluated the positions taken on its tax returns filed and the potential impact on its tax status as of December 31, 2021. The Bank has concluded no uncertain income tax positions exist at December 31, 2021.

Retirement Plan

It is the Bank’s policy to fund pension plan costs in the year of accrual.

Risk and Uncertainties

On March 11, 2020, the World Health Organization declared the spread of the COVID-19 virus a pandemic. The continued spread of COVID-19 has caused disruptions in the national and local economies and across a variety of industries due in part to public health measures implemented by state and local governments and the resulting sustained economic uncertainty. These issues have affected the financial markets including a significant decline in market interest rates and volatility in the securities market. Despite the many government stimulus programs introduced during the pandemic, the extent of any prolonged impact to the economy could adversely affect the ability of the Bank’s borrowers to satisfy their obligations, decrease the demand for loans, disrupt banking operations, impact liquidity, or cause a decline in collateral values. While management has taken measures to mitigate the impact of the pandemic, such as temporary branch closures and remote working, and participation in government stimulus programs, the long-term impact to the Bank remains uncertain.

Most of the Bank’s business activity is with customers located within the greater Boston area. The majority of the Bank’s loan portfolio is comprised of loans collateralized by real estate located in the greater Boston area.

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

2.	Accounting Policies (Continued)

Revenue Recognition

The Bank recognizes revenue in accordance with Accounting Standards Codification (ASC) Topic 606: Revenue from Contracts with Customers. The Bank’s principal revenue streams come from interest and dividend income and mortgage banking activities – which are specifically excluded from the scope of Topic 606. Revenue streams within the scope of Topic 606 such as customer service and account maintenance fees, deposit charges, ATM interchange and other transaction fees represent an immaterial percentage of total revenue and are recognized when the Bank’s performance obligations have been satisfied.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this ASU affect entities holding financial assets and net investments in leases that are not accounted for at fair value through net income. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in this ASU replace the incurred loss impairment methodology in current U.S. GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. This ASU also requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of a reporting entity’s portfolio. Additionally, this ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The Bank intends to adopt this ASU effective January 1, 2023. An entity will apply the amendments in this Update through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). The Bank does not intend to early adopt. To date, the Bank has been assessing the key differences and gaps between its current allowance methodology with those it is considering to use upon adoption. This has included assessing the adequacy of existing data and finalizing a vendor selection for a loss model. The Bank expects to validate its model and execute a parallel run beginning in the second half of 2022.

In August 2018, the FASB issued ASU 2018-14, Compensation – Retirement Benefits-Defined Benefit Plans – General (Subtopic 715-20): Disclosure Framework – Changes to the Disclosure Requirements for Defined Benefit Plans. The amendments in this ASU remove disclosures that no longer are considered beneficial, clarify the specific requirements of disclosures, and add disclosures identified as relevant.

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

2.	Accounting Policies (Continued)

Although narrow in scope, the amendments are considered an important part of FASB’s efforts to improve the effectiveness of disclosures in the notes to financial statements by applying concepts in the Concepts Statement. The amendment became effective on December 31, 2021 for the Bank. The adoption of this ASU did not have a material effect on the Bank’s consolidated financial statements.

3.	Investments in Securities

Investments in securities have been classified in the consolidated balance sheets according to management’s intent. The amortized cost basis of securities and their approximate fair values are as follows as of December 31:

Held-to-maturity:	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
		(In Thousands)
2021
Debt securities issued by U.S. government-sponsored enterprises	$10,107	$75	$(142)	$10,040
Mortgage-backed securities	44,818	311	(492)	44,637
Corporate bonds	10,646	233	—	10,879

Total held-to-maturity securities	$65,571	$619	$(634)	$65,556

2020
Debt securities issued by U.S. government-sponsored enterprises	$10,123	$207	$—	$10,330
Mortgage-backed securities	32,168	835	(17)	32,986
Corporate bonds	10,678	732	—	11,410

Total held-to-maturity securities	$52,969	$1,774	$(17)	$54,726

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

3.	Investments in Securities (Continued)

Available-for-sale	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
		(In Thousands)
2021
Debt securities
Corporate bonds	$4,990	$20	$—	$5,010

Total available-for-sale securities	$4,990	$20	$—	$5,010

2020
Debt securities
Corporate bonds	$4,992	$45	$—	$5,037

Total available-for-sale securities	$4,992	$45	$—	$5,037

The actual maturities of certain available for sale or held to maturity securities may differ from the contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. A schedule of the contractual maturities of available for sale and held to maturity securities as of December 31, 2021 is presented below:

	Available- for-sale	Held-to-maturity
	Fair Value	Amortized Cost Basis	Fair Value

	(In Thousands)
Within 1 year	$—	$—	$—
After 1 year through 5 years	5,010	11,905	11,868
After 5 years through 10 years	—	13,009	13,298
After 10 years	—	40,657	40,390

Total	$5,010	$65,571	$65,556

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

3.	Investments in Securities (Continued)

There were no sales of securities during the years ended December 31, 2021 and 2020.

There were no securities pledged as of December 31, 2021 and 2020.

There were no securities of issuers whose aggregate carrying amount exceeded 10% of equity as of December 31, 2021 and 2020.

The aggregate fair value and unrealized losses of securities that have been in a continuous unrealized loss position for less than twelve months and for twelve months or more, and are not other-than-temporarily impaired, are as follows as of December 31:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

			(In Thousands)
2021
Held-to-maturity
Debt securities issued by U.S. government-sponsored enterprises	$2,919	$73	$2,520	$69	$5,439	$142
Mortgage-backed securities	28,643	376	4,259	116	32,902	492

Total temporarily impaired securities	$31,562	$449	$6,779	$185	$38,341	$634

2020
Held-to-maturity
Mortgage-backed securities	$2,796	$17	$—	$—	$2,796	$17

Total temporarily impaired securities	$2,796	$17	$—	$—	$2,796	$17

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.

At December 31, 2021, seventeen mortgage backed securities and two debt securities issued by U.S government sponsored enterprises had unrealized losses with aggregate depreciation of 1.47% and 2.54%, respectively, from the Bank’s amortized cost basis. These unrealized losses relate to changes in market interest rates since acquiring the securities. As management has the intent and ability to hold debt securities until maturity, no declines are deemed to be other-than-temporary.

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

4.	Loans

Loans consisted of the following as of December 31:

	2021	2020

	(In Thousands)
Real estate loans:
Residential	$259,673	$231,756
Multi-family	59,517	37,955
Commercial	99,953	95,544
Home equity lines of credit and loans	26,050	29,360
Construction	70,668	66,202

Total mortgage loans	515,861	460,817
Other loans:
Commercial	5,439	10,053
Consumer	500	423

Total other loans	5,939	10,476

Total loans	521,800	471,293
Allowance for loan losses	(4,236)	(3,876)
Net deferred loan fees	(433)	(258)

Net loans	$517,131	$467,159

Certain directors and executive officers of the Bank and companies in which they have a significant ownership interest are also customers of the Bank. Total outstanding loan balances to such persons and their companies amounted to $1,257,000 and $1,268,000 as of December 31, 2021 and 2020, respectively. The following table sets forth the activity for the years ended December 31:

	2021	2020

	(In Thousands)
Beginning balance	$1,268	$4,245
Advances	887	351
Paydowns	(898)	(3,328)

Ending balance	$1,257	$1,268

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

4.	Loans (Continued)

The following tables set forth information regarding the allowance for loan losses as of and for the years ended December 31:

	Real Estate
				Home Equity
	Residential	Multi-family	Commercial	Lines of Credit and Loans	Construction	Commercial	Consumer	Unallocated	Total
					(In Thousands)
2021
Allowance for loan losses
Beginning balance	$1,167	$266	$1,175	$208	$802	$103	$4	$151	$3,876
Charge-offs	—	—	—	—	—	—	(1)	—	(1)
Recoveries	—	—	—	—	—	—	1	—	1
Provision (benefit)	104	151	(76)	(23)	53	(43)	(2)	196	360

Ending balance	$1,271	$417	$1,099	$185	$855	$60	$2	$347	$4,236

Ending balance:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	1,271	417	1,099	185	855	60	2	347	4,236

Total allowance for loan losses ending balance	$1,271	$417	$1,099	$185	$855	$60	$2	$347	$4,236

Loans
Ending balance:
Individually evaluated for impairment	$883	$—	$—	$99	$—	$—	$—	$—	$982
Collectively evaluated for impairment	258,790	59,517	99,953	25,951	70,668	5,439	500	—	520,818

Total allowance for loan losses ending balance	$259,673	$59,517	$99,953	$26,050	$70,668	$5,439	$500	$—	$521,800

	Real Estate
				Home Equity
	Residential	Multi-family	Commercial	Lines of Credit and Loans	Construction	Commercial	Consumer	Unallocated	Total
2020
Allowance for loan losses
Beginning balance	$1,054	$256	$1,084	$212	$674	$30	$9	$264	$3,583
Charge-offs	—	—	—	—	—	(1)	—	—	(1)
Recoveries	—	—	—	—	—	1	—	—	1
Provision (benefit)	113	10	91	(4)	128	73	(5)	(113)	293

Ending balance	$1,167	$266	$1,175	$208	$802	$103	$4	$151	$3,876

Ending balance:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	1,167	266	1,175	208	802	103	4	151	3,876

Total allowance for loan losses ending balance	$1,167	$266	$1,175	$208	$802	$103	$4	$151	$3,876

Loans
Ending balance:
Individually evaluated for impairment	$599	$—	$969	$99	$—	$4	$—	$—	$1,671
Collectively evaluated for impairment	231,157	37,955	94,575	29,261	66,202	10,049	423	—	469,622

Total allowance for loan losses ending balance	$231,756	$37,955	$95,544	$29,360	$66,202	$10,053	$423	$—	$471,293

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

4.	Loans (Continued)

The following tables set forth information regarding nonaccrual loans and past-due loans as of December 31:

							90 Days
							or More
							Past Due	Non-
	30-59	60-89	90 +	Total	Total	Total	and	accrual
	Days	Days	Days	Past Due	Current	Loans	Accruing	Loans

				(In Thousands)
2021
Real estate loans:
Residential	$—	$88	$817	$905	$258,768	$259,673	$—	$883
Multi-family	—	—	—	—	59,517	59,517	—	—
Commercial	—	—	—	—	99,953	99,953	—	—
Home equity lines of credit and loans	99	—	—	99	25,951	26,050	—	99
Construction	—	—	—	—	70,668	70,668	—	—
Other loans:
Commercial	—	—	—	—	5,439	5,439	—	—
Consumer	1	—	—	1	499	500	—	—

	$100	$88	$817	$1,005	$520,795	$521,800	$—	$982

2020
Real estate loans:
Residential	$—	$430	$243	$673	$231,083	$231,756	$—	$599
Multi-family	—	—	—		37,955	37,955	—	—
Commercial	778	224	—	1,002	94,542	95,544	—	969
Home equity lines of credit and loans	—	—	—	—	29,360	29,360	—	99
Construction	—	—	—	—	66,202	66,202	—	—
Other loans:
Commercial	—	—	—	—	10,053	10,053	—	4
Consumer	1	—	—	1	422	423	—	—

	$779	$654	$243	$1,676	$469,617	$471,293	$—	$1,671

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

4.	Loans (Continued)

Information about loans that meet the definition of an impaired loan in Accounting Standards Codification (ASC) 310-10-35 is as follows as of and for the years ended December 31:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

	(In Thousands)
2021
With no related allowance recorded:
Real estate loans:
Residential	$883	$883	$—	$1,172	$32
Multi-family	—	—	—	—	—
Commercial	—	—	—	513	34
Home equity lines of credit and loans	99	99	—	99	3
Construction	—	—	—	—	—
Other loans:
Commercial	—	—	—	2	—

Total impaired with no related allowance	982	982	—	1,786	69
With an allowance recorded:
Real estate loans:
Residential	—	—	—	—	—
Multi-family	—	—	—	—	—
Commercial	—	—	—	—	—
Construction	—	—	—	—	—
Other loans:
Commercial	—	—	—	—	—

Total impaired with a related allowance	—	—	—	—	—
Total
Real estate loans:
Residential	883	883	—	1,172	32
Multi-family	—	—	—	—	—
Commercial	—	—	—	513	34
Home equity lines of credit and loans	99	99	—	99	3
Construction	—	—	—	—	—
Other loans:
Commercial	—	—	—	2	—

Total impaired loans	$982	$982	$—	$1,786	$69

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

4.	Loans (Continued)

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

	(In Thousands)
2020
With no related allowance recorded:
Real estate loans:
Residential	$599	$599	$—	$752	$42
Multi-family	—	—	—	—	—
Commercial	969	969	—	736	70
Home equity lines of credit and loans	99	99	—	83	5
Construction	—	—	—	—	—
Other loans:
Commercial	4	4	—	3	—

Total impaired with no related allowance	1,671	1,671	—	1,574	117
With an allowance recorded:
Real estate loans:
Residential	—	—	—	—	—
Multi-family	—	—	—	—	—
Commercial	—	—	—	—	—
Construction	—	—	—	—	—
Other loans:
Commercial	—	—	—	—	—

Total impaired with a
related allowance	—	—	—	—	—
Total
Real estate loans:
Residential	599	599	—	752	42
Multi-family	—	—	—	—	—
Commercial	969	969	—	736	70
Home equity lines of credit and loans	99	99	—	83	5
Construction	—	—	—	—	—
Other loans:
Commercial	4	4	—	3	—

Total impaired loans	$1,671	$1,671	$—	$1,574	$117

The Bank classifies loan modifications as TDRs when a borrower is experiencing financial difficulties and it has granted a concession to the borrower. All TDRs, regardless of size, are evaluated for impairment individually to determine the probable loss content and are assigned a specific loan allowance, if deemed appropriate, in the determination of the allowance for loan losses. The financial effects of TDRs are reflected in the components that comprise the allowance for loan losses in either the amount of charge-offs or loan loss provision and ultimate allowance level.

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

4.	Loans (Continued)

During the year ended December 31, 2021 and 2020, there were no loans that were modified in a troubled debt restructuring.

During the years ended December 31, 2021 and 2020, there were no loans modified as TDR loans that subsequently defaulted within one year of the modification.

As of December 31, 2021 and 2020, there were no commitments to lend additional funds to borrowers whose loans were modified as troubled debt restructurings.

The Bank has granted COVID-19 related loan modifications in accordance with the provisions of Section 4013 of the CARES Act. These modifications generally included payment deferrals of principal and/or interest for a period of time with the deferred interest either capitalized to the loan amount or due as a balloon payment at maturity. As of December 31 2021, there were no loans that were still subject to a COVID-19 related loan modification agreement. As of December 31, 2020, three loans amounting to $1,286,000 were subject to a COVID-19 related loan modification agreement. For loans that were subject to a COVID-19 related modification, interest income continued to accrue on such modifications and was recognized during the deferral period. Loans were not considered to be delinquent provided the borrower complied with the modified terms of the agreement.

The following tables present the Bank’s loans by risk rating as of December 31:

	Real Estate
	Residential	Multi- Family	Commercial	Home Equity Lines of Credit and Loans	Construction	Commercial	Consumer	Total

				(In Thousands)
2021
Grade:
Pass	$34,613	$59,517	$99,953	$624	$64,623	$5,339	$—	$264,669
Special mention	970	—	—	99	394	100	—	1,563
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loans not formally rated	224,090	—	—	25,327	5,651	—	500	255,568

	$259,673	$59,517	$99,953	$26,050	$70,668	$5,439	$500	$521,800

2020
Grade:
Pass	$33,581	$37,955	$95,544	$5,890	$48,561	$9,953	$—	$231,484
Special mention	1,072	—	—	99	10,292	100	—	11,563
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Loans not formally rated	197,103	—	—	23,371	7,349	—	423	228,246

	$231,756	$37,955	$95,544	$29,360	$66,202	$10,053	$423	$471,293

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

4.	Loans (Continued)

Credit Quality Information

The Bank utilizes a seven grade internal loan rating system for multi-family and commercial real estate, construction, commercial loans and certain residential and home equity lines of credit and loans as follows:

Loans rated 1 – 3: Loans in these categories are considered “pass” rated loans with low to average risk.

Loans rated 4: Loans in this category are considered “special mention.” These loans are starting to show signs of potential weakness and are being closely monitored by management.

Loans rated 5: Loans in this category are considered “substandard.” Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. There is a distinct possibility that the Bank will sustain some loss if the weakness is not corrected.

Loans rated 6: Loans in this category are considered “doubtful.” Loans classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

Loans rated 7: Loans in this category are considered uncollectible (loss) and of such little value that their continuance as loans is not warranted.

On an annual basis, or more often if needed, the Bank formally reviews the ratings on all commercial and industrial loans with aggregate potential outstanding balances of $500,000 or more, and all other commercial loans (including multi-family and construction loans as well as residential and home equity lines of credit and loans to commercial borrowers) with aggregate potential outstanding balances of $750,000 or more. For all other loans, the Bank initially assesses credit quality based upon the borrower’s ability to pay and subsequently monitors these loans based on the borrower’s payment activity.

There was one consumer mortgage loan in the amount of $243,000 that was secured by residential real estate in the process of foreclosure as of December 31, 2021 and December 31, 2020.

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

5.	Premises and Equipment

The following is a summary of premises and equipment as of December 31:

	2021	2020

	(In Thousands)
Banking premises:
Land	$594	$594
Buildings and improvements	5,718	5,718
Leasehold improvements	240	240
Furniture and equipment	1,380	1,335

	7,932	7,887
Accumulated depreciation and amortization	(4,148)	(3,907)

	$3,784	$3,980

Depreciation and amortization expense for the years ended December 31, 2021 and 2020 amounted to $300,000 and $350,000, respectively.

6.	Deposits

The aggregate amount of time deposit accounts in denominations that meet or exceed the Federal Deposit Insurance Corporation (FDIC) insurance limit (currently $250,000) at December 31, 2021 and 2020 was $88,836,000 and $98,895,000, respectively.

The aggregate amount of brokered time deposits at December 31, 2021 and 2020 was $19,868,000 and $9,911,000, respectively. All brokered time deposits are in denominations less than $250,000.

For time deposits as of December 31, 2021, the scheduled maturities for each of the following years ended December 31 are (in thousands):

2022	$144,291
2023	45,628
2024	6,043
2025	3,658
2026	17,276
Thereafter	9,924

Total	$226,820

As of December 31, 2021, the Bank had one depositor with aggregate deposits of $27,411,000, or 4.8% of total deposits. As of December 31, 2020, the Bank had one depositor with aggregate deposits of $27,329,000, or 5.6% of total deposits.

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

7.	Federal Home Loan Bank Advances

Advances consist of funds borrowed from the Federal Home Loan Bank of Boston (FHLB).

Maturities of advances from the FHLB for the years ending after December 31, 2021 and December 31, 2020 are summarized as follows (in thousands):

2021			2020
Stated Maturity	Total Outstanding	Weighted Average Contractual Rate	Stated Maturity	Total Outstanding	Weighted Average Contractual Rate
2022	$—	—%	2021	$13,000	0.96%
2023	—	—%	2022	—	—%
2024	5,000	1.69%	2023	—	—%
2025	—	—%	2024	5,000	1.69%
2026	4,000	0.82%	2025	—	—%

Total	$9,000	1.30%	Total	$18,000	1.16%

Borrowings from the FHLB are secured by a blanket lien on qualified collateral, consisting primarily of loans with first mortgages secured by one-to-four family properties and other qualified assets.

At December 31, 2021 and 2020, the interest rates on FHLB advances ranged from 0.82% to 1.69% and 0.36% to 2.93%, respectively. At December 31, 2021 and 2020, the weighted average interest rate on FHLB advances was 1.30% and 1.16%, respectively.

At December 31, 2021 and 2020, the Bank had a $2,199,000 line of credit established with the FHLB. There were no advances on this line. The available borrowing capacity with the FHLB was $112,450,000 as of December 31, 2021 and $82,100,000 as of December 31, 2020.

8.	Employee Benefit Plans

Pension Plans

Defined Benefit Plan

The Bank provides pension benefits for its employees through membership in the Defined Benefit Plan of the Co-operative Banks Employees Retirement Association (CBERA) (the Plan). The Plan is a multi-employer plan whereby the contributions by each bank are not restricted to provide benefits to the employees of the contributing bank. Each employee reaching the age of 21 and having completed at least one year of service automatically becomes eligible to participate in the Plan. Participants become vested after completion of six years of eligible service. The required disclosures follow:

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

8.	Employee Benefit Plans (Continued)

At the December 15, 2021 Bank Board of Directors meeting, the Directors voted to freeze benefit accruals and withdraw from the CBERA Plan as of April 30, 2022. The Bank recorded a liability as of December 31, 2021 and a related expense, each in the amount of $2,001,000, related to this withdrawal.

Name of Plan:	The Defined Benefit Plan (Plan C) of the CBERA Retirement Program

Plan’s Tax ID #:	04-6035593

Plan Number:	334

Plan Year End:	December 31, 2021	December 31, 2020

Actuarial Valuation	January 1, 2021	January 1, 2020

FTAP:	140.9% (Green)	120.2% (Green)

(Funded Target Attainment Percentage)

Employer Plan Year Contributions:	$434,000	$343,000

	Did Exceed 5% of	Did Not Exceed 5% of

	total plan contributions	total plan contributions

Funding Improvement:	The Bank was not subject to any specific minimum contributions other than amounts, determined by the Trustees of the Plan, that maintain the funded status of the Plan in accordance with the requirements of the Pension Protection Act and Employee Retirement Income Security Act.

401(k) Plan

In addition to the defined benefit plan, the Bank has adopted a savings plan which qualifies under Section 401(k) of the Internal Revenue Code and provides for voluntary contributions by participating employees ranging from one percent to fifty percent of their compensation, subject to certain limitations based on federal tax laws. The Bank makes matching contributions equal to 100% of each employee’s voluntary contributions, up to seven percent of the employee’s compensation.

Total pension expense related to the defined benefit and 401(k) plans for the years ended December 31, 2021 and 2020 amounted to $2,798,000 and $566,000, respectively. Pension expense for 2021 includes the accrual of $2,001,000 related to the withdrawal liability for the CBERA pension plan.

Employee Incentive Plan

The Bank provides an employee incentive plan which is approved annually by the Board of Directors, based on various factors. The employee incentive plan expense for the years ended December 31, 2021 and 2020 amounted to $662,000 and $488,000, respectively.

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

8.	Employee Benefit Plans (Continued)

Supplemental Executive Retirement Plan (SERP)

The Bank formed a SERP for certain executive officers. This plan provides nonfunded retirement benefits designed to supplement benefits available through the Bank’s retirement plan for employees.

Director Fee Continuation Plan (DFCP)

Effective January 1, 2017, the Bank established a Director Fee Continuation Plan which provides supplemental retirement benefits for directors. Under the DFCP, individuals who are directors as of the effective date of the DFCP are 100% vested in their benefits. Individuals who become directors after the effective date shall be fully vested in their accounts after having served on the Board of Directors for twelve years.

The following tables set forth information about the SERP and DFCP as of December 31 and the years then ended:

	2021		2020
	SERP	DFCP	SERP	DFCP

		(In Thousands)
Change in projected benefit obligation:
Benefit obligation at beginning of year	$1,539	$822	$1,458	$714
Service cost	18	105	16	68
Interest cost	29	12	40	18
Actuarial (gain) loss	(49)	(108)	125	62
Benefits paid	(100)	(40)	(100)	(40)

Benefit obligation at end of year	$1,437	$791	$1,539	$822

Funded status	$(1,437)	$(791)	$(1,539)	$(822)

Amounts recognized in accumulated other comprehensive loss as of December 31, 2021 and 2020, before tax effect, consist of:

	2021		2020
	SERP	DFCP	SERP	DFCP

	(In Thousands)
Unrecognized net actuarial loss	$75	$60	$207	$227

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

8.	Employee Benefit Plans (Continued)

The accumulated benefit obligation and unfunded status of the SERP was $1,437,000 and $1,539,000 at December 31, 2021 and 2020, respectively, and is classified within “other liabilities” in the accompanying consolidated balance sheet. The accumulated benefit obligation and unfunded status of the DFCP was $791,000 and $822,000 at December 31, 2021 and 2020, respectively, and is classified within “other liabilities” in the accompanying consolidated balance sheet.

Assumptions used to determine the benefit obligation at December 31 are as follows:

	2021		2020
	SERP	DFCP	SERP	DFCP
Discount rate	2.42%	2.15%	1.95%	1.57%
Rate of increase in compensation levels	N/A	N/A	N/A	N/A

Components of net periodic cost and other comprehensive (income) loss for the years ended December 31 are as follows:

	2021		2020
	SERP	DFCP	SERP	DFCP

	(In Thousands)
Components of net periodic cost
Service cost	$18	$105	$16	$68
Interest cost	29	12	40	18
Amortization of net actuarial loss	83	59	33	15
Amortization of prior service cost	—	—	88	—

Net periodic cost	$130	$176	$177	$101

Other changes in benefit obligations recognized as other comprehensive (income) loss:
Net actuarial (gain) loss	(49)	(108)	125	62
Amortization of prior service cost	—	—	(88)	—
Amortization of net actuarial loss	(83)	(59)	(33)	(15)

Total other comprehensive (income) loss	$(132)	$(167)	$4	$47

Total net periodic cost and other comprehensive (income) loss	$(2)	$9	$181	$148

The components of net periodic benefit cost other than the service cost component are included in the line item “other expense” in the income statement.

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

8.	Employee Benefit Plans (Continued)

Assumptions used to determine the net periodic cost for years ended December 31 are as follows:

	2021		2020
	SERP	DFCP	SERP	DFCP
Discount rate	1.95%	1.59%	2.85%	2.59%
Rate of increase in compensation levels	N/A	N/A	N/A	N/A

Estimated future benefit payments, which reflect expected future service, as appropriate, as of December 31, 2021 are as follows (in thousands):

	2021
	SERP	DFCP
2022	$100	$40
2023	105	60
2024	110	60
2025	110	100
2026	109	100
Years 2027 through 2031	525	460

Supplemental Executive Retirement Agreement

On January 1, 2018, the Bank entered into a supplemental executive retirement agreement with an executive officer whereby the Bank is obligated to provide post-retirement salary continuation benefits equal to 60% of the executive officer’s final average compensation, as defined. Benefits are 100% vested, commence upon retirement, and are payable based on a ten-year certain and life annuity. The liability for the Plan amounted to $2,332,000 and $1,463,000 as of December 31, 2021 and 2020, respectively. The expense recognized for the Plan for the years ended December 31, 2021 and 2020 amounted to $869,000 and $593,000, respectively.

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

9.	Income Taxes

The components of income tax expense are as follows for the years ended December 31:

	2021	2020

	(In Thousands)
Current:
Federal	$1,757	$1,472
State	789	635

	2,546	2,107
Deferred:
Federal	(759)	(298)
State	(358)	(136)

	(1,117)	(434)

Total income tax expense	$1,429	$1,673

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows for the years ended December 31:

	2021	2020
	% of	% of
	Income	Income
Statutory tax rates	21.0%	21.0%
Increase (decrease) in tax resulting from:
State tax, net of federal tax benefit	6.2	6.0
Bank-owned life insurance	(1.4)	(1.5)
Other, net	0.3	0.1

Effective tax rates	26.1%	25.6%

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

9.	Income Taxes (Continued)

The Bank had gross deferred tax assets and gross deferred tax liabilities as follows as of December 31:

	2021	2020

	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$1,257	$1,142
Employee benefit plans	1,970	966
Unrecognized employee benefit costs under ASC 715-10	38	122
Interest on non-performing loans	8	23
Net deferred loan fees	—	3

Gross deferred tax assets	3,273	2,256
Deferred tax liabilities:
Depreciation	(280)	(312)
Net deferred loan costs	(16)	—
Net unrealized holding gain on available-for-sale securities	(6)	(13)

Gross deferred tax liabilities	(302)	(325)

Net deferred tax asset	$2,971	$1,931

The federal income tax reserve for loan losses at the Bank’s base year amounted to $1,876,000 as of December 31, 2021 and 2020. If any portion of the reserve is used for purposes other than to absorb the losses for which it was established, approximately 150% of the amount actually used (limited to the amount of the reserve) would be subject to taxation in the year it is used. As the Bank intends to use the reserve only to absorb loan losses, a deferred income tax liability of approximately $527,000 has not been provided as of December 31, 2021 and 2020.

10.	Related Party Transactions

During 2018, the Bank entered into a lease agreement with a related party for office space. The initial lease term expires in February 2023 and contains a five year option to extend, as well as a cancellation clause permitting the Bank to cancel the lease anytime during the initial term with sixty days’ notice. Annual rent is $48,000, payable monthly, not including an annual tenant improvement credit of $18,000 during the original term. The Bank is responsible for a portion of common area charges, as well as other customary leasehold costs. Net annual rental payments amounted to $28,000 and $32,000 for 2021 and 2020, respectively. In February of 2022, the lease was amended to replace the five year option to extend with three options to extend the term of two years, two years and one year. In addition, a new lease agreement was entered into with the related party for additional office space. The initial lease term expires in February 2023 and contains three options to extend the term of two years, two years and one year. Annual rent is $21,000, payable monthly. The Bank is responsible for a portion of common area charges, as well as other customary leasehold costs.

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

11.	Fair Value Measurements

ASC 820-10, Fair Value Measurement – Overall, provides a framework for measuring fair value under U.S. GAAP. This guidance also allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis.

In accordance with ASC 820-10, the Bank groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 – Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 – Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities.

Level 3 – Valuations for assets and liabilities that are derived from other methodologies, including option pricing models, discounted cash flow models and similar techniques, and are not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets and liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Bank’s financial assets and financial liabilities carried at fair value for December 31, 2021 and 2020.

The Bank’s investment in debt instruments available for sale is generally classified within Level 2 of the fair value hierarchy. For those securities, the Bank obtains fair value measurements from independent pricing services. The fair value measurements consider observable data that considers standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data.

The Bank’s impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using appraisals of similar properties obtained from a third party, and are adjusted for selling costs. These appraised values may be discounted based on management’s historical knowledge, expertise, or changes in the market conditions from time of valuation. For Level 3 inputs, fair values are based upon management’s estimates of the value of the underlying collateral or the present value of the expected cash flows.

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

11.	Fair Value Measurements (Continued)

As of December 31, 2021 and 2020, the following summarizes assets measured at fair value on a recurring basis:

	Fair Value Measurements at Reporting Date Using
	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3

	(In Thousands)
2021
Corporate bonds	$5,010	$—	$5,010	$—

Total available for-sale-securities	$5,010	$—	$5,010	$—

2020
Corporate bonds	$5,037	$—	$5,037	$—

Total available for-sale-securities	$5,037	$—	$5,037	$—

.

Under certain circumstances, the Bank makes adjustments to its assets and liabilities although they are not measured at fair value on an ongoing basis.

As of December 31, 2021 and 2020, the Bank had no assets or liabilities for which a nonrecurring change in fair value had been recorded.

ASC Topic 825, “Financial Instruments,” requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis. The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non-recurring basis are discussed above. ASU 2016-01 requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. The exit price notion is a market-based measurement of fair value that is represented by the price to sell an asset or transfer a liability in the principal market (or most advantageous market in the absence of a principal market) on the measurement date. For December 31, 2021 and 2020, fair values of loans are estimated on an exit price basis incorporating discounts for credit, liquidity and marketability factors.

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

11.	Fair Value Measurements (Continued)

	December 31, 2021
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3

	(In Thousands)
Financial assets:
Cash and cash equivalents	52,975	52,975	52,975	—	—
Held-to-maturity securities	65,571	65,556	—	65,556	—
Federal Home Loan Bank stock	1,087	1,087	—	1,087	—
Loans, net	517,131	517,167	—	—	517,167
Loans held for sale	1,301	1,322	—	1,322	—
Accrued interest receivable	1,481	1,481	1,481	—	—
Bank-owned life insurance	14,135	14,135	—	14,135	—
Financial liabilities:
Deposits, other than certificates of deposit	344,911	344,911	—	344,911	—
Certificates of deposit	226,820	227,265	—	227,265	—
Federal Home Loan Bank advances	9,000	8,969	—	8,969	—
Accrued interest payable	39	39	39	—	—

	December 31, 2020
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3

	(In Thousands)
Financial assets:
Cash and cash equivalents	43,411	43,411	43,411	—	—
Held-to-maturity securities	52,969	54,726	—	54,726	—
Federal Home Loan Bank stock	1,418	1,418	—	1,418	—
Loans, net	467,159	468,547	—	—	468,547
Loans held for sale	441	448	—	448	—
Accrued interest receivable	1,820	1,820	1,820	—	—
Bank-owned life insurance	8,780	8,780	—	8,780	—
Financial liabilities:
Deposits, other than certificates of deposit	273,857	273,857	—	273,857	—
Certificates of deposit	217,541	220,480	—	220,480	—
Federal Home Loan Bank advances	18,000	18,227	—	18,227	—
Accrued interest payable	32	32	32	—	—

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

12.	Financial Instruments

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies but usually includes income producing commercial properties or residential real estate.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. As of December 31, 2021 and 2020, the maximum potential amount of the Bank’s obligation was $13,000 and $21,000, respectively, for standby letters of credit. The Bank’s outstanding letters of credit generally have a term of less than one year. If a letter of credit is drawn upon, the Bank may seek recourse through the customer’s underlying line of credit. If the customer’s line of credit is also in default, the Bank may take possession of the collateral, if any, securing the line of credit.

Amounts of financial instrument liabilities whose contract amounts represent off-balance sheet credit risk are as follows as of December 31:

	2021	2020

	(In Thousands)
Commitments to originate loans	$24,658	$30,539
Unadvanced funds on lines of credit	45,548	35,975
Unadvanced funds on construction loans	37,352	29,407
Letters of credit	13	21

	$107,571	$95,942

The Bank accrues for credit losses related to off-balance sheet financial instruments. Potential losses on off-balance sheet loan commitments are estimated using the same risk factors used to determine the allowance for loan losses. The allowance for off-balance sheet loan losses is recorded within other liabilities on the consolidated balance sheets and amounted to $235,000 and $187,000 as of December 31, 2021 and 2020, respectively.

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

13.	Significant Group Concentrations of Credit Risk

Most of the Bank’s business activity is with customers located within the Greater Boston area. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Bank’s loan portfolio is comprised of loans collateralized by real estate located in the Greater Boston area.

14.	Other Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities are reported as a separate component of the equity section of the consolidated balance sheets, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income (loss) and related tax effects are as follows for the years ended December 31:

	2021	2020

	(In Thousands)
Unrealized (losses) gains on securities:
Net unrealized holding (losses) gains on available-for-sale securities	$(25)	$45
Reclassification adjustment for realized gains in net income	—	—

	(25)	45
Income tax benefit (expense)	7	(13)

Net-of-tax amount	(18)	32
Net actuarial gain (loss) on SERP	49	(125)
Reclassification adjustment for amortization of prior service cost (1)	—	88
Reclassification adjustment for amortization of net actuarial loss (1)	83	33

Other comprehensive income (loss) related to SERP	132	(4)
Income tax (expense) benefit	(37)	1

Net-of-tax amount	95	(3)
Net actuarial gain (loss) on director fee continuation plan	108	(62)
Reclassification adjustment for amortization of net actuarial loss (2)	59	15

Other comprehensive income (loss) related to director fee continuation plan	167	(47)
Income tax (expense) benefit	(47)	13

Net-of-tax amount	120	(34)

Other comprehensive income (loss), net of tax	$197	$(5)

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

14.	Other Comprehensive Loss (Continued)

(1) Reclassification adjustments are comprised of amortization of unrecognized SERP costs. The amortization of unrecognized SERP costs has been reclassified out of accumulated other comprehensive loss and has affected certain lines in the consolidated statements of income as follows: the pre-tax amount is included in other expense; the tax benefit in the amounts of $23,000 and $34,000 for the years ended December 31, 2021 and 2020, respectively, is included in income tax expense; and the after-tax amount is included in net income.

(2) Reclassification adjustments are comprised of amortization of unrecognized Director Fee Continuation Plan (DFCP) costs. The amortization of unrecognized (DFCP) costs has been reclassified out of accumulated other comprehensive loss and has affected certain lines in the consolidated statements of income as follows: the pre-tax amount is included in other expense; the tax benefits in the amounts of $17,000 and $4,000 for the years ended December 31, 2021 and 2020, respectively, are included in income tax expense; and the after-tax amount is included in net income.

Accumulated other comprehensive loss as of December 31, 2021 and 2020 consists of unrecognized benefit costs, net of taxes, and unrealized holding gains on securities available for sale, net of tax, as follows:

	2021	2020

	(In Thousands)
Net unrealized holding gains on securities available-for-sale, net of tax	$14	$32
Unrecognized SERP costs, net of tax	(53)	(148)
Unrecognized director fee continuation plan costs, net of tax	(44)	(164)

Accumulated other comprehensive loss	$(83)	$(280)

15.	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Management believes, as of December 31, 2021, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2021, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, Common Equity Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

15.	Regulatory Matters (Continued)

The Bank’s actual capital amounts and ratios are also presented in the table as of December 31:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in Thousands)
2021
Total Capital (to risk-weighted assets)	$81,827	17.77%	$36,842	8.0%	$46,052	10.0%
Tier 1 Capital (to risk-weighted assets)	77,356	16.80	27,631	6.0	36,842	8.0
Common Equity Tier 1 Capital (to risk-weighted assets)	77,356	16.80	20,723	4.5	29,934	6.5
Tier 1 Capital (to average assets)	77,356	11.83	26,164	4.0	32,705	5.0
2020
Total Capital (to risk-weighted assets)	$77,377	18.13%	$34,147	8.0%	$42,684	10.0%
Tier 1 Capital (to risk-weighted assets)	73,314	17.18	25,611	6.0	34,147	8.0
Common Equity Tier 1 Capital (to risk-weighted assets)	73,314	17.18	19,208	4.5	27,745	6.5
Tier 1 Capital (to average assets)	73,314	12.78	22,941	4.0	28,676	5.0

In addition to the above minimum requirements, the Bank is subject to a Capital Conservation Buffer requirement of 2.5%. The requirement limits capital distributions and certain discretionary bonus payments to management if the Bank does not maintain the minimum Capital Conservation Buffer. At December 31, 2021, the Bank exceeded the minimum Capital Conservation Buffer.

16.	Subsequent Events

Events occurring after the balance sheet date are evaluated by management to determine whether such events should be recognized or disclosed in the consolidated financial statements. For the purposes of recognition and disclosure in these consolidated financial statements, management of the Bank has evaluated subsequent events through March 10, 2022, which is the date these consolidated financial statements were available to be issued.

On March 9, 2022, the Bank’s Board of Directors adopted a Plan of Conversion from Mutual Co-operative Bank to Stock Co-operative Bank (the “Plan”). The Plan is subject to the approval of various regulatory agencies. The Plan must also be approved by the affirmative vote of two-thirds of the Bank’s shareholders (i.e. depositors) present and voting at a regular or special meeting of such shareholders and, if required by the FDIC, upon the affirmative vote of a majority of all shareholders of the Bank.

Pursuant to the plan of conversion, Everett Co-operative Bank will convert from a Massachusetts mutual co-operative bank to a Massachusetts stock co-operative bank and become the wholly owned subsidiary of ECB Bancorp, Inc. a newly formed corporation under the laws of the State of Maryland. ECB Bancorp, Inc. will offer 100% of its common stock to eligible depositors of Everett Co-operative Bank in a

EVERETT CO-OPERATIVE BANK AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

16.	Subsequent Events (Continued)

subscription offering and, if necessary, to members of the general public through a community offering, with a preference given to residents of Middlesex County and Essex County, Massachusetts, and/or a syndicated community offering. In addition, the Bank’s Board of Directors will adopt an employee stock ownership plan (“ESOP”), which will subscribe for up to 10% of the common stock of the new holding company to be outstanding upon the completion of the reorganization and stock issuance. In addition to the shares that will be sold in the offering, the Bank will also contribute cash and stock to a charitable foundation that will be established in connection with the conversion, such contribution to consist of $600,000 in cash and 260,000 shares of common stock, for a total contribution of $3,200,000 based on the $10.00 per share purchase price.

The costs of the reorganization and common stock issuance will be deferred and deducted from the sales proceeds of the offering. If the transaction is unsuccessful, all deferred costs will be charged to current earnings. As of December 31, 2021, $76,000 of deferred reorganization and stock issuance costs had been deferred and capitalized.

There were no other subsequent events that require adjustments to or disclosure in the consolidated financial statements.

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by ECB Bancorp or Everett Co-operative Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of ECB Bancorp or Everett Co-operative Bank since any of the dates as of which information is furnished herein or since the date hereof.

(Proposed Holding Company for

Everett Co-operative Bank)

Up to 10,637,500 shares of

Common Stock

Par value $0.01 per share

(Subject to increase to up to 12,233,125 shares)

PROSPECTUS

May 13, 2022

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until June 15, 2022, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.